AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998

                                                REGISTRATION NO. 333-45633
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                      ----------------------------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------
                           SUNGARD DATA SYSTEMS INC.
            (Exact name of registrant as specified in its charter)
         DELAWARE                    7379                    51-0267091
                              (Primary Standard           (I.R.S. Employer
     (State or other      Industrial Classification     Identification No.)
     jurisdiction of             Code Number)
     incorporation or
      organization)

                           SUNGARD DATA SYSTEMS INC.
                              1285 DRUMMERS LANE
                           WAYNE, PENNSYLVANIA 19087
                                 610-341-8700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ----------------------------------
                          LAWRENCE A. GROSS, ESQUIRE
                      VICE PRESIDENT AND GENERAL COUNSEL
                           SUNGARD DATA SYSTEMS INC.
                              1285 DRUMMERS LANE
                           WAYNE, PENNSYLVANIA 19087
                                 610-341-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ----------------------------------
                                  COPIES TO:
       ARTHUR H. MILLER, ESQUIRE               DAVID SMALLEY, ESQUIRE
   BLANK ROME COMISKY & MCCAULEY LLP            DEBEVOISE & PLIMPTON
           ONE LOGAN SQUARE                         1 CREED COURT
   PHILADELPHIA, PENNSYLVANIA 19103                5 LUDGATE HILL
             215-569-5500                          LONDON EC4M 7AA
                                                   44-171-329-0779
                      ----------------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: The date of mailing of the within Offer Document to the shareholders of Rolfe & Nolan Plc.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

    THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

When considering what action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorized under the Financial Services Act 1986.

This Offer Document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or transferred all your holding of Rolfe & Nolan Shares, please forward this Offer Document and the accompanying Form of Acceptance and reply-paid envelope to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in, into or from Canada, Australia or Japan.

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                               RECOMMENDED OFFER

                                      BY

                             BROADVIEW ASSOCIATES

                                 ON BEHALF OF

                           SUNGARD DATA SYSTEMS INC.

                                      FOR

                               ROLFE & NOLAN PLC

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-------------------------------------------------------------------------------

The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed or transmitted in or into Canada, Australia or Japan.

A letter from the Chairman of Rolfe & Nolan recommending the Offer is set out on pages 5 to 8.

The procedure for acceptance is set out on pages 20 to 23 of this Offer Document and in the accompanying Form of Acceptance. To accept the Offer, the Form of Acceptance must be completed and returned as soon as possible, and in any event so as to be received no later than 3:00 p.m. (UK time) on 20 March, 1998.

See Appendix VIII for definitions of terms used in this Offer Document.

THE SHAREHOLDERS OF ROLFE & NOLAN ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS OFFER DOCUMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "INFORMATION REGARDING SUNGARD -- RISK FACTORS", BEGINNING ON PAGE 24.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER DOCUMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for SunGard and no-one else in connection with the Offer and will not be responsible to anyone other than SunGard for providing the protections afforded to customers of Broadview Associates or for giving advice in relation to the Offer. Broadview Associates will be acting through Broadview Associates LLC for the purposes of making the Offer in and into the United States.

Close Brothers, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Rolfe & Nolan and no-one else in connection with the Offer and will not be responsible to anyone other than Rolfe & Nolan for providing the protections afforded to customers of Close Brothers or for giving advice in relation to the Offer.

CERTAIN MARKET MAKERS ON THE LSE THAT ARE AFFILIATED WITH THE FINANCIAL ADVISERS TO ROLFE & NOLAN MAY ENGAGE IN "MARKET MAKING" TRANSACTIONS ON THE LSE IN ROLFE & NOLAN SHARES DURING THE PERIOD FROM THE ANNOUNCEMENT OF THE OFFER UNTIL THE END OF THE OFFER PERIOD. SUCH MARKET MAKERS HAVE RECEIVED FROM THE SEC NO-ACTION RELIEF FROM RULE 10B-13 UNDER THE EXCHANGE ACT IN ORDER TO ENGAGE IN SUCH ACTIVITIES. FURTHERMORE, SUNGARD, THE FINANCIAL ADVISERS TO ROLFE & NOLAN AND ANY ONE OR MORE OF THEIR AFFILIATES HAVE RECEIVED FROM THE SEC NO-ACTION RELIEF FROM RULE 10B-13 UNDER THE EXCHANGE ACT TO PURCHASE ROLFE & NOLAN SHARES, SUBJECT TO CERTAIN CONDITIONS, IN ANY PERIOD DURING WHICH THE OFFER REMAINS OPEN BUT AFTER SUNGARD SHALL HAVE BECOME ENTITLED TO APPLY THE PROVISIONS OF SECTIONS 428-430F OF THE COMPANIES ACT TO ACQUIRE COMPULSORILY ANY OUTSTANDING ROLFE & NOLAN SHARES.

                             AVAILABLE INFORMATION

SunGard has filed with the SEC the Registration Statement with respect to the offering of SunGard Common Stock to be issued in connection with the Offer. This Offer Document constitutes a part of the Registration Statement and, in accordance with the rules of the SEC, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

SunGard is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a WorldWide Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The site and this Registration Statement may be accessed at http: www.sec.gov. SunGard Common Stock is traded on the NYSE. In addition, such materials and other information concerning SunGard also can be inspected at the NYSE at 20 Broad Street, New York, New York, 10005. The Registration Statement may also be inspected at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN, England, during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

This Offer Document incorporates by reference certain documents that are not presented herein or delivered herewith. SunGard hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Offer Document is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available in the United States upon request from SunGard, 1285 Drummers Lane, Wayne, Pennsylvania 19087, USA, Attention: Investor Relations, telephone: 610-341-8700, and in the United Kingdom upon request from Norton Rose, Kempson House, Camomile Street, London EC3A 7AN, Attention: Mary Harmey, telephone: 0171-283-6000. In addition, such documents and information may also be inspected at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN, England during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.

The following documents filed by SunGard with the SEC are hereby incorporated by reference in this Offer Document: (1) SunGard's Annual Report on Form 10-K for the year ended December 31, 1996; (2) SunGard's Quarterly Report on Form 10-Q for the quarters ended March 30, 1997, June 30, 1997 and September 30, 1997; (3) SunGard's Definitive Proxy Statement in connection with its 1997 Annual Meeting of Shareholders; and (4) SunGard's Current Reports on Form 8-K dated October 27, 1997 and January 16, 1998.

All documents filed by SunGard pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Document and prior to the date on which the Offer becomes or is declared unconditional in all respects shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer Document to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offer Document except as so modified or superseded.

                               ----------------

                                RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, 1 per cent. or more of any relevant securities (as such term is defined on page V-4 of this Offer Document) is required, under the provisions of Rule 8 of the City Code, to notify the Company Announcements Office of the LSE, which will notify the Panel and the United Kingdom press, by no later than 12:00 noon on the business day following the date of the relevant transaction of every dealing in any relevant securities until the first closing date of the Offer or (if later) such time as the Offer becomes or is declared unconditional in all respects or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the City Code) of SunGard or Rolfe & Nolan in SunGard Common Stock or Rolfe & Nolan Shares until such time must also be disclosed. Please consult your legal counsel immediately if you believe Rule 8 may be applicable to you.

                               ----------------

                             FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, SunGard appearing in this Offer Document are presented in US dollars ($) and have been prepared in accordance with US GAAP. The extracts from the consolidated financial statements of, and other information about, Rolfe & Nolan appearing in this Offer Document are presented in pounds sterling ((Pounds)) and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in certain significant respects. As a result, and for the convenience of the reader, the financial information of Rolfe & Nolan used in the preparation of the pro forma information appearing in this Offer Document has been adjusted to comply with US GAAP and contains translations of pounds sterling amounts into US dollars at rates specified in "Information Regarding Rolfe & Nolan--Selected Rolfe & Nolan Financial Information." Such translations should not be construed as representations that the pounds sterling amounts represent, or have been, or could be converted into US dollars at that or any other rate. The mid-point of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK edition) effective on 4 February 1998, the last dealing date before the announcement of the Offer, was 1.6425 and effective on 18 February 1998, the last practicable date prior to the posting of this Offer Document, was 1.6413. The noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on these dates was
1.6580 and 1.6395, respectively. This information is provided for the convenience of the reader and may differ from the actual rates in effect during the periods covered by the Rolfe & Nolan financial information discussed herein. All US GAAP information for Rolfe & Nolan appearing in this Offer Document is unaudited.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
LETTER FROM THE CHAIRMAN OF ROLFE & NOLAN TO ROLFE & NOLAN SHAREHOLDERS...   5
OFFER LETTER FROM BROADVIEW ASSOCIATES TO ROLFE & NOLAN SHAREHOLDERS......   9
  1.Introduction..........................................................   9
  2.The Offer.............................................................   9
  3.Dealing Facility......................................................  11
  4.Financial Effects of the Offer........................................  11
  5.Rolfe & Nolan Share Option Schemes....................................  12
  6.Accounting Treatment..................................................  12
  7.Illustrative Comparative Per Share Data...............................  13
  8.Information Regarding SunGard.........................................  14
  9.Information Regarding Rolfe & Nolan...................................  14
  10.Background to and Reasons for the Offer..............................  15
  11.Employees............................................................  17
  12.Taxation.............................................................  17
  13.Procedure For Acceptance.............................................  20
  14.Settlement...........................................................  23
  15.Further Information..................................................  23
INFORMATION REGARDING SUNGARD.............................................  24
  1.Risk Factors..........................................................  24
  2.Preliminary Announcement of SunGard's 1997 Financial Results..........  26
  3.Recent Developments of SunGard........................................  26
  4.Selected Financial Information of SunGard.............................  28
INFORMATION REGARDING ROLFE & NOLAN.......................................  29
  1.Business..............................................................  29
  2.Selected Rolfe & Nolan Financial Information..........................  30
  3.Rolfe & Nolan Management's Discussion and Analysis of Financial
         Condition and Results of Operations..............................  31
  4.Nature of Trading Markets.............................................  33
  5.Market Risk...........................................................  33

                                      APPENDICES
 APPENDIX I    Conditions and Further Terms of the Offer..............      I-1
 APPENDIX II   SunGard Financial Statements...........................     II-1
 APPENDIX III  Rolfe & Nolan Financial Statements.....................    III-1
 APPENDIX IV   Certain Market and Dividend Information................     IV-1
 APPENDIX V    Additional Information.................................      V-1
 APPENDIX VI   Description of SunGard Capital Stock and Changes in the
                Rights of Rolfe & Nolan Shareholders..................     VI-1
 APPENDIX VII  Certain Provisions of The Companies Act................    VII-1
 APPENDIX VIII Definitions............................................   VIII-1

                                     LOGO

                   (Registered in England No. 1157638)

Registered Office:
Rolfe & Nolan Plc
Lowndes House
1/9 City Road
London
EC1Y 1AA

Directors:

   Tim M Hearley* (CHAIRMAN)
   Peter D Day (CHIEF EXECUTIVE)
   David A Battle
   Anthony G Biddle*
   Colin N Day*
   Stephen C Rapkin
   Paul K Wright
  * Non executive

20 February 1998

To Rolfe & Nolan Shareholders and, for information only, to participants in the Rolfe & Nolan Share Option Schemes

Dear Shareholder

RECOMMENDED OFFER BY SUNGARD FOR ROLFE & NOLAN

The boards of Rolfe & Nolan and SunGard announced on 5 February 1998 that they had agreed the terms of a recommended share for share offer to be made by Broadview Associates on behalf of SunGard for the whole of the share capital of Rolfe & Nolan. I am writing to explain the background to the Offer and the reasons why your directors consider that the terms of the Offer are fair and reasonable and, accordingly, why they unanimously recommend that you accept the Offer.

BACKGROUND TO AND REASONS FOR THE RECOMMENDATION

During its 16 years as a quoted company, Rolfe & Nolan has successfully developed its core business of providing software support for worldwide futures and options operations. In the year ended 28 February 1997 this business accounted for approximately 94 per cent. of the Rolfe & Nolan Group's turnover. The continuing increase in derivatives transaction volumes now provides the Rolfe & Nolan Group with substantial revenue and profit streams.

In 1993, Rolfe & Nolan recognised that the growing need for sophisticated systems to manage the global capital markets operations of international banking groups created a particularly attractive area into which to expand. For this purpose it acquired the rights to the Lighthouse system, which has been developed further over the last four years. Lighthouse is a high performance real-time trading and risk management product designed to support treasury derivatives trading operations. Throughout Rolfe & Nolan's development of Lighthouse, the Board has recognised the high level of investment needed to create technically complex systems able to operate across global markets. As Lighthouse has developed, it has become apparent that the lead times for achieving new sales are longer than originally anticipated and that the timing of sales is difficult to predict with accuracy. At the same time, the development costs of Lighthouse have continued to grow and now place an increasing strain on Rolfe &

Nolan's development and financial resources. As a result, the Board believes that a number of attractive opportunities to build on the Rolfe & Nolan Group's core future and options products and services are not being realised.

Although Rolfe & Nolan has recently signed a master agreement for Lighthouse with a leading US investment bank, the timing and the amounts of licence payments have yet to be agreed and will have an important influence on the Rolfe & Nolan Group's results for the year to 28 February 1998. The outcome for the year will depend substantially on being able to book this and certain other significant contract income against costs incurred in the financial year to date. In addition, the Board believes that the Offer may increase the risk that these contracts will not be concluded before year end. In the event that these contracts are not booked by 28 February 1998, the Board of Rolfe & Nolan believes that trading for the current financial year would be more likely to result in a loss than a profit for the Rolfe & Nolan Group. This would be a materially worse outcome than the current stock market expectations.

In the event that the Offer does not become or is not declared unconditional in all respects, the Board believes that as an independent company, Rolfe & Nolan would need a substantial further equity capital raising in the early part of 1998 to resource its continued development costs.

Against this background, the Board of Rolfe & Nolan has for some time been exploring the strategic options available to maximize shareholder value whilst managing risk.

Following an approach from SunGard in the Autumn of 1997, discussions have led to agreement on the terms of the Offer which your Board considers is fair and reasonable having in particular taken into account the constraints facing Rolfe & Nolan as an independent company.

The Board considers that SunGard represents a partner which has both the financial and development resources to enable Rolfe & Nolan to take full advantage of the opportunities available to it. The Board believes that the combination of Rolfe & Nolan's and SunGard's operations and the financial resources which SunGard can provide will result in a business better able to offer successful and highly competitive products to customers.

TERMS OF THE OFFER

The formal Offer, which is set out in the letter from Broadview Associates beginning on page 8 of this Offer Document, is being made on the following basis:

      FOR EACH ROLFE & NOLAN SHARE   A FRACTION OF A SHARE OF SUNGARD
                                     COMMON STOCK EQUIVALENT IN VALUE (ON
                                     THE BASIS DESCRIBED BELOW) TO 525P,
                                     SUBJECT TO THE MINIMUM AND MAXIMUM
                                     FRACTIONS REFERRED TO BELOW.

The exact fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share as consideration under the Offer will depend on the Final SunGard Price and the Final Exchange Rate. Such fraction will be calculated (rounded to 4 decimal places) by dividing 525p by the sterling equivalent in pence (calculated at the Final Exchange Rate) of the Final SunGard Price, subject to a maximum of 0.3100 of a share of SunGard Common Stock and a minimum of 0.2750 of a share of SunGard Common Stock.

Rolfe & Nolan Shareholders should note that this basis of calculation provides them with a certain degree of protection against a fall in the sterling equivalent value of the Offer in that changes in the market price of SunGard Common Stock prior to the day on which the Offer becomes or is declared unconditional in all respects will not affect the sterling equivalent value of the Offer, which will remain constant at 525p, unless:

-- the sterling equivalent of the Final SunGard Price is more than (Pounds)19.09 ($31.36 at the Illustrative Exchange Rate) in which case the sterling equivalent value of the Offer will rise; or

-- the sterling equivalent of the Final SunGard Price is less than (Pounds)16.94 ($27.82 at the Illustrative Exchange Rate) in which case the sterling equivalent value of the Offer will fall.

Based on the closing SunGard Common Stock price on the NYSE on 4 February 1998, the last dealing day before the announcement of the Offer, and the Illustrative Exchange Rate, the fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share would be 0.2765 and the sterling equivalent value of the Offer would be 525p per Rolfe & Nolan Share. This values the whole of Rolfe & Nolan at approximately (Pounds)71.2 million on a fully diluted basis. Based on the closing SunGard Common Stock price on the NYSE on 18 February 1998, the last practicable date prior to the posting of this Offer Document, (and the Illustrative Exchange Rate), the fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share would be 0.2750 and the sterling equivalent of the Offer would be 534p per Rolfe & Nolan Share. This values the whole of Rolfe & Nolan at approximately (Pounds)72.4 million on a fully diluted basis.

An Offer value of 525p per Rolfe & Nolan Share represents a premium of 45.8 per cent. over the closing middle market price of 360p per Rolfe & Nolan Share as derived from SEDOL on 4 February 1998, the last dealing day before the announcement of the Offer.

DEALING FACILITY

The New SunGard Common Stock will be traded on the NYSE but will not be listed or traded on the LSE. Since Rolfe & Nolan Shareholders may not be able to deal easily or economically in the US market, Rolfe & Nolan Shareholders will shortly receive information regarding a dealing facility developed by IRG Trustees Limited utilising the services of Merrill Lynch International. This arrangement will enable Rolfe & Nolan Shareholders who wish to sell all of their New SunGard Common Stock to deal through Merrill Lynch International at a competitive rate of commission.

UNDERTAKINGS TO ACCEPT THE OFFER

Your directors have given irrevocable undertakings to accept the Offer in respect of their entire beneficial holdings amounting in total to 1,020,020 Rolfe & Nolan Shares, representing approximately 7.7 per cent. of Rolfe & Nolan's issued share capital.

MANAGEMENT AND EMPLOYEES

The Board of SunGard has given assurances that the existing employment rights, including pension rights, of employees of the Rolfe & Nolan Group will be fully safeguarded.

ROLFE & NOLAN SHARE OPTION SCHEMES

The Offer extends to any Rolfe & Nolan Shares which are issued or unconditionally allotted while the Offer remains open for acceptance, including any such shares unconditionally allotted or issued as a result of the exercise of options under the Rolfe & Nolan Share Option Schemes. If the Offer becomes or is declared unconditional in all respects, under the rules of the Rolfe & Nolan Share Option Schemes all outstanding options will (irrespective of their date of grant) become exercisable.

To the extent that options under the Rolfe & Nolan Share Option Schemes are not exercised, and if the Offer becomes or is declared unconditional in all respects, SunGard will in due course make appropriate proposals reflecting the terms of the Offer to Optionholders.

ACTION TO BE TAKEN TO ACCEPT THE OFFER

The procedure for acceptance of the Offer is set out under "Procedure for Acceptance" in paragraph 13 of the letter from Broadview Associates included in this Offer Document. IN ORDER TO ACCEPT THE OFFER, YOU SHOULD RETURN YOUR COMPLETED FORM OF ACCEPTANCE IN ACCORDANCE WITH THE INSTRUCTIONS THEREON AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED NOT LATER THAN 3.00 P.M. ON 20 MARCH 1998.

TAXATION

Your attention is drawn to the discussion under "Taxation" in paragraph 12 of the letter from Broadview Associates included in this Offer Document. IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER.

RECOMMENDATION

YOUR DIRECTORS, WHO HAVE BEEN SO ADVISED BY CLOSE BROTHERS, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE DIRECTORS OF ROLFE & NOLAN, CLOSE BROTHERS HAS TAKEN INTO ACCOUNT THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF ROLFE & NOLAN.

YOUR DIRECTORS THEREFORE UNANIMOUSLY RECOMMEND YOU TO ACCEPT THE OFFER, AS THEY HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR ENTIRE BENEFICIAL HOLDINGS AMOUNTING TO 1,020,020 ROLFE & NOLAN SHARES, REPRESENTING APPROXIMATELY 7.7 PER CENT. OF THE ISSUED SHARE CAPITAL OF ROLFE & NOLAN.

AS WITH ANY INVESTMENT IN SHARES OF A HIGH TECHNOLOGY COMPANY, INCLUDING ROLFE & NOLAN, AN INVESTMENT IN SUNGARD COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ROLFE & NOLAN SHAREHOLDERS SHOULD HAVE REGARD TO THE FACTORS REFERRED TO UNDER "INFORMATION REGARDING SUNGARD--RISK FACTORS" BEGINNING ON PAGE 24 OF THIS OFFER DOCUMENT WHEN MAKING FUTURE INVESTMENT DECISIONS WITH RESPECT TO NEW SUNGARD COMMON STOCK.


                                Yours sincerely

                                  Tim Hearley
                                   Chairman

                         [BROADVIEW ASSOCIATES LOGO]

                                                           20 February 1998

To Rolfe & Nolan Shareholders and, for information purposes only, to participants in the Rolfe & Nolan Share Option Schemes

Dear Shareholder

                    RECOMMENDED OFFER FOR ROLFE & NOLAN PLC

1. INTRODUCTION

It was announced on 5 February 1998 that the Boards of SunGard and Rolfe & Nolan had reached agreement on the terms of a recommended share for share offer to be made by Broadview Associates on behalf of SunGard for the whole of the share capital of Rolfe & Nolan. This letter contains the formal offer from Broadview Associates on behalf of SunGard.

YOUR ATTENTION IS DRAWN TO THE LETTER FROM YOUR CHAIRMAN, TIM HEARLEY, BEGINNING ON PAGE 5 OF THIS OFFER DOCUMENT FROM WHICH YOU WILL SEE THAT THE BOARD OF ROLFE & NOLAN CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND UNANIMOUSLY RECOMMENDS ROLFE & NOLAN SHAREHOLDERS TO ACCEPT THE OFFER.

THE DIRECTORS OF ROLFE & NOLAN AND CERTAIN OTHER PERSONS ASSOCIATED WITH THEM HAVE GIVEN IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER IN RESPECT OF THEIR ENTIRE BENEFICIAL HOLDINGS AMOUNTING IN TOTAL TO 1,020,020 ROLFE & NOLAN SHARES, REPRESENTING APPROXIMATELY 7.7 PER CENT. OF ROLFE & NOLAN'S ISSUED SHARE CAPITAL.

The Offer is being made to all Rolfe & Nolan Shareholders, including United States persons. Accordingly, the Offer and this Offer Document are subject to the requirements of both the Panel and the SEC.

2.THE OFFER

  FINANCIAL TERMS

The Offer is being made on, and subject to, the terms and conditions set out in this Offer Document and the Form of Acceptance on the following basis:

      FOR EACH ROLFE & NOLAN SHARE   A FRACTION OF A SHARE OF SUNGARD
                                     COMMON STOCK EQUIVALENT IN VALUE (ON
                                     THE BASIS SET OUT BELOW) TO 525P,
                                     SUBJECT TO THE MINIMUM AND MAXIMUM
                                     FRACTIONS REFERRED TO BELOW.

The exact fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share as consideration under the Offer will depend on the Final SunGard Price and the Final Exchange Rate (which will be determined as described below). Such fraction will be calculated (rounded to 4 decimal places) by dividing 525p by the sterling equivalent in pence (calculated at the Final Exchange Rate) of the Final SunGard Price, subject to a maximum of
0.3100 of a share of SunGard Common Stock and a minimum of 0.2750 of a share of SunGard Common Stock.

This calculation can be represented mathematically (subject to the maximum and minimum fractions referred to above) as:

           Fraction of a share of      =             525p
           SunGard Common Stock for         -----------------------
           each Rolfe & Nolan Share         sterling equivalent of
                                            the Final SunGard Price




  33 Cavendish Square, London W1M 0DS, UK Tel: +44-(0)171-290 8500 Fax: +44-
                             (0)171-290 8550

  BVA Associates Ltd. Registered Office: 33 Cavendish Square, London W1M 0DS
                      Registered in England 2333826

            Regulated by the Securities and Futures Authority

Fort Lee, NJ                         LONDON                      Foster City, CA
--------------------------------------------------------------------------------

The Final SunGard Price will be the average of the closing prices on the NYSE of a share of SunGard Common Stock for the 20 trading days up to (but excluding) the day on which the Offer becomes or is declared unconditional in all respects. The Final Exchange Rate will be the average of mid-points of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK Edition), prevailing on the same 20 days.

Based on the closing SunGard Common Stock price on the NYSE on 4 February 1998, the last dealing day before the announcement of the Offer, (and the Illustrative Exchange Rate), the fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share would be 0.2765 and the sterling equivalent value of the Offer would be 525p per Rolfe & Nolan Share. Based on the closing SunGard Common Stock price on the NYSE on 18 February 1998, the last practicable date prior to the posting of this Offer Document, (and the Illustrative Exchange Rate), the fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share would be 0.2750 and the sterling equivalent of the Offer would be 534p per Rolfe & Nolan Share.

Changes in the market price of SunGard Common Stock prior to the Offer becoming or being declared unconditional in all respects will not affect the implied sterling value of the Offer which will remain constant at 525p, unless:

--the sterling equivalent of the Final SunGard Price is more than (Pounds)19.09 ($31.36 at the Illustrative Exchange Rate) in which case the sterling equivalent value of the Offer will rise; or

--the sterling equivalent of the Final SunGard Price is less than (Pounds)16.94 ($27.82 at the Illustrative Exchange Rate) in which case the sterling equivalent value of the Offer will fall.


The table below illustrates the fraction of a share of SunGard Common Stock which would be issued in exchange for each Rolfe & Nolan Share (and the implied sterling value of the Offer), assuming the Final Exchange Rate is the same as the Illustrative Exchange Rate, on the basis of the following possible Final SunGard Prices:

                               FINAL            FRACTION
                           SUNGARD PRICE     OF A SHARE OF
                             (STERLING       SUNGARD COMMON
                           EQUIVALENT AT     STOCK FOR EACH
                          THE ILLUSTRATIVE       ROLFE &       IMPLIED VALUE
   FINAL SUNGARD PRICE     EXCHANGE RATE)      NOLAN SHARE     OF THE OFFER
   -------------------    ----------------   ---------------   --------------
     $33.00                (Pounds)20.09         0.2750             553P
     $32.00                (Pounds)19.48         0.2750             536P
    -------------------------------------------------------------------------
     $31.36                (Pounds)19.09         0.2750             525P
     $31.00                (Pounds)18.87         0.2782             525P
     $30.00                (Pounds)18.26         0.2874             525P
     $29.00                (Pounds)17.66         0.2973             525P
     $28.00                (Pounds)17.05         0.3080             525P
     $27.82                (Pounds)16.94         0.3100             525P
    -------------------------------------------------------------------------
     $27.00                (Pounds)16.44         0.3100             510P
     $26.00                (Pounds)15.83         0.3100             491P

There will be no adjustment to the fraction of a share of SunGard Common Stock to be issued in exchange for each Rolfe & Nolan Share for any changes in the price of SunGard Common Stock or the dollar to sterling spot rate after the latest date by reference to which the Final SunGard Price and the Final Exchange Rate are fixed.

SunGard will announce, on a daily basis through the LSE, commencing on the day after the posting of this Offer Document and concluding on the day on which the Offer becomes or is declared unconditional in all respects, the rolling average closing price on the NYSE of a share of SunGard Common Stock and the rolling average of the mid-points of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK Edition), each calculated in relation to the Reference Period. SunGard will announce the fraction of SunGard Common Stock that would be issued for each Rolfe & Nolan Share based on such rolling averages.

The Rolfe & Nolan Shares which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made hereafter.


  TREATMENT OF FRACTIONS

If the Offer becomes or is declared unconditional in all respects, fractions of a share of SunGard Common Stock will not be issued to accepting Rolfe & Nolan Shareholders who will instead receive from SunGard an amount in cash (in sterling calculated at the Final Exchange Rate) in lieu of any entitlements to a fraction of a share of SunGard Common Stock. However, individual entitlements of less than (Pounds)3.00 will not be paid to Rolfe & Nolan Shareholders but will be retained for the benefit of the Enlarged SunGard Group.

  SUNGARD COMMON STOCK

The New SunGard Common Stock will be issued credited as fully paid and will rank PARI PASSU in all respects with the existing SunGard Common Stock, including the right to any dividends and other distributions declared, paid or made hereafter. The New SunGard Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests.

Rolfe & Nolan Shareholders should bear in mind that the sterling value of any investment in SunGard Common Stock and any dividend income from that investment (payable in US dollars and subject to US withholding tax) will be affected by the dollar to sterling exchange rate.

3.DEALING FACILITY

The New SunGard Common Stock will be traded on the NYSE but will not be listed or traded on the LSE. Since Rolfe & Nolan Shareholders may not be able to deal easily or economically in the US market, Rolfe & Nolan Shareholders will shortly receive information regarding a dealing facility developed by IRG Trustees Limited utilising the services of Merrill Lynch International. This arrangement will enable Rolfe & Nolan Shareholders who wish to sell all of their New SunGard Common Stock to deal through Merill Lynch International at a competitive rate of commission.


4.FINANCIAL EFFECTS OF THE OFFER

  CAPITAL VALUE

The following table illustrates the increase in capital value under the Offer for a holder of 100 Rolfe & Nolan Shares who accepts the Offer if the Offer becomes or is declared unconditional in all respects. Both columns show the increase in capital value of 100 Rolfe & Nolan Shares based on the closing middle market price of 360p as derived from SEDOL of one Rolfe & Nolan Share on 4 February 1998, the last dealing day before the announcement of the Offer. The first column shows the increase in capital value based on the sterling equivalent value of the closing price of SunGard Common Stock on the NYSE of $31.1875 on 4 February 1998 (the last dealing day before the announcement of the Offer) and the second column shows the increase in capital value based on the sterling equivalent of the closing price of SunGard Common Stock on the NYSE of $31.8750 on 18 February 1998 (the last practicable date prior to the posting of this Offer Document), in each case at the Illustrative Exchange Rate.

                                                    SUNGARD        SUNGARD
                                                     COMMON         COMMON
                                                     STOCK          STOCK
                                                 CLOSING PRICE  CLOSING PRICE
                                                     AS OF          AS OF
                                                   4 FEBRUARY    18  FEBRUARY
                                                      1998           1998
                                                 -------------- --------------
   Sterling equivalent value of SunGard Common   (Pounds)525.0  (Pounds)533.7
   Stock issued in exchange for 100 Rolfe &
   Nolan Shares under the Offer ................
   Market value of 100 Rolfe & Nolan Shares..... (Pounds)360.0  (Pounds)360.0
   Increase in value (1)........................ (Pounds)165.0  (Pounds)173.7
   Percentage increase (1)...................... 45.8 per cent. 48.3 per cent.

--------

(1) No account has been taken of any liability to taxation nor for the treatment of fractional entitlements to SunGard Common Stock.

  INCOME

SunGard intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future. Historically, SunGard has never paid a cash dividend.

For the year ended 28 February 1997, a holder of 100 Rolfe & Nolan Shares would have received net dividend income totalling 550p.

On 17 October 1997 SunGard made certain statements regarding its prospects for the year ending 31 December 1998. These statements were made in the US within the "safe harbor" provisions of the US Private Litigation Reform Act 1995. At the time they were made, SunGard had not sought, nor was it under any obligation to seek, any independent verification of these statements by its advisers. Given the uncertainty inherent in seeking to make a statement regarding its prospects for an unexpired period as long as the year ending 31 December 1998, it is not possible for independent accountants and SunGard's financial advisers to obtain sufficient comfort on the assumptions underlying that statement to enable them to report thereon in accordance with the requirements of the City Code. Accordingly, there can be no assurances that the financial performance set forth in the statement regarding SunGard's prospects for the year ending 31 December 1998 will be realised. THEREFORE, ROLFE & NOLAN SHAREHOLDERS SHOULD PLACE NO RELIANCE WHATSOEVER ON THAT STATEMENT IN DETERMINING THE ACTION THAT THEY SHOULD TAKE IN RESPECT OF THE OFFER.

5.ROLFE & NOLAN SHARE OPTION SCHEMES

The Offer extends to any Rolfe & Nolan Shares which are issued or unconditionally allotted while the Offer remains open for acceptance, including any such shares unconditionally alotted or issued as a result of the exercise of options granted under the Rolfe & Nolan Share Option Schemes.

Appropriate proposals reflecting the terms of Offer will be made in due course to participants in the Rolfe & Nolan Share Option Schemes if the Offer becomes or is declared unconditional in all respects.

6.ACCOUNTING TREATMENT

  POOLING OF INTERESTS

It is a condition of the Offer that SunGard receives a letter from Coopers & Lybrand L.L.P., SunGard's auditors, dated as of the date which the Offer becomes or is declared unconditional in all respects, confirming that they continue to concur with SunGard management's conclusion that the acquisition of Rolfe & Nolan may be accounted for as a pooling of interests under US GAAP.

Coopers & Lybrand L.L.P. have confirmed to SunGard that they concur with SunGard management's current conclusion that the acquisition of Rolfe & Nolan may be accounted for as a pooling of interests under US GAAP.

The Offer is expected to become or be declared unconditional in all respects during the second quarter of 1998, subject to, amongst other things, regulatory approval and acceptance by 90 per cent. of Rolfe & Nolan Shareholders.

  AFFILIATE AGREEMENTS

In order that the acquisition of Rolfe & Nolan may be treated as a pooling of interests under US GAAP, the Directors of Rolfe & Nolan and certain persons associated with them have entered into Affiliate Agreements with SunGard in respect of 1,034,020 Rolfe & Nolan Shares (representing approximately 7.8 per cent. of Rolfe & Nolan's issued share capital). Under the Affiliate Agreements, the Affiliates agree, unless certain conditions set out in the Affiliate Agreements are satisfied, not to deal in their Rolfe & Nolan Shares (other than to accept the Offer) or their New SunGard Common Stock until SunGard has published financial statements incorporating at least 30 days of combined operations of SunGard and Rolfe & Nolan.

7.ILLUSTRATIVE COMPARATIVE PER SHARE DATA

The following table illustrates certain historical and pro forma comparative per share data of SunGard and Rolfe & Nolan (pro forma combined financial statements for SunGard and Rolfe & Nolan are not included in this Offer Document due to the immateriality of Rolfe & Nolan to SunGard).

                                                   SUNGARD
                   ------------------------------------------------------------------------
                                                                        Combined with
                                              Combined with             Rolfe & Nolan
                      Historical Per     Infinity Pro Forma Per         Pro Forma Per
                   Share Data(/7/)(/9/) Share Data(/2/)(/7/)(/9/) Share Data(/3/)(/6/)(/7/)
                   -------------------- ------------------------- -------------------------
Nine months ended
 September 30,
 1997:
  Net
   income(/4/)....        $0.62                   $0.59                     $0.59
  Book
   value(/5/).....         6.06                    5.75                      5.66
  Cash dividends
   declared per
   share..........          --                      --                       0.01
Nine months ended
 September 30,
 1996:
  Net
   income(/4/)....         0.24                    0.24                      0.25
  Book
   value(/5/).....         5.30                    4.80                      4.71
  Cash dividends
   declared per
   share..........          --                      --                       0.01
Year ended
 December 31,
 1996:
  Net
   income(/4/)....         0.41                    0.41                      0.42
  Book
   value(/5/).....         5.50                    5.21                      5.12
  Cash dividends
   declared per
   share..........          --                      --                       0.01
Year ended
 December 31,
 1995:
  Net
   income(/4/)....         0.61                    0.55                      0.56
  Book
   value(/5/).....         5.04                    4.53                      4.44
  Cash dividends
   declared per
   share..........          --                      --                       0.01
Year ended
 December 31,
 1994:
  Net
   income(/4/)....         0.56                    0.50                      0.50
  Book
   value(/5/).....         4.81                    4.29                      4.20
  Cash dividends
   declared per
   share..........          --                      --                       0.01
                              ROLFE & NOLAN(/1/)
                   ----------------------------------------
                                          Pro Forma
                   Historical Per      Equivalent Per
                     Share Data   Share Data(/4/)(/6/)(/8/)
                   -------------- -------------------------
Nine months ended
 September 30,
 1997:
  Net
   income(/4/)....     $0.18                $0.18
  Book
   value(/5/).....      1.07                 1.75
  Cash dividends
   declared per
   share..........      0.03                 0.01
Nine months ended
 September 30,
 1996:
  Net
   income(/4/)....      0.13                 0.08
  Book
   value(/5/).....      0.79                 1.46
  Cash dividends
   declared per
   share..........      0.03                 0.01
Year ended
 December 31,
 1996:
  Net
   income(/4/)....      0.22                 0.13
  Book
   value(/5/).....      0.89                 1.59
  Cash dividends
   declared per
   share..........      0.09                 0.01
Year ended
 December 31,
 1995:
  Net
   income(/4/)....      0.19                 0.17
  Book
   value(/5/).....      0.71                 1.38
  Cash dividends
   declared per
   share..........      0.07                 0.01
Year ended
 December 31,
 1994:
  Net
   income(/4/)....      0.11                 0.15
  Book
   value(/5/).....      0.62                 1.30
  Cash dividends
   declared per
   share..........      0.06                 0.01

--------

(1) Pounds sterling amounts have been converted into US dollars at either the exchange rate at the end of the period presented or the weighted average exchange rate, as appropriate. A table setting forth the pound-dollar exchange rate at the end of certain financial periods, the average rate for each period and the range of high and low rates for each period can be found on page 31 of this Offer Document.
(2) On January 2, 1998 SunGard merged with Infinity (the "Infinity Merger") in a stock-for-stock transaction. The pro forma data presents SunGard's historical data combined with Infinity's historical data assuming the Infinity Merger had occurred on January 1, 1994.

(3) The pro forma data presents SunGard's historical data combined with Rolfe & Nolan's historical data assuming the combination of SunGard and Rolfe & Nolan had occurred on January 1, 1994. The data includes the pro forma effects of the Infinity Merger as discussed in Note 2 above.
(4) The years ended December 31, 1996 and 1995 include one-time charges for purchased in-process research and development, merger and other costs of $51,083,000 and $4,236,000, respectively ($33,468,000 and $4,238,000 after-tax, or $0.39 and $0.05 per share, respectively), and the nine months ended September 30, 1997 and 1996 include one-time charges for purchased in-process research and development, merger and other costs of $9,956,000 and $44,032,000, respectively ($6,143,000 and $28,287,000 after-tax, or $0.07 and $0.33 per share, respectively).

(5) The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of the end of each of the periods presented.

(6) Excludes merger costs which will be charged to combined operations during the period in which the combination is consummated. Also excluded are restructuring costs associated with the integration of SunGard's and Rolfe & Nolan's operations. An estimate of these costs has not yet been determined as management is still in the process of finalizing their plans.
(7) All shares have been adjusted retroactively for the two-for-one stock splits which occurred in July 1995 and September 1997.

(8) The Rolfe & Nolan per share equivalents are calculated by multiplying the SunGard combined pro forma per share amounts by 0.3100, the maximum fraction of a share of SunGard Common Stock that will be exchanged for each Rolfe & Nolan Share.
(9) Net income and cash dividends declared per share data were calculated based on the weighted average number of shares and common equivalent shares outstanding during the period.

8.INFORMATION REGARDING SUNGARD

SunGard is a computer services and software company that specialises in proprietary investment support systems, comprehensive computer disaster recovery services and proprietary healthcare information systems. SunGard is a leading provider of investment support systems to the financial services industry and a leading provider of comprehensive computer disaster recovery services. SunGard's business approach is to focus on market niches in which it has opportunities to develop or acquire leading products and market positions.

SunGard's operations are decentralised, and its management philosophy is one of "controlled entrepreneurship." SunGard's services are provided through separate business units. Each business is directed by its own management team and has its own sales, marketing, product development, operations and customer support personnel. Overall corporate control and coordination are achieved through centralised budgeting, financial and legal reporting, cash management and strategic planning. SunGard believes that this approach has facilitated more focused marketing, specialised product development, responsive customer service and highly motivated management.

For the year ended 31 December 1996, SunGard generated income before taxes of $63.6 million ((Pounds)38.7 million at the Illustrative Exchange Rate) on revenues of $670.3 million ((Pounds)408.1 million at the Illustrative Exchange
Rate). As of 31 December 1996 SunGard had total stockholders' equity (shareholders' funds) of $464.6 million ((Pounds)282.9 million at the Illustrative Exchange Rate). SunGard's preliminary announcement of results for the year ended 31 December 1997 can be found beginning on page 26 of this Offer Document.

On 2 January 1998, SunGard completed the acquisition of Infinity by way of an issue of SunGard Common Stock. Based on the closing price of SunGard Common Stock of $29.5625 on the NYSE at that date, the shares issued as consideration for the acquisition had a value of approximately $389 million ((Pounds)237 million at the dollar to sterling exchange rate on that date). Infinity develops, markets and supports enterprise software solutions for financial trading and risk management.

SunGard Common Stock is traded on the NYSE under the symbol "SDS" and had a market capitalisation of approximately $3,256 million ((Pounds)1,982 million at the Illustrative Exchange Rate) as of 18 February 1998, the latest practicable date prior ot the posting of this Offer Document, based on the closing SunGard Common Stock price on the NYSE of $31.875.

Further information on SunGard can be found beginning on page 24.

9.INFORMATION REGARDING ROLFE & NOLAN

Rolfe & Nolan is a supplier of risk management software for global treasury and capital markets operations and settlement software for the worldwide derivatives industry. Using leading edge technology, its systems are capable of satisfying clients' operational needs in these areas across the globe. Rolfe & Nolan's turnover is primarily derived from its bureaux and facilities management services related to its settlement software system, which generate a strong monthly recurring revenue stream. In addition the Rolfe & Nolan Group licences its software to larger clients for use on their in-house computer installations and provides ancillary services to its full customer base. The Rolfe & Nolan Group has data centres in four locations and staff in three time zones supporting approximately 280 clients in 23 countries.

Rolfe & Nolan's core operation is its futures and options business which is engaged in the provision and support of settlement software for the futures and options industry. In the year ended 28 February 1997, this business accounted for approximately 94 per cent. of the Rolfe & Nolan Group's turnover.

In 1993 the Rolfe & Nolan Group purchased the intellectual property rights to the Lighthouse system which it has been developing internally since that time. Lighthouse is a software product designed to support treasury derivatives trading operations. It is designed to meet the administration, risk management and accounting requirements of banks, other financial institutions and corporates trading treasury and over-the-counter derivatives products, such as swaps, interest rate options, money market instruments and foreign exchange.

For the year ended 28 February 1997, Rolfe & Nolan's turnover was (Pounds)20.3 million and reported profit before tax was (Pounds)2.8 million. At that date the Rolfe & Nolan Group's net assets were (Pounds)5.3 million.

Although Rolfe & Nolan has recently signed a master agreement for Lighthouse with a leading US investment bank, the timing and amounts of licence payments have yet to be agreed and will have an important influence on the Rolfe & Nolan Group's results for the year to 28 February 1998. The outcome for the year will depend substantially on being able to book this and certain other significant contract income against costs incurred in the financial year to date. In addition, the Board believes that the announcement of the Offer may increase the risk that these contracts will not be concluded before the year end. In the event that these contracts are not booked by 28 February 1998, the Board of Rolfe & Nolan believes that trading for the current financial year would be more likely to result in a loss than a profit for the Rolfe & Nolan Group. This would be a materially worse outcome than current stock market expectations.

In the event that the Offer does not become or is not declared unconditional in all respects, the Board believes that as an independent company, Rolfe & Nolan would need a substantial further equity capital raising in the early part of 1998 to resource its continued development costs.

10.BACKGROUND TO AND REASONS FOR THE OFFER

  BACKGROUND

Since becoming an independent company in the early 1980s, a key element of SunGard's stated corporate growth strategy has been the active pursuit of business acquisitions that would complement or expand SunGard's existing business lines. Both SunGard and Rolfe & Nolan are participants in the worldwide market of providing trading and risk management software for global treasury and capital markets operations and settlement software for the treasury and derivatives industry.

On 3 September 1997, Douglas Bergeron, Chief Executive Officer of the Futures Systems Division of SunGard's Trading Systems Group, at his request, met with Peter Day, Chief Executive Officer of Rolfe & Nolan, for a general discussion of their businesses, at which time Mr. Bergeron suggested that the two companies explore the possible benefits of a combination of SunGard and Rolfe & Nolan.

On 14 October 1997, Mr. Bergeron and Cristobal Conde, Chief Executive Officer of SunGard's Trading Systems Group, met with Mr. Day and Tim Hearley, Rolfe & Nolan's Chairman, to discuss the possible business synergies that SunGard perceived might be achieved from a combination involving SunGard and Rolfe & Nolan, and the possible benefits that such a combination would have to the companies' respective stockholders and customers. As part of this meeting, Messrs. Conde and Bergeron discussed the possible steps that could be taken to pursue the proposed acquisition further.

On 10 November 1997, Richard Tarbox, Vice President--Corporate Development of SunGard, met with Mr. Hearley for the purpose of discussing SunGard's views on the range of valuations of Rolfe & Nolan and on potential transaction structures and process.

On 18 November 1997, Messrs. Conde and Tarbox met with Messrs. Day and Hearley to further discuss issues of potential business synergies, the benefits of a combination of the two businesses, organisational and management issues, ranges of valuations, the form of any potential offer for the shares of Rolfe & Nolan, and the requirements of making such a potential offer under the City Code.

Subsequent to this meeting, SunGard engaged Broadview Associates and Rolfe & Nolan engaged Close Brothers as their respective financial advisers in connection with discussions regarding a potential offer by SunGard for the shares of Rolfe & Nolan. On 5 December 1997, a Confidentiality and Standstill Agreement was executed between the parties. Between 5 December 1997 and 12 December 1997, a series of meetings took place between various senior officers of SunGard and Rolfe & Nolan, Broadview Associates, Close Brothers, the firms of Norton Rose and Blank Rome Comisky and McCauley LLP, legal representatives of SunGard,

Cameron McKenna, legal representatives of Rolfe & Nolan, and Coopers & Lybrand L.L.P. and Grant Thornton, the independent accountants to SunGard and Rolfe & Nolan, respectively. The purpose of these meetings was to discuss matters relating primarily to the terms and structure of any potential offer for Rolfe & Nolan, regulatory requirements relating to any such formal offer, and the due diligence investigation to be performed by SunGard in order to assess the perceived benefits of a potential combination with Rolfe & Nolan.

During a special meeting of its Board of Directors on 18 December 1997, SunGard's senior management informed the SunGard Board of the preliminary discussions that had taken place between SunGard and Rolfe & Nolan and their respective advisers. During this meeting, SunGard's Board of Directors authorised SunGard's management to continue to pursue discussions with Rolfe & Nolan concerning a potential offer.

During a meeting of the Rolfe & Nolan Board of Directors on 12 January 1998, the discussions that had taken place between SunGard and Rolfe & Nolan and their respective advisers were discussed. During this meeting, the Rolfe & Nolan Board of Directors agreed to continue discussions with SunGard.

On 6, 7, 15 and 21 of January 1998, Messrs. Tarbox and Hearley had a series of meetings, certain of which were attended by representatives of Broadview Associates and Close Brothers, to discuss issues of the potential merits of a combination of SunGard and Rolfe & Nolan and of a range of valuation of Rolfe & Nolan.

On 27 January 1998, SunGard's Board of Directors held a special meeting in which James Mann, SunGard's Chairman and Chief Executive Officer, presented the proposed acquisition of Rolfe & Nolan. After discussion of the proposed valuation of Rolfe & Nolan, the potential impact on SunGard's 1998 earnings per share and future earnings, SunGard's Board of Directors authorised management to proceed to negotiate the terms of a formal offer for Rolfe & Nolan and to take steps necessary to complete such a transaction.

During a series of meetings between 27 January 1998 and 5 February 1998, the financial and legal advisers of SunGard and Rolfe & Nolan met to discuss the required documentation necessary for a formal offer by SunGard for Rolfe & Nolan.

On 2 February 1998, the Rolfe & Nolan Board of Directors held a meeting at which it agreed to take the steps necessary to finalise the terms of a formal offer for Rolfe & Nolan from SunGard and to take steps necessary to complete such a transaction.

On 5 February 1998, SunGard and Rolfe & Nolan issued a press release announcing the terms of the Offer.

  SUNGARD'S REASONS FOR THE OFFER

SunGard's Board of Directors has determined that the terms of the Offer are fair to, and in the best interests of, SunGard and its stockholders. In reaching its determination, SunGard's Board of Directors consulted with management, as well as its financial adviser, legal counsel and independent accountants, and gave significant consideration to a number of factors. The SunGard Board of Directors believes that the acquisition of Rolfe & Nolan will be beneficial to SunGard and its stockholders for the following reasons:

  SunGard seeks to grow both internally and through the acquisition of complementary businesses. Rolfe & Nolan's products will complement and broaden SunGard's existing product lines and customer bases in the investment support systems business.

  SunGard sells its computer services and software to the financial services industry and believes that Rolfe & Nolan's products will enhance SunGard's ability to service that industry. The demand for trading and risk management systems by the financial services industry has grown significantly over the past several years. Financial institutions worldwide have increasingly invested financial and other resources in the development and acquisition of trading and risk management technology. SunGard believes that the addition of Rolfe & Nolan's products should assist SunGard to take advantage of this trend and should help further establish SunGard as a leading provider of trading and risk management solutions software.

  The Offer is also in response to and in anticipation of significant changes in the marketplace as a result of consolidation of the financial services industry. Such consolidation increases the purchasing power of customers and imposes increased pressure on vendors that supply and support software products and services to reduce their costs. The combination of the technologies and product development resources of Rolfe & Nolan and SunGard should enable SunGard to respond more effectively to the demand for technological change and continuing product development relating to software products for the financial services industry.

  SunGard believes there is significant potential enhancement of the strategic and market position of the combined companies beyond that achievable by SunGard alone.

In addition to the reasons set forth above, in the course of its deliberations concerning the combination of SunGard and Rolfe & Nolan, the SunGard Board of Directors consulted with SunGard's management, legal counsel and accountants and reviewed a number of other factors relevant to the combination, including:

  Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of SunGard and Rolfe & Nolan;

  The historical market prices and trading information with respect to SunGard Common Stock and Rolfe & Nolan Shares;

  The expected tax and accounting treatment of the combination;

  Reports from legal counsel on specific terms of the Offer; and

  SunGard's belief that the management styles and corporate cultures of the two companies would be complementary.

The SunGard Board of Directors also considered a number of potentially negative factors in its deliberations concerning the combination, including:

  The possibility of management disruption associated with the combination and the risk that key technical and management personnel of Rolfe & Nolan or SunGard might not continue with Rolfe & Nolan or SunGard; and

  The possibility that the combination might adversely affect SunGard's or Rolfe & Nolan's relationship with certain of their respective customers; and

  The risks that the potential benefits of the combination might not be realised.

The SunGard Board of Directors concluded, however, that the benefits of the combination to SunGard and its stockholders outweighed the risks associated with the combination.

The foregoing discussion of the information and factors considered by the SunGard Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the SunGard Board of Directors. In view of the wide variety of factors considered by the SunGard Board of Directors, the SunGard Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the SunGard Board of Directors believed that the combination was fair to, and in the best interests of, SunGard and its stockholders and that SunGard should proceed with the Offer.

11.EMPLOYEES

The existing employment rights, including pension rights, of employees of the Rolfe & Nolan Group will be fully safeguarded.

12.TAXATION

The following discussion of taxation is included for general information and only relates to the position of a person who is either a UK Resident or a US Resident and who is the absolute beneficial owner of Rolfe & Nolan Shares. In particular, the following does not discuss all of the tax consequences that may be relevant to a Rolfe & Nolan Shareholder in light of such shareholder's particular circumstances or to holders subject to special rules, such as life insurance companies, dealers in securities, or US Residents whose functional currency is not the US dollar. The explanation of US and UK tax laws set out below is based on laws and, in the case of the UK, practice at present in effect, including the Treaty, and, in the case of both the US and the UK, judicial and administrative precedent as of 5 February 1998. This explanation is subject to any changes in those laws, practice (in the case of the UK) and precedent occurring after that date and does not discuss any tax laws other than those of the US and the UK. Rolfe & Nolan Shareholders who are in any doubt as to their taxation position or are subject to taxation in any jurisdiction other than the US or the UK are urged to consult their professional advisers as to the specific tax consequences to them of the Offer.

The comments on US tax consequences are based upon an opinion provided by Blank Rome Comisky & McCauley LLP, SunGard's US counsel. The comments on UK tax consequences are based upon an opinion provided by Norton Rose, SunGard's UK counsel, and assume that SunGard is tax resident only in the U.S.

 TAXATION OF UK RESIDENTS

   UK Taxation

The following discussion summarizes for a Rolfe & Nolan Shareholder who is a UK Resident and who holds Rolfe & Nolan Shares as an investment the principal UK tax consequences associated with the exchange of securities pursuant to the Offer.

Taxation of Capital Gains. The exchange of Rolfe & Nolan Shares by a Rolfe & Nolan Shareholder in return for New SunGard Common Stock will not be treated as a disposal of Rolfe & Nolan Shares for the purposes of UK taxation of capital gains, provided that either the Rolfe & Nolan Shareholder, together with persons connected with him, owns not more than 5 per cent. of, or of any class of, the shares in or debentures of Rolfe & Nolan or the clearance from the UK Inland Revenue referred to below is granted. The New SunGard Common Stock will instead be treated as the same asset as the Rolfe & Nolan Shares, acquired as and when the Rolfe & Nolan Shares were acquired.

SunGard has applied to the UK Inland Revenue for a tax clearance under section 138 of the Taxation of Chargeable Gains Act 1992 which, if granted, will confirm that the Inland Revenue is satisfied that the exchange of securities pursuant to the Offer is being effected for bona fide commercial reasons and not for tax avoidance purposes.

The Directors of SunGard believe that this tax clearance should be forthcoming, but the Offer is not conditional upon this tax clearance being granted.

A Rolfe & Nolan Shareholder will, to the extent that he receives cash in lieu of a fraction of a share of New SunGard Common Stock, be treated as making a part disposal of his Rolfe & Nolan Shares which may, depending upon his individual circumstances, give rise to a liability to UK taxation of capital gains.

A subsequent disposal of New SunGard Common Stock by a UK Resident may give rise to a liability to UK taxation of capital gains.

Stamp Duty and Stamp Duty Reserve Tax. No UK stamp duty or stamp duty reserve tax will be payable by a Rolfe & Nolan Shareholder on the transfer of Rolfe & Nolan Shares to SunGard. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such Rolfe & Nolan Shares to SunGard will be borne by SunGard. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New SunGard Common Stock.

Dividends. A UK Resident will generally be liable to income tax or corporation tax in the UK on the aggregate of any dividend received from SunGard and any tax withheld at source in the US (see below under "Taxation of UK Residents-- US Taxation") and any tax withheld in the UK (see below). In computing that liability to taxation, credit will be given for any tax withheld in the US and any tax withheld in the UK. No repayment of the US tax credit will be available to a UK Resident. In the case of a corporate UK Resident which controls 10 per cent. or more of the voting stock of SunGard, credit will also be available for underlying tax against UK taxes in respect of the dividend.

Special rules apply to UK Residents who are not domiciled in the UK.

An agent in the UK who, on behalf of a UK Resident, collects a dividend paid by SunGard may be required to withhold a sum on account of UK income tax or corporation tax, currently at the rate of 20 per cent. Regulations, however, allow credit to be given for tax withheld in the US, thereby reducing the aggregate withholding to 20 per cent. of the gross dividend.

Inheritance Tax. Where SunGard Common Stock is held by an individual who is neither domiciled nor deemed to be domiciled in the UK, no liability to UK inheritance tax will arise. Where SunGard Common Stock is held by an individual who is either domiciled or deemed to be domiciled in the UK, liability to UK inheritance tax may arise on the death of, or on a gift (or disposal at an undervalue) of the SunGard Common Stock by, that individual.

   US Taxation

UK persons acquiring SunGard Common Stock will be subject to US taxation on dividends received from SunGard. Generally, such dividends would be subject to a 30 per cent. withholding tax. However, under the terms of the Treaty, the rate of withholding tax will be reduced to 15 per cent. of the gross dividend or, in the case of any corporate UK resident shareholder of SunGard controlling at least 10 per cent. of the voting stock of SunGard, the rate of withholding tax will be reduced to 5 per cent. of the gross dividend. Such tax will be withheld by SunGard in its capacity as withholding agent. No withholding taxes will apply if the dividends received are effectively connected with a US trade or business of the shareholder in the US; rather, the dividends will be subject to US tax at graduated rates.

Eligibility for the reduced rate of withholding or exemption from withholding tax on effectively connected income tax may be contingent on the UK shareholder complying with certain formal Internal Revenue Service requirements including, but not limited to, providing SunGard with valid documentation of non-US residency.

A person who is not a US Resident generally will not be subject to US income tax on a gain on the sale of SunGard Common Stock unless such gain is effectively connected with the conduct of a US trade or business. However, if the non-resident is in the US for more than 183 days during the year in question they could be taxed at 30 per cent. on the gain.

 TAXATION OF US RESIDENTS

   UK Taxation

The following discussion summarizes for a Rolfe & Nolan Shareholder who is a US Resident, but not a UK Resident, the principal UK tax consequences associated with the exchange of securities pursuant to the Offer.

Taxation of Capital Gains. The exchange of Rolfe & Nolan Shares by a Rolfe & Nolan Shareholder in return for New SunGard Common Stock will not be subject to the regime governing UK taxation of capital gains unless, at the time of the disposal, the Rolfe & Nolan Shareholder carries on a business in the UK through a branch or agency, and the Rolfe & Nolan Shares are or have been used, held or acquired for the purposes of such branch or agency, in which event the comments contained in "Taxation of UK Residents--Taxation of Capital Gains" will apply in the same way as they apply to UK Residents.

Stamp Duty and Stamp Duty Reserve Tax. No UK stamp duty or stamp duty reserve tax will be payable by a Rolfe & Nolan Shareholder on the transfer of Rolfe & Nolan Shares to SunGard. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such Rolfe & Nolan Shares to SunGard will be borne by SunGard. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New SunGard Common Stock.

Dividends. Dividends, if any, paid on SunGard Common Stock to a person who is not a UK Resident will not be subject to UK tax unless that person carries on a business in the UK through a branch or agency and the SunGard Common Stock is effectively connected with that branch or agency.

   US Taxation

The exchange by Rolfe & Nolan Shareholders of Rolfe & Nolan Shares for shares of SunGard Common Stock pursuant to the Offer will be treated as a "reorganization" as described in Section 368(a) of the IRC. As a result, a Rolfe & Nolan Shareholder will not recognize gain or loss on the exchange of Rolfe & Nolan Shares pursuant to the Offer and will have an aggregate basis in the SunGard Common Stock received in exchange for Rolfe & Nolan Shares equal to such Rolfe & Nolan Shareholder's basis in the Rolfe & Nolan Shares. Cash received in lieu of a fraction of a share of SunGard Common Stock will result in taxable gain or loss equal to the difference between the cash and the Rolfe & Nolan Shareholder's basis in the fractional shares. The holding period of shares of SunGard Common Stock acquired in exchange for Rolfe & Nolan Shares in the Offer will include the Rolfe & Nolan Shareholder's holding period in the Rolfe & Nolan Shares.

Distributions, if any, paid with respect to SunGard Common Stock to a former Rolfe & Nolan Shareholder will be treated as ordinary dividend income to the extent of SunGard's current or accumulated earnings and profits, then as a return of capital to the extent of tax basis, and then as gain from the sale of stock. In the case of corporate holders, such distributions, to the extent they are treated as ordinary dividend income, will generally qualify for a dividends-received deduction of 70 to 80 per cent. of the amount of the dividend.

Upon the sale or exchange of SunGard Common Stock, a former Rolfe & Nolan Shareholder will have taxable capital gain or loss equal to the difference between the amount realised from the sale or exchange and such holder's tax basis in the shares, assuming that the shares of SunGard Common Stock are held as a capital asset on the day of the sale or exchange.

"Backup" withholding and information reporting requirements apply to certain payments of dividends and of proceeds from the sale of stock by certain non-corporate US Residents. SunGard, its agent, a broker or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31 per cent. of such payment if the US Resident fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding or to comply otherwise with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a US Resident would be allowed as a refund or a credit against such US Resident's US federal income tax if the required information is furnished to the Internal Revenue Service.

13.PROCEDURE FOR ACCEPTANCE

THIS SECTION SHOULD BE READ TOGETHER WITH THE NOTES ON THE FORM OF ACCEPTANCE.

You should note that, if you hold Rolfe & Nolan Shares in both certificated form and uncertificated form (that is, in CREST), you should complete a separate Form of Acceptance for each holding. If you hold Rolfe & Nolan Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold Rolfe & Nolan Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

 TO ACCEPT THE OFFER

To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your Rolfe & Nolan Shares are in CREST. You should complete Boxes 1 and 3 and (if your Rolfe & Nolan Shares are in CREST) Box 4, and in all cases sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed therein.

 RETURN OF FORM ACCEPTANCE

The completed Form of Acceptance, together, if your Rolfe & Nolan Shares are in certificated form, with your share certificate(s) for such Rolfe & Nolan Shares and/or other document(s) of title, should be returned by post or (during normal business hours) by hand to IRG Plc, Balfour

House, 390-398 High Road, Ilford, Essex IG1 1NQ AS SOON AS POSSIBLE BUT IN ANY EVENT SO AS TO BE RECEIVED NOT LATER THAN 3:00 P.M. ON 20 MARCH 1998. A reply-paid envelope is enclosed for your convenience and may be used by Rolfe & Nolan Shareholders for returning the Form of Acceptance within the UK. No acknowledgment of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.

 SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

If your Rolfe & Nolan Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Rolfe & Nolan Shares in respect of which you wish to accept the Offer to an escrow balance, specifying IRG Plc (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible AND IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NOT LATER THAN 3:00 P.M. ON 20 MARCH 1998.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Rolfe & Nolan Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Rolfe & Nolan Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

   . the number of Rolfe & Nolan Shares to be transferred to an escrow balance;

   . your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

   . your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

   . the participant ID of the escrow agent, IRG, in its capacity as a CREST receiving agent. This is RA06;

   .  the member account ID of IRG. This is ROLF;

   . the Form of Acceptance Reference Number. This is the Reference Number that appears on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference; and

   . the intended settlement date. This should be as soon as possible and in any event not later than 20 March 1998.

After settlement of the TTE instruction, you will not be able to access the Rolfe & Nolan Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, IRG will transfer the Rolfe & Nolan Shares concerned to itself in accordance with paragraph (e) of Part C of "Appendix I--Conditions and Further Terms of the Offer."

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedure outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, SunGard may treat any amount of Rolfe & Nolan Shares transferred to an escrow balance in favour of IRG specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form of Acceptance which relates to the same member account ID and participant ID (up to the amount of Rolfe & Nolan Shares inserted or deemed to be inserted on the Form of Acceptance concerned).

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES, IN CREST, FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO ROLFE & NOLAN SHARES TO SETTLE PRIOR TO 3:00 P.M. ON 20 MARCH 1998. IN THIS CONNECTION YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

SunGard will make an appropriate announcement if any of the details contained under "Procedure for Acceptance--Shares in Uncertificated Form (that is, in CREST)" or this paragraph 13 alter for any reason.

 SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

If your Rolfe & Nolan Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the relevant Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3:00 p.m. on 20 March 1998, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgment of receipt of documents will be given. In the case of loss, you should write as soon as possible to Rolfe & Nolan's registrars, IRG Plc, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to IRG Plc at the address referred to above.

 DEPOSITS OF ROLFE & NOLAN SHARES INTO, AND WITHDRAWALS OF ROLFE & NOLAN SHARES FROM, CREST

Normal CREST procedures (including timings) will be applied in relation to any Rolfe & Nolan Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Rolfe & Nolan Shares or otherwise). Rolfe & Nolan Shareholders who are proposing so to convert any such shares are recommended to ensure that the conversion procedure is implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3:00 p.m. on 20 March 1998.

 VALIDITY OF ACCEPTANCE

Subject to provisions of the City Code and without prejudice to paragraph 5 of Part B of "Appendix I--Conditions and Further Terms of the Offer", SunGard reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no shares of SunGard Common Stock will be issued, and no payment of cash made, under the Offer until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to SunGard have been received.

 OVERSEAS SHAREHOLDERS

The attention of shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 7 of Part B and Part C of "Appendix I--Conditions and Further Terms of the Offer" and to the relevant provisions of the Form of Acceptance, including Box 5.

FORMS OF ACCEPTANCE SHOULD BE RETURNED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3:00 P.M. (UK TIME) ON 20 MARCH 1998.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT IRG PLC BY TELEPHONE ON 0181 639 2000 OR AT THE ADDRESS REFERRED TO ABOVE. YOU ARE REMINDED THAT, IF YOU ARE A CREST MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY SPONSORED ACTION.

14.SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects and, in the case of Rolfe & Nolan Shareholders who are citizens, nationals or residents of jurisdictions outside the UK or who are in Canada, Japan or Australia, except as provided in paragraph 7 of Part B of "Appendix I-- Conditions and Further Terms of the Offer", settlement of the consideration to which any Rolfe & Nolan Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but whilst it remains open for acceptance, within 14 days of such receipt. Certificates for New SunGard Common Stock and, where applicable, cheques representing fractional entitlements will be despatched to Rolfe & Nolan Shareholders. In the case of joint holders of Rolfe & Nolan Shares, these will be despatched to the joint holder whose name appears first in the register of members. All documents will be sent by pre-paid post at the risk of the person entitled thereto. Accepting Rolfe & Nolan Shareholders will receive their New SunGard Common Stock certificates without having to take any further action. Dealings in New SunGard Common Stock are expected to commence on the NYSE shortly after the Offer becomes or is declared unconditional in all respects. Pending despatch of certificates, transfers of New SunGard Common Stock will be certified against the register of members of SunGard.

If the Offer does not become or is not declared unconditional in all respects,
(i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside Canada, Japan and Australia is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address outside Canada, Japan and Australia and (ii) IRG will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TFE instructions to CRESTCo to transfer all Rolfe & Nolan Shares held in escrow balances to the original available balances of the Rolfe & Nolan Shareholders concerned.

All documents and remittances sent by, to, or from Rolfe & Nolan Shareholders or their appointed agents will be sent at their own risk.

15.FURTHER INFORMATION

Your attention is drawn to the other sections and Appendices contained in this Offer Document which contain certain additional relevant information.

                               Yours faithfully,
                   for and on behalf of Broadview Associates

                                 Patrick Seely
                               Managing Director

                         INFORMATION REGARDING SUNGARD

1.RISK FACTORS

This Offer Document contains forward-looking statements that involve risks and uncertainties. SunGard's and Rolfe & Nolan's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and uncertainties, including risks relating to: (a) the integration of SunGard and Rolfe & Nolan; (b) the integration by SunGard of other acquisitions that currently are under agreement or that have recently been completed; (c) the respective businesses of SunGard and Rolfe & Nolan, including risks relating to the timing and magnitude of software sales, the timing and scope of technological advances and the overall condition of the financial services industry; and (d) other matters set forth in this section and elsewhere in this Offer Document and in the documents incorporated herein by reference. In addition to the other information in this Offer Document, the following risk factors should be considered carefully by Rolfe & Nolan Shareholders in determining whether or not to accept the Offer.

 RISKS RELATING TO THE OFFER

Uncertainty Relating to Integration. The Offer involves the integration of two companies that have previously operated independently. Such integration will require significant effort from each company, including the coordination of their research and development and sales and marketing efforts. There can be no assurance that SunGard will integrate the operations of Rolfe & Nolan without encountering difficulties or experiencing the loss of Rolfe & Nolan or SunGard personnel or that the benefits expected from such integration will be realized. The diversion of the attention of management and any difficulties encountered in the transition process (including the interruption of, or a loss of momentum in, Rolfe & Nolan's activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans) could have an adverse impact on SunGard's ability to realize anticipated synergies from the Offer.

Risks Associated with the Exchange Ratio. Upon exchange, each Rolfe & Nolan Share will be exchanged for a fraction of a share of SunGard Common Stock. The exact fraction of a share of SunGard Common Stock to be issued for each Rolfe & Nolan Share will depend on the Final SunGard Price and the Final Exchange Rate, and will be calculated (rounded to 4 decimal places) by dividing 525p by the sterling equivalent (calculated at the Final Exchange Rate) of the Final SunGard Price, subject to a maximum of 0.3100 of a share of SunGard Common Stock and a minimum of 0.2750 of a share of SunGard Common Stock. In the event that fluctuations in the closing price per share of SunGard Common Stock or in the Final Exchange Rate would otherwise result in a fraction of a share greater than 0.3100, the fraction of a share would nonetheless be fixed at
0.3100. Under such circumstances, Rolfe & Nolan Shareholders could receive SunGard Common Stock with an implied value of less than 525p. The market prices of SunGard Common Stock and Rolfe & Nolan Shares as of various recent dates are set forth herein under "Financial Effects of the Offer" in paragraph 4 of the letter from Broadview Associates included in this Offer Document, under "Information Regarding Rolfe & Nolan--Nature of Trading Market" and in "Appendix IV--1. Market and Price Data". Rolfe & Nolan Shareholders are advised to obtain recent market quotations for SunGard Common Stock and Rolfe & Nolan Shares. SunGard Common Stock and Rolfe & Nolan Shares historically have been subject to price volatility. No assurance can be given as to the market prices of SunGard Common Stock or Rolfe & Nolan Shares at any time.

EFFECT OF OFFER ON OPERATING RESULTS, CUSTOMERS AND PARTNERS. Certain of Rolfe & Nolan's existing customers or strategic partners may take the opportunity following a change of control of Rolfe & Nolan to review their contractual relationships. Such a review could result in delayed or lost sales to either SunGard or Rolfe & Nolan.

RIGHTS OF HOLDERS OF ROLFE & NOLAN SHARES FOLLOWING THE OFFER. Following the Offer, Rolfe & Nolan Shareholders will become holders of SunGard Common Stock. Certain differences exist between the rights of Rolfe & Nolan Shareholders under Rolfe & Nolan's Articles of Association and the rights of SunGard Stockholders under SunGard's Amended and Restated Certificate of

Incorporation and SunGard's Amended and Restated Bylaws. See "Appendix VI-- Description of SunGard Capital Stock and Changes in the Rights of Rolfe & Nolan Shareholders."

FAILURE TO QUALIFY FOR POOLING OF INTERESTS ACCOUNTING TREATMENT. The Offer is intended to qualify for pooling of interests treatment under US GAAP. Under pooling of interests treatment, the accounts of SunGard will be combined with those of Rolfe & Nolan at their historical carrying amounts and SunGard's financial statements for all prior periods will be restated, if material, to reflect the accounts of SunGard as if the two companies had been combined for all periods.

SunGard anticipates that most of the requirements necessary for the transaction to be treated as a pooling of interests will be met at the date that the Offer becomes or is declared unconditional in all respects. Certain requirements will continue after such date, including the requirement that no Affiliate of either company may reduce its risk relative to its shareholdings within the period beginning 30 days prior to the date that the Offer is declared unconditional in all respects and ending when financial results covering at least 30 days of post-combination operations have been published. SunGard has entered into Affiliate Agreements with Rolfe & Nolan's Directors and certain persons associated with them to restrict the disposition of shares by such persons to the extent necessary to preserve pooling of interests treatment. There can be no assurance, however, that the acquisition of Rolfe & Nolan, if consummated, will qualify for pooling of interests treatment.

Should the transaction become or be declared unconditional in all respects and not qualify for pooling of interests treatment, the purchase method of accounting may be applied. Under that method, the fair market value of the New SunGard Common Stock issued to effect the transaction would be recorded as the cost of acquiring Rolfe & Nolan's business. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values. The fair market value of the New SunGard Common Stock to be issued in the transaction is in excess of the amounts at which the net assets are carried in Rolfe & Nolan's accounts. A portion of the excess could be charged to expense immediately and the remainder would be amortized. Such treatment could have a material adverse impact on the reported operating results of the combined companies during those periods as compared to that under pooling of interests treatment.

FUTURE SALES OF SHARES ISSUED UNDER THE OFFER. Assuming the Offer is successfully completed, based on the closing SunGard Common Stock price on the NYSE on 18 February 1998 and the Illustrative Exchange Rate, up to 3,730,451 shares of SunGard Common Stock will be issued, of which 3,446,096 shares will be immediately freely tradeable under the Securities Act. The remaining 284,355 shares, which will be issued to the Directors of Rolfe & Nolan and certain other persons associated with them, will become freely tradeable after SunGard has published financial results covering at least 30 days of combined operations. Sales of a substantial number of such shares of SunGard Common Stock could adversely affect the market price of the SunGard Common Stock.

 RISKS RELATING TO SUNGARD'S BUSINESS

Acquisitions. SunGard seeks to grow both internally and through the acquisition of complementary businesses. SunGard's growth, in part, depends upon the availability of suitable acquisition candidates and whether acquisitions can be completed on acceptable terms. Competition from other acquirors and the alternative of a public equity offering may adversely affect both the availability and terms of future acquisitions. Further acquisitions by SunGard may require the use of debt or equity financing. During 1997, SunGard acquired 12 businesses, including the acquisition of Infinity which closed on January 2, 1998. Infinity derives a significantly larger portion of its revenues from software licensing fees than does SunGard. Since there are inherent difficulties in predicting the timing and magnitude of software sales, the potential for fluctuations in quarterly revenues and income will be higher for the combined operations after the Infinity acquisition than for SunGard alone before the Infinity acquisition. Moreover, there can be no assurance that SunGard will be able to successfully integrate its recent or future acquisitions or that any acquired business will perform as expected. Failure to successfully integrate an acquisition or poor performance by an acquired business could adversely affect SunGard's results and cause impairment of part of SunGard's goodwill and other intangible assets related to acquisitions accounted for as a purchase.

Technological Changes. SunGard's success, in part, depends upon continued adaptation of its proprietary software and recovery services to new computer and telecommunications technology on a timely and cost effective basis. In particular, rapid technological developments, which cannot be predicted, could have a material adverse effect on SunGard's business and prospects.

Product Development. SunGard must continually enhance and evolve its proprietary software to keep pace with developments in the financial services and healthcare industries. There can be no assurance that SunGard will be able to update its software or develop new systems without experiencing unforeseen delays or that newly developed products will be successfully marketed and sold.

Financial Services Industry. SunGard sells most of its computer services and software to the financial services industry and is generally dependent upon the continued vitality of that industry. A material adverse change in the condition of the financial services industry, such as a significant decline in securities or derivatives trading activities or in the number or value of managed portfolios, could have a material adverse effect on SunGard's business and prospects.

New Business Line. In 1995, SunGard established its Healthcare Information Systems Group by acquiring two providers of work-flow management and document-imaging systems to the healthcare industry. Recently, SunGard acquired another company in the healthcare information systems market. Although SunGard has experience managing software businesses, prior to 1995, SunGard had no experience in the healthcare information systems market. In addition, a number of SunGard's competitors in this market have substantially greater financial, technological and marketing resources than SunGard.

2.PRELIMINARY ANNOUNCEMENT OF SUNGARD'S 1997 FINANCIAL RESULTS

On 12 February 1998, SunGard announced its 1997 audited financial results. The following information summarizes those results. All information set forth below is in thousands, except per share amounts.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          1997(1)     1996(2)
                                                        ----------- -----------
Revenues............................................... $   862,151 $   670,309
Income before income taxes.............................     133,704      63,569
Income taxes...........................................      56,158      28,668
Net income.............................................      77,546      34,901
Net income per common share:
  Basic................................................        0.89        0.41
  Diluted..............................................        0.87        0.41

--------

(1) Includes one-time charge of $12,808 ($8,995 after-tax, or $0.10 per diluted share) for purchased in-process research and development in connection with the acquisition of certain assets of Premier Solutions Ltd. and merger costs associated with poolings of interests.

(2) Includes one-time charge of $51,083 ($33,468 after-tax, or $0.39 per diluted share) for purchased in-process research and development in connection with the acquisition of NCS Financial Systems, Inc. and two smaller acquisitions, and other items.

3.RECENT DEVELOPMENTS OF SUNGARD

On January 2, 1998, SunGard acquired Infinity in a stock-for-stock transaction in which each share of Infinity common stock was exchanged for 0.68 of a share of SunGard Common Stock. The acquisition is intended to be accounted for as a pooling of interests. SunGard issued 13,223,128 shares of SunGard Common Stock in the transaction and may issue up to approximately 1,684,658 shares of SunGard Common Stock in connection with the exercise of stock options assumed by SunGard in the transaction.

Infinity develops, markets and supports enterprise software solutions for financial trading and risk management. Infinity targets global organizations that manage complex financial assets and has approximately 70 installations, including some of the premier financial institutions worldwide. Infinity's suite of off-the-shelf applications, which run on Windows NT and UNIX operating systems, are based on the open Infinity Data Model and Fin ++ Class Library.

The following Summary Unaudited Pro Forma Combined Condensed Financial Data assumes that the Infinity Merger occurred on January 1, 1994, combining the results of SunGard and Infinity as of September 30, 1997 and December 31, 1996, and for the nine months ended September 30, 1997 and for each of the three years in the period ended December 31, 1996, with the Infinity Merger accounted for as a pooling of interests. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations that actually would have been obtained if the Infinity Merger had been effected on the dates indicated or the results that may be obtained in the future.

During the nine month period ended September 30, 1997, SunGard had completed seven acquisitions. Pro forma data for these acquisitions are not presented because, except for one time charges related to purchased in-process research and development as described in Note 5 to the Unaudited Pro Forma Combined Condensed Financial Data set forth below, the financial condition and results of operations as reported in SunGard's historical financial statements would not be materially different. All financial information set forth below is in thousands, except per share amounts.

                          AS OF AND FOR THE
                             NINE MONTHS
                                ENDED            AS OF AND FOR THE
                            SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                          -----------------  ------------------------------------
                                1997           1996          1995          1994
                          -----------------  --------      --------      --------
Revenues:
 SunGard (as reported)..      $609,557       $670,309      $532,628      $437,190
 Infinity (as
  reported).............        46,209         41,548        24,738        12,595
 Pro Forma Combined.....       655,766        711,857       557,366       449,785
Net Income:
 SunGard (as reported)..        54,978(/5/)    34,901(/5/)   48,672(/5/)   43,087
 Infinity (as
  reported).............         5,375(/2/)     5,405         2,173(/3/)    1,641
 Pro Forma
  Combined(/1/).........        60,353         40,306        50,845        44,728
Fully Diluted net income
 per common share:
 SunGard (as
  reported)(/4/)........          0.62(/5/)      0.41(/5/)     0.61(/5/)     0.56
 Infinity (as
  reported).............          0.26(/2/)      0.28          0.12(/3/)     0.09
 Pro Forma Combined.....          0.59           0.41          0.55          0.50
Shares used to compute
 fully diluted net
 income per common
 share:(/4/)
 SunGard (as reported)..        88,620         86,122        79,336        77,004
 Infinity(/6/)..........        14,273         13,085        12,500        12,149
 Pro Forma Combined.....       102,893         99,207        91,836        89,153
Book Value per common
 share:
 SunGard (as
  reported)(/4/)........      $   6.06       $   5.50
 Infinity (as
  reported).............          2.48           2.23
 Pro Forma
  Combined(/4/).........          5.75           5.21

--------

(1) Excludes merger costs which are estimated to be approximately $4,000.

(2) Includes one-time charge for purchased in-process research and development of $861 ($551 after tax).

(3) Includes reduction of $1,276 from net income in connection with the redemption of the Series B Preferred Stock of Infinity.

(4) All shares have been adjusted for the two-for-one stock splits which occurred in July 1995 and September 1997.

(5) Includes one-time charges for purchased in-process research and development, merger and other costs of $51,083 and $4,238 in 1996 and 1995 ($33,468 and $4,238 after-tax, or $0.39 and $0.05 per share, respectively), and $9,956 for the nine months ended September 30, 1997 ($6,143 after-tax, or $0.07 per share).

(6) Presented on a pro forma equivalent basis, converting Infinity's as reported shares to SunGard equivalent shares using the exchange ratio of
    0.68 of a share of SunGard Common Stock for each share of Infinity common stock.

4.SELECTED FINANCIAL INFORMATION OF SUNGARD

The following information summarizes certain selected historical consolidated financial data of SunGard and should be read in conjunction with the consolidated financial statements of SunGard that are incorporated by reference in this Offer Document. All financial information set forth below is in thousands, except per share amounts.

                          AS OF AND FOR THE
                             NINE MONTHS                  AS OF AND FOR THE
                         ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                         ------------------- --------------------------------------------
                           1997      1996      1996     1995     1994     1993     1992
                         --------- --------- -------- -------- -------- -------- --------
                             (unaudited)
INCOME STATEMENT
 DATA:(1)
 Revenues............... $ 609,557 $ 477,012 $670,309 $532,628 $437,190 $381,372 $324,570
 Income from opera-
  tions.................    94,280    34,249   59,786   80,076   70,326   59,645   50,336
 Net income.............    54,978    20,386   34,901   48,672   43,087   38,474   25,808
 Net income per
  share:(2)
   Primary..............      0.62      0.24     0.41     0.61     0.56     0.54     0.41
   Fully diluted........      0.62      0.24     0.41     0.61     0.56     0.52     0.40
BALANCE SHEET DATA:
 Total Assets........... $ 737,341 $ 613,791 $679,318 $579,734 $485,740 $418,135 $365,580
 Total short term and
  long term debt........    23,884     7,269   39,346   10,002   10,567    6,523   89,790
 Stockholders' equity...   525,823   447,612  464,638  422,292  359,292  316,960  189,899

--------

(1) The years ended December 31, 1996 and 1995, respectively, include one-time charges for purchased in-process research and development, merger and other costs of $51,083 and $4,238 ($33,468 and $4,238 after-tax, or $0.39 and $0.05 per share, respectively). The nine months ended September 30, 1997 and 1996 include one time charges for purchased in-process research and development, merger and other costs of $9,956 and $44,032, respectively ($6,143 and $28,287 after-tax, or $0.07 and $0.33 per share, respectively). The year ended December 31, 1993 includes after-tax gain on sale of product line of $3,371 ($0.04 per share).

(2) Adjusted to reflect the two-for-one stock splits which occurred in July 1995 and September 1997.

                      INFORMATION REGARDING ROLFE & NOLAN

1.BUSINESS

Rolfe & Nolan is a provider on a worldwide basis of risk management software for global treasury and capital markets operations and settlement software for the derivatives industry. Using leading edge technology the systems supplied are capable of satisfying clients' operational needs in these areas across the globe. Rolfe & Nolan's turnover is primarily derived from its bureaux and facilities management services related to its settlement software system, which generate a strong monthly recurring revenue stream. In addition, the Rolfe & Nolan Group licenses its software to larger clients for use on their in house computer installations and provides ancillary services to its full customer base. The Rolfe & Nolan Group has data centres in four locations and staff in three time zones supporting approximately 280 clients in 23 countries.

Rolfe & Nolan floated on the UK stock market in 1981, obtaining a full listing in 1991. Since that time it has accelerated its growth through acquisitions in the US and the UK and by establishing companies in mainland Europe and the Asia Pacific region.

In 1993 the Rolfe & Nolan Group purchased the intellectual property rights to the Lighthouse system which it has been developing internally since that time. Lighthouse is a software product that supports treasury and derivatives trading operations. It is designed to meet the requirements of banks, other financial institutions and corporate entities trading treasury and over-the-counter derivatives products, such as swaps, interest rate options, money market instruments and foreign exchange. The system provides for the administration, risk management and accounting of treasury and treasury derivative products.

In August 1997 the Rolfe & Nolan Group raised (Pounds)1.9 million from existing shareholders by way of a private placing of shares.

Rolfe & Nolan's operating results were materially restricted during the period under review by the development costs of bringing its Lighthouse product to market. All development costs relating to both Lighthouse and to the futures and options business have been expensed in the year in which they were incurred. The core futures and options business of Rolfe & Nolan continues to expand.

In the year ended 28 February 1997 (fiscal 1997) the Rolfe & Nolan Group increased its capital expenditure in upgrading its development and operating infrastructure for both futures and options and capital markets divisions. In addition the Rolfe & Nolan Group significantly increased its expenses for personnel and marketing in the capital markets division. This has had a negative impact on Rolfe & Nolan's operating results in the first half of the year ending 28 February 1998 (fiscal 1998). However, the directors of Rolfe & Nolan expect that the investment made in its infrastructure will provide the basis for growth of this business in the future.

European operations have traditionally been, and continue to be, the principal source of revenue, accounting for 70 per cent. of Rolfe & Nolan Group sales in fiscal 1997. The US-based business suffered losses for many years up to and including the year ended 29 February 1996 (fiscal 1996). In fiscal 1997, however, the US operation generated 27 per cent. of Rolfe & Nolan Group revenue resulting in a small profit. The Asia Pacific operation started in 1996 and in the period under review had not reached sufficient revenue levels to cover the fixed cost base in the region. In fiscal 1997 the losses in Asia Pacific reduced Rolfe & Nolan Group profit before interest and taxation by (Pounds)480,000.

As is common in banking software markets, due to the high value of individual licence sales, the results of the Rolfe & Nolan Group have been, and remain, dependent on the precise timing of these sales.

2.SELECTED ROLFE & NOLAN FINANCIAL INFORMATION

                          AS OF AND
                           FOR THE
                          SIX MONTHS
                            ENDED
                          31 AUGUST               AS OF AND FOR THE FINANCIAL YEAR ENDED
                         -------------  -----------------------------------------------------------
                                        28 FEBRUARY 29 FEBRUARY 28 FEBRUARY 28 FEBRUARY 28 FEBRUARY
                          1997   1996      1997        1996        1995        1994        1993
                         ------  -----  ----------- ----------- ----------- ----------- -----------
                                          (IN (Pounds)000 EXCEPT PER SHARE DATA)
PROFIT AND LOSS ACCOUNT
 DATA:
Turnover................  9,692  8,630    20,299      17,128       14,288     12,720      11,232
Operating
 profit/(loss)..........   (568) 1,048     2,635       2,383        1,395      1,476       1,023
Profit/(loss) on
 ordinary activities
 before taxation........   (569) 1,107     2,758       2,517        1,512      1,573       1,216
Profit/(loss) for the
 period attributable to
 ordinary shareholders..   (370)   698     1,819       1,520          816        770         998
Earnings/(loss) per
 share..................  (2.93)  5.57     14.5p      12.33p         6.7p       6.4p        8.9p
Dividends per share.....   1.7p   1.7p      5.5p        4.8p      4.0025p       4.0p        3.6p
BALANCE SHEET DATA:
Total assets............ 11,848  9,352    10,204       9,102        7,782      7,839       7,116
Long-term obligations
 and redeemable
 preferred stock........   (844)  (191)     (230)       (349)        (184)      (254)       (364)
Net assets..............  6,547  4,634     5,304       4,037        2,939      2,543       2,812

The following table shows certain of the above items for Rolfe & Nolan's last three financial years reconciled to US GAAP.(/1/)

                                            AS OF AND FOR THE FINANCIAL YEAR
                                                          ENDED
                                           -----------------------------------
                                           28 FEBRUARY 28 FEBRUARY 28 FEBRUARY
                                              1997        1996        1995
                                           ----------- ----------- -----------
                                              (IN 000 EXCEPT PER SHARE AND
                                                   EXCHANGE RATE DATA)
PROFIT FOR THE PERIOD ATTRIBUTABLE TO OR-
 DINARY SHAREHOLDERS
  UK GAAP ((Pounds))......................    1,819       1,520         816
Adjustments: Amortisation of goodwill.....     (121)       (121)       (121)
  Recognition of deferred tax credit......       95         167         140
                                             ------      ------      ------
  US GAAP ((Pounds))......................    1,793       1,566         835
  Exchange rate...........................   1.5890      1.5700      1.5541
  US GAAP ($).............................    2,849       2,459       1,298
EARNINGS PER SHARE
  UK GAAP ((Pounds))......................     0.14        0.12        0.07
Adjustments: Amortisation of goodwill.....    (0.01)      (0.01)      (0.01)
Recognition of deferred tax credit........     0.01        0.01        0.01
                                             ------      ------      ------
  US GAAP ((Pounds))......................     0.14        0.12        0.07
  Exchange rate...........................   1.5890      1.5700      1.5541
  US GAAP ($).............................     0.22        0.19        0.11
TOTAL ASSETS
  UK GAAP ((Pounds))......................   10,204       9,102       7,782
Adjustments: Capitalisation of goodwill...    2,418       2,418       2,418
  Accumulated amortisation................     (605)       (484)       (363)
  Reclassification of investment in own
   shares.................................     (356)       (356)       (356)
  Recognition of deferred tax asset.......       95         167         140
                                             ------      ------      ------
  US GAAP ((Pounds))......................   11,756      10,847       9,621
  Exchange rate...........................   1.6287      1.5320      1.5840
  US GAAP ($).............................   19,147      16,618      15,240
NET ASSETS
  UK GAAP ((Pounds))......................    5,304       4,037       2,939
Adjustments: Capitalisation of goodwill...    2,418       2,418       2,418
  Accumulated amortisation................     (605)       (484)       (363)
  Reclassification of investment in own
   shares.................................     (356)       (356)       (356)
  Recognition of deferred tax asset.......       95         167         140
                                             ------      ------      ------
  US GAAP ((Pounds))......................    6,856       5,782       4,778
  Exchange rate...........................   1.6287      1.5320      1.5840
  US GAAP ($).............................   11,166       8,858       7,568

--------

(1) An explanation of the reconciliations to US GAAP in this table can be found on page 33 of this Offer Document.

The following table shows a five year summary of net dividends per share paid in full and stated in both pounds and dollars based on the exchange rate at each payment date:

                                 PAID IN RESPECT OF THE YEAR ENDED
                    -----------------------------------------------------------
                    28 FEBRUARY 29 FEBRUARY 28 FEBRUARY 28 FEBRUARY 28 FEBRUARY
                       1997        1996        1995        1994        1993
                    ----------- ----------- ----------- ----------- -----------
Dividend (pence)...     5.5         4.8         4.0         8.0         7.2
Dividend (cents)...     9.1         7.4         6.2        12.2        10.8

The following table shows the pound-dollar exchange rate at the end of certain financial periods, the average rate for each period and the range of high and low rates for each period(/1/):

                                        AS OF AND FOR
                                             THE
                                         SIX MONTHS
                                            ENDED         AS OF AND FOR THE
                                          31 AUGUST      FINANCIAL YEAR ENDED
                                        ------------- --------------------------
                                                         28       29       28
                                                      FEBRUARY FEBRUARY FEBRUARY
                                         1997   1996    1997     1996     1995
                                        ------ ------ -------- -------- --------
End of financial period................ 1.6203 1.5612  1.6287   1.5320   1.5840
Average for period..................... 1.6375 1.5417  1.5890   1.5700   1.5541
High................................... 1.6935 1.5612  1.7123   1.6440   1.6368
Low.................................... 1.5775 1.4948  1.4948   1.5030   1.4621

--------

(1) The pounds sterling to U.S. dollar exchange rate used in this table is the noon buying rate used in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

3. ROLFE & NOLAN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 YEARS ENDED 28 FEBRUARY 1997, 29 FEBRUARY 1996, 28 FEBRUARY 1995:

  Turnover

Rolfe & Nolan derives its turnover from two sources: (1) the provision and support of settlement software in relation to futures and options by way of bureaux, facilities management services or in house licence sales and (2) the provision and support of risk management software for global treasury operations. Total turnover grew 20 per cent. from (Pounds)14.3 million in fiscal 1995 to (Pounds)17.1 million in fiscal 1996 and 19 per cent. to (Pounds)20.3 million in fiscal 1997.

Turnover of the futures and options business grew 18 per cent. from (Pounds)13.7 million in fiscal 1995 to (Pounds)16.2 million in fiscal 1996, and by 17 per cent. to (Pounds)18.9 million in fiscal 1997. During the above periods the ratio of recurring revenue as a percentage of the total costs of the business remained in excess of 80 per cent. (which represents the percentage of global futures and options fixed costs covered by ongoing monthly fees). The growth in the turnover of the futures and options business was due to the increased volumes transacted on the European and US Futures Exchanges, and to the global expansion of the Rolfe & Nolan Group into the Asia Pacific markets.

Turnover of the Capital Markets products reflected licence fees and other consultancy services for the Lighthouse product paid by Credit Suisse during fiscal 1995, 1996 and 1997. Total revenues generated during this period totalled approximately (Pounds)3 million. Lighthouse was developed during this period and sales and marketing activities commenced in fiscal 1997.

  Operating expenditure
Operating expenditure consists of all personnel related costs (which represent over 60 per cent. of the total Rolfe & Nolan Group cost base), those costs associated with sales, marketing and general administrative activities and professional fees and other costs associated with being a publicly quoted company. Development costs for both the Futures and Options and the Lighthouse products were expensed in the year in which they were incurred. The Rolfe & Nolan Group did not capitalise the cost of any internally developed software during the periods under review.

Operating expenditure increased 14 per cent. from (Pounds)12.9 million in fiscal 1995 to (Pounds)14.7 million in fiscal 1996 and by 19 per cent. to (Pounds)17.6 million in fiscal 1997. The increase in operating expenditure in fiscal 1997 principally reflected the cost of additional personnel as the Rolfe & Nolan Group expanded its futures and options business and created a sales and customer support team for its Lighthouse product.

  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

Profit before taxation in fiscal 1995, 1996 and 1997 can be analysed in the context of the change in turnover and operating expenditure and net interest receivable. The net interest receivable is the difference between operating profit/(loss) and profit/(loss) on ordinary activities before taxation as shown above.

  TAXATION ON PROFITS FROM ORDINARY ACTIVITIES

The effective tax rate was 46 per cent., 39 per cent. and 34 per cent. during fiscal 1995, 1996, and 1997 respectively. The high effective rates in the earlier years reflected losses made in the US for which the future benefit was not taken.

 HALF YEARS ENDED 31 AUGUST 1996 AND 1997

  TURNOVER

Turnover of the Futures and Options business grew 18 per cent. from (Pounds)8.3 million in the six-month period ended 31 August 1996 to (Pounds)9.5 million in the six-month period ended 31 August 1997. The higher turnover was due to increased licence sales in Europe. During the above periods the ratio of recurring revenue, as a percentage of the total costs of the business, fell slightly to 77 per cent.

Turnover of the Capital Markets product (Lighthouse) was negligible in both periods.

  OPERATING EXPENDITURE

Operating expenditure increased by 35 per cent. from (Pounds)7.6 million in the six-month period ended 31 August 1996 to (Pounds)10.3 million during the six-month period ended 31 August 1997. This increase reflected the investment in staff and in the infrastructure for the Capital Markets operation which progressed from its development phase to marketability.

  Profit on ordinary activities before taxation

Profit on ordinary activities before taxation in the half year ended 31 August 1996 and 1997 must be analysed in the context of the changes in turnover and operating expenditure and net interest receivable. The net interest receivable is the difference between operating profit/(loss) and profit/(loss) on ordinary activities before taxation as shown above. The increase in expenditure resulting from the investment in the capital markets division led to an operating loss of (Pounds)568,000 in the half year ended 31 August 1997.

  TAXATION ON PROFITS FROM ORDINARY ACTIVITIES

The rate of taxation shown in the six-month period represents management's estimate of the rate to be applied for the full year. Under UK GAAP the six-month period has not been treated as a discrete accounting period but as a part of the full twelve months ending on the last day of February.

 LIQUIDITY AND CAPITAL RESOURCES

Rolfe & Nolan has historically satisfied its cash requirements through its own cash flow from operations, supplemented by facilities from its principal bankers. In August 1997 Rolfe & Nolan completed a private placing of equity shares to raise (Pounds)1.9 million from existing shareholders. The money was raised to finance the sales and marketing roll out of its Lighthouse product, including purchases of capital equipment and the hiring of additional personnel.

Cash flows from operations can vary significantly from period to period, depending upon the timing of operating cash receipts. The total cash and short term investments were (Pounds)2.1 million and (Pounds)3.2 million. In addition, purchases of tangible fixed assets varied from (Pounds)636,000 in fiscal 1995 to (Pounds)818,000 in fiscal 1996 to (Pounds)762,000 in fiscal 1997.

As at 31 August 1997 Rolfe & Nolan had cash and short term cash deposits of (Pounds)2.1 million which, together with expected cash flow from operations and bank facilities in place, was believed to be sufficient to meet its then anticipated working capital and capital expenditure requirements over the following 6 months.

 IMPACT OF INFLATION

During the period under review, the business of Rolfe & Nolan was not materially affected by inflation.

 RECONCILIATION OF UK TO US GAAP

Certain profit and loss and balance sheet items in the UK published accounts of the Rolfe & Nolan Group have been adjusted for the purposes of this document principally to reflect the different treatment of goodwill, deferred tax and investment in its own shares under UK and US GAAP. UK GAAP allows goodwill to be written off to reserves in the year of acquisition. US GAAP requires the recognition of deferred tax assets whereas UK GAAP does not. Under UK GAAP, a company's investment in its own shares (for example where held by an employee benefit trust) is considered an asset of the business whereas US GAAP treats such items as treasury stock. This reconciliation is shown in Section 2 above.

4.NATURE OF TRADING MARKET

Rolfe & Nolan Shares have been traded on the LSE since 1991. There is no trading market for Rolfe & Nolan Shares in the U.S.

As at 23 January 1998 there were approximately 9 holders of record of Rolfe & Nolan Shares with registered addresses in the US, holding an aggregate of 209,478 Rolfe & Nolan Shares (approximately 1.6 per cent. of Rolfe & Nolan's then issued share capital). Certain US holdings may be held in nominee accounts with registered addresses outside the U.S.

The following table sets out, for the quarters indicated, the reported highest and lowest middle market quotations for Rolfe & Nolan Shares, as derived from
SEDOL:

                                      (Pounds) (Pounds)
                                        PER      PER
                                      ORDINARY ORDINARY
                                       SHARE    SHARE
               QUARTER                  HIGH     LOW
               -------                -------- --------
1 December 1995 to 29 February 1996     3.03     2.68
1 March 1996 to 31 May 1996             3.23     2.88
1 June 1996 to 31 August 1996           3.58     3.08
1 September 1996 to 30 November 1996   3.875    3.375
1 December 1996 to 28 February 1997    4.525    3.275
1 March 1997 to 31 May 1997            4.075    3.775
1 June 1997 to 31 August 1997          3.875    3.075
1 September 1997 to 30 November 1997   3.475    2.875

5.MARKET RISK

Rolfe & Nolan is not exposed to any market risk sensitive instruments except its treasury investments. These investments constitute sterling denominated cash bank deposits yielding rates of interest available on London money markets. To the extent that these rates of interest are affected by market conditions, Rolfe & Nolan's interest income will change but this is currently not expected to impact materially on its results.

                                  APPENDIX I

                CONDITIONS AND FURTHER TERMS OF THE OFFER

                                    PART A

CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on the First Closing Date of the Offer (or such later time(s) and/or date(s) as SunGard may, subject to the rules of the City Code, decide) in respect of not less than90 per cent. (or such lesser percentage as SunGard may decide) of the Rolfe & Nolan Shares to which the Offer relates, provided that this condition will not be satisfied unless SunGard and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire (pursuant to the Offer or otherwise) Rolfe & Nolan Shares carrying in aggregate more than 50 per cent. of the voting rights then exercisable at a general meeting of Rolfe & Nolan. For the purposes of this condition, Rolfe & Nolan Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of Rolfe & Nolan;

(b) the approval for listing on the NYSE, subject to official notice of issuance, of the New SunGard Common Stock;

(c) the Office of Fair Trading indicating, in terms satisfactory to SunGard, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition of Rolfe & Nolan by SunGard or any matters arising therefrom to the Monopolies and Mergers Commission;

(d) SunGard having received a letter from Coopers & Lybrand L.L.P., dated as of the date on which the Offer becomes or is declared unconditional in all respects (with Coopers & Lybrand L.L.P. having received a supporting letter from Grant Thornton, Rolfe & Nolan's auditors), confirming its earlier letter to SunGard that Coopers & Lybrand L.L.P. concurs with SunGard management's conclusion that the acquisition of Rolfe & Nolan may be accounted for as a pooling of interests under US GAAP;

(e) the Registration Statement, and any post-effective amendments thereto, having become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement or any part thereof having been issued and no proceeding for that purpose having been initiated or threatened by the SEC;

(f) no Third Party having instituted, implemented or threatened, or having decided to institute, implement or threaten, any action, proceeding, suit, investigation, enquiry or reference or having made, proposed or enacted or required any action to be taken or information to be provided and there not continuing to be outstanding any statute, regulation, order or decision which would or might:

  (i) make the Offer or the acquisition by SunGard of any or all Rolfe & Nolan Shares, or control of Rolfe & Nolan by SunGard, void, illegal or unenforceable, or otherwise, directly or indirectly, restrict, prohibit, materially delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise materially challenge, the Offer or the acquisition of any or all Rolfe & Nolan Shares or control of Rolfe & Nolan by SunGard;

  (ii) require or prevent the divestiture by the Wider SunGard Group or by the Wider Rolfe & Nolan Group of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or to own their respective assets or property or any part of them;

  (iii) impose any limitation on the ability of any member of the Wider SunGard Group to acquire, directly or indirectly, or to hold or exercise effectively all or any rights of ownership of Rolfe & Nolan Shares or on the ability of Rolfe & Nolan or any member of the Wider Rolfe & Nolan Group or SunGard to hold or exercise effectively any rights of ownership of shares in any member of the Wider Rolfe & Nolan Group held or owned by it;

  (iv) result in a delay in the ability of any member of the Wider SunGard Group, or render any member of the Wider SunGard Group unable, to acquire some or all of the shares in Rolfe & Nolan;

  (v) save pursuant to the Offer or Part XIIIA of the Companies Act, require any member of the Wider SunGard Group or of the Wider Rolfe & Nolan Group to offer to acquire any shares in any member of the Wider Rolfe & Nolan Group owned by any third party; or

  (vi) otherwise materially and adversely affect the business, profits or prospects of any member of the Wider Rolfe & Nolan Group,

  and all applicable waiting periods during which any Third Party could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference under the laws of any jurisdiction having expired, lapsed or been terminated;

(g) all necessary filings having been made and all appropriate waiting periods under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and no notice of any intention to revoke any of the same having been received, in each case as may be necessary in connection with the Offer or the acquisition by any member of the Wider SunGard Group of any shares in, or control of, Rolfe & Nolan and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals necessary or appropriate for or in respect of the Offer or the proposed acquisition of Rolfe & Nolan by any member of the Wider SunGard Group having been obtained in terms and in a form satisfactory to SunGard from all appropriate Third Parties and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect at the time the Offer becomes otherwise unconditional and there being no intimation of any intention to revoke or amend or not to renew the same in connection with the Offer under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(h) except as SunGard and Rolfe & Nolan have agreed in writing has been disclosed to SunGard, there being no provision of any arrangement, agreement or other instrument to which any member of the Wider Rolfe & Nolan Group or any partnership or company in which any member of the Wider Rolfe & Nolan Group is interested (an "associate") is a party or by or to which any member or associate or any of their respective assets may be bound or be subject which could, in consequence of the Offer or the proposed acquisition of Rolfe & Nolan Shares by SunGard, result in:

  (i) any moneys borrowed by or any other indebtedness, actual or contingent, of any such member or associate becoming repayable or capable of being declared repayable immediately or prior to the stated repayment date in such arrangement, agreement or instrument or the ability of such member or associate to incur any indebtedness being withdrawn or inhibited;

  (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or associate or any such security (whenever arising or having arisen) becoming enforceable;

  (iii) any such arrangement, agreement or instrument being terminated or adversely modified or any action of an adverse nature being taken or onerous obligation arising thereunder;

  (iv) any assets or interests of any such member or associate being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business;

  (v) the respective financial or trading position, profits or prospects of any such member or associate being prejudiced or adversely affected;

  (vi) the interests or business of any such member or associate in or with any other person, firm or company (or any arrangements relating to such interests or business) being adversely affected; or

  (vii) any such member or associate ceasing to be able to carry on business under any name under which it presently does so,

  and in any such case the result will be adverse to and material in the context of the Wider Rolfe & Nolan Group taken as a whole;

(i) except as disclosed in the Annual Report and Accounts of Rolfe & Nolan for the year ended 28 February 1997 or as publicly announced to the LSE prior to 5 February 1998 or as SunGard and Rolfe & Nolan have agreed in writing has been disclosed to SunGard, no member of the Rolfe & Nolan Group having since 28 February 1997:

  (i) (save for transactions solely with wholly-owned subsidiaries of Rolfe & Nolan) issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities save for options granted and the issue of shares pursuant to the exercise of options granted on or before 5 February 1998 under the Rolfe & Nolan Share Option Schemes;

  (ii) save for the final dividend of 3.8p per share paid by Rolfe & Nolan in respect of the period to 28 February 1997 and the interim dividend of 1.7p per share paid on 30 January 1998, declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise other than to Rolfe & Nolan or wholly owned subsidiaries of Rolfe & Nolan;

  (iii) authorised, proposed or announced an intention to authorise or propose any merger or acquisition, demerger, disposal or transfer of assets (other than in the ordinary course of trading);

  (iv) authorised, proposed or announced its intention to authorise or propose any change to its share or loan capital (save for any Rolfe & Nolan Shares allotted upon the exercise of options granted on or before 5 February 1998 under the Rolfe & Nolan Share Option Schemes);

  (v) disposed of or transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (save in the ordinary course of trading) which in any such case is adverse to and material in the context of the Rolfe & Nolan Group taken as a whole;

  (vi) issued or proposed the issue of any debentures or (save in the ordinary course of business) incurred any indebtedness or contingent liability which in any such case is adverse to and material in the context of the Rolfe & Nolan Group taken as a whole;

  (vii) entered into any arrangement, agreement, transaction or commitment (whether in respect of capital expenditure, trading obligations or otherwise) which is of a loss making, long term, onerous or unusual nature or which involves or could involve an obligation of such a nature or magnitude which in any such case is adverse to and material in the context of the Rolfe & Nolan Group taken as a whole;

  (viii) entered into or varied the terms of any service agreement or agreement for services with any director of Rolfe & Nolan;

  (ix)  purchased any of its own shares;

  (x)  proposed any voluntary winding-up;

  (xi) waived or compromised any claim which is adverse to and material in the context of the Rolfe & Nolan Group taken as a whole;

  (xii) terminated or varied the terms of any agreement or arrangement between any member of the Wider Rolfe & Nolan Group and any other person in a manner which would or might be expected to have a material adverse effect on the position or prospects of the Rolfe & Nolan Group; or

  (xiii) entered into any arrangement, agreement or commitment or passed any resolution with respect to any of the transactions, matters or events referred to in this paragraph (i);

(j) except as disclosed in the Annual Report and Accounts of Rolfe & Nolan for the year ended 28 February 1997, or as publicly announced to the LSE prior to 5 February 1998 or as SunGard and Rolfe & Nolan have agreed in writing has been disclosed to SunGard, since 28 February 1997 and prior to the date on which the Offer becomes otherwise unconditional:

  (i) there having been no adverse change in the business, financial or trading position or profits or prospects of any member of the Wider Rolfe & Nolan Group; and

  (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, intimated or instituted by or remaining outstanding against any member of the Wider Rolfe & Nolan Group (whether as plaintiff or defendant or otherwise); and

  (iii) no claim being made, and no circumstance having arisen which might lead to a claim being made, under the insurance of any member of the Wider Rolfe & Nolan Group which would or might reasonably be expected to have an effect on the Wider Rolfe & Nolan Group; and

  (iv) no contingent liability having arisen or become apparent which might be likely in either case to have an adverse effect on any member of the Wider Rolfe & Nolan Group,

  which in any such case is adverse to and material in the context of the Rolfe & Nolan Group taken as a whole; and

(k) except as SunGard and Rolfe & Nolan have agreed in writing has been disclosed in writing to SunGard, SunGard not having discovered that the financial, business or other information publicly disclosed at any time by or on behalf of any member of the Wider Rolfe & Nolan Group contains a misrepresentation of material fact or omits to state a material fact necessary to make the information contained therein not materially misleading.

SunGard reserves the right (but shall be under no obligation) to waive all or any of conditions (c) to (k) both inclusive, in whole or in part. In order for the Offer not to lapse, conditions (c) to (k) both inclusive must be satisfied as at, or waived on or before midnight on, the 21st day after the later of the first closing date of the Offer and the date on which condition (a) is satisfied (or in each case such later date as the Panel may agree). SunGard shall be under no obligation to waive or treat as satisfied any of conditions
(c) to (k) both inclusive by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that the relevant condition may not be capable of satisfaction.

If SunGard is required by the Panel to make an offer or offers for Rolfe & Nolan Shares under the provisions of Rule 9 of the City Code, SunGard may make such alterations to the terms and conditions of the Offer, including condition
(a) above, as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the proposed acquisition of Rolfe & Nolan is referred to the Monopolies and Mergers Commission before 3.00 p.m. (London time) on the first closing date of the Offer or the date when the Offer becomes or is declared unconditional as to acceptances, whichever is the later. If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Rolfe & Nolan Shareholders and SunGard will cease to be bound by any Forms of Acceptance submitted before the time when the Offer lapses.

                                    PART B

FURTHER TERMS OF THE OFFER

The following further terms apply in this Part B and Part C of this Appendix I and in the Form of Acceptance, unless the context otherwise requires, and references to:

(a) the "Offer" shall mean the Offer and any revision thereof or extension thereto;

(b) "the Offer becoming unconditional" shall include references to the Offer being declared unconditional;

(c) "the Offer becoming or being declared unconditional" shall be construed as the Offer becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

(d) the "acceptance condition" shall mean the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I;

(e)  "acceptances of the Offer" shall include deemed acceptances of the Offer;
     and

Any reference to any hour of the day shall refer to such time in the UK.

1.ACCEPTANCE PERIOD

  (a) The Offer will initially be open for acceptance until 3:00 p.m. on 20 March 1998. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 10 US Business Days from the date on which written notification of the revision is posted to Rolfe & Nolan Shareholders (or such other period as may be permitted by the Panel). Except with the consent of the Panel, no such written notification may be posted after 7 April 1998 or if earlier or later, the date falling 10 US Business Days prior to the last date on which the Offer is capable of becoming unconditional.

  (b) The Offer, whether revised or not, shall not be capable of becoming unconditional after midnight on 21 April 1998 (or any earlier time and/or date beyond which SunGard has stated, and has not withdrawn such statement, that the Offer will not be extended) nor of being kept open after that time unless it has previously become unconditional, provided that SunGard reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the permission of the Panel, SunGard may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of shares made unless all relevant documentation is received by IRG no later than 1:00 p.m. on 21 April 1998 (or any earlier time and/or date beyond which SunGard has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time(s) and/or date(s) as SunGard, with the permission of the Panel, may determine.

  (c) If the Offer becomes unconditional in all respects, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days written notice will be given prior to the closing of the Offer. If a competitive situation arises after SunGard has made a "no increase" and/or "no extension" statement in relation to the Offer, SunGard may, if it specifically reserves the right to do so at the time such statement is made, withdraw such statement if it announces such withdrawal within four business days after the announcement of the competing offer and notifies Rolfe & Nolan Shareholders in writing thereof (or, in the case of Rolfe & Nolan Shareholders with registered addresses outside the UK, or whom SunGard knows to be a nominee, trustee or custodian holding Rolfe & Nolan Shares for such persons, by an announcement in the UK) at the earliest opportunity. SunGard may choose not to be bound by the terms of a "no increase" or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer which is recommended for acceptance by the Rolfe & Nolan Board or in other circumstances permitted by the Panel.

  (d) Unless otherwise determined by the Panel, SunGard shall be entitled at any particular time to decide that the acceptance condition is then satisfied taking account only of those Rolfe & Nolan Shares which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all relevant details, has been received before that time by IRG on behalf of SunGard from Rolfe & Nolan or its agents at the address specified in sub-paragraph 3(a) of this Part B. Telex, e-mail or facsimile transmission will not be sufficient.

2. ANNOUNCEMENTS

  (a) Without prejudice to sub-paragraph 3(a) of this Part B, by 8:30 a.m. on the business day (the "Relevant Day") following the day on which the Offer is due to expire or become unconditional or is revised or extended, as the case may be, (or such later time(s) or date(s) as the Panel may agree), SunGard will make an appropriate announcement and simultaneously inform the LSE of the position. Such announcement will (unless otherwise permitted by the Panel) state (as nearly as practicable) the total number of Rolfe & Nolan Shares and rights over Rolfe & Nolan
     Shares:

    (i) for which acceptances of the Offer have been received (and to what extent such acceptances have been received from persons acting in concert with SunGard for the purposes of the Offer);

    (ii) acquired or agreed to be acquired by or on behalf of SunGard (or by persons acting in concert with SunGard for the purposes of the Offer) during the Offer Period; and

    (iii) held by or on behalf of SunGard (or by persons acting in concert with SunGard for the purposes of the Offer) prior to the Offer Period,

  and will specify the percentage of Rolfe & Nolan's ordinary share capital represented by each of these figures.

  (b) Any decision to extend the date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8:30 a.m. on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Rolfe & Nolan Shares represented by acceptances and purchases there may be included or excluded for announcement purposes, subject to sub-paragraph 5(a) of this Part B, acceptances and purchases not in all respects in order or subject to verification.

  (c) In this Appendix I, references to the making of an announcement by or the giving of notice by or on behalf of SunGard include the release of an announcement to the press by public relations consultants or by Broadview Associates and the delivery by hand or telephone, facsimile, telex or other electronic transmission of an announcement to the LSE. An announcement made otherwise than to the LSE shall be notified simultaneously to the LSE.

3. RIGHTS OF WITHDRAWAL

  (a) If SunGard, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other relevant requirements specified in sub-paragraph 2(a) of this Part B, an accepting Rolfe & Nolan Shareholder may (unless the Panel otherwise agrees) immediately thereafter withdraw his acceptance(s) of the Offer by written notice signed by such Rolfe & Nolan Shareholder given by post or by hand to IRG Plc, Balfour House, 390-398 High Road Ilford, Essex IG1 1NQ. Subject to sub-paragraph 1(b) of this Part B, this right of withdrawal may be terminated not less than eight days after the Relevant Day by SunGard confirming, if such be the case, that the Offer is still unconditional and complying with the other requirements specified in sub-paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in sub-paragraph 1(c) of this Part B will run from the date of such confirmation and compliance.

  (b) If by 3:00 p.m. on 10 April 1998 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Rolfe & Nolan Shareholder may withdraw his acceptance(s) at any time thereafter by written notice received by IRG on behalf of SunGard at the address and in the manner referred to in sub-paragraph 3(a) of this Part B, until the earlier of (i) the time when the Offer becomes unconditional; and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with sub-paragraph 1(b) of this Part B.

  (c) If a "no increase" and or "no extension" statement has been withdrawn in accordance with sub-paragraph 1(c) of this Part B, any Rolfe & Nolan Shareholder who accepts the Offer after such statement is made may withdraw that acceptance thereafter in the manner referred to in sub-paragraph 3(a) of this Part B not later than the eighth day after the posting of written notice of such withdrawal to Rolfe & Nolan Shareholders.

  (d) Except as provided by this paragraph 3 and sub-paragraph 7(c) of this Part B, acceptances and elections shall be irrevocable.

  (e) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Rolfe & Nolan Shareholder(s), or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to SunGard). Telex, e-mail or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to SunGard or its agents to have been sent from Canada, Australia or Japan will be treated as valid.

4. REVISED OFFER
  (a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form) is revised and such revision represents, on the date on which such revision is announced, (on such basis as Broadview Associates may consider appropriate) an improvement (or no diminution) in the value of the Offer as so revised compared with the value of the overall consideration or terms previously offered, the benefit of the revised Offer will, subject as provided in sub-paragraphs 4(b) and 4(c) and paragraph 7 of this Part B, be made available to Rolfe & Nolan Shareholders who have accepted the Offer in its original or any previously revised form(s) (each a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in sub-paragraphs 4(b), (c), (d) and (e) of this Part B and subject to any election for alternative forms of consideration made as provided in the remainder of this paragraph 4(a), be treated as an acceptance of the Offer so revised and shall also constitute the separate appointment of SunGard and/or any director of SunGard and/or Broadview Associates and/or any director of Broadview Associates as his attorney and agent with authority to accept any such revised Offer on behalf of the Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make an election as to the form of consideration and/or the proportion thereof on behalf of a Previous Acceptor as such attorney and agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such election, such attorney and agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

  (b) The deemed acceptance referred to and authorities conferred by sub-paragraph 4(a) of this Part B shall not apply or (as the case may be) be exercised if as a result thereof the Previous Acceptor would (on such basis as Broadview Associates may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him having regard to any election or previous acceptance originally made by him, unless the Previous Acceptor has previously agreed in writing to receive less aggregate consideration.

  (c) The deemed acceptance referred to and exercise of the powers of attorney and agency so conferred by this paragraph 4 shall be ineffective to the extent that a Previous Acceptor shall lodge, within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to Rolfe & Nolan Shareholders (or such later date as SunGard may determine), a form in which he validly elects (to the extent possible) to receive the consideration receivable by him under the revised Offer in some other manner.

  (d) Subject to sub-paragraph 4(c) of this Part B, the authorities referred to in this paragraph 4 and any acceptance of a revised Offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B and duly does so.

  (e) SunGard reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration and such acceptance shall constitute an authority and request in the terms of paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant Rolfe & Nolan Shareholder.

5. ACCEPTANCES AND PURCHASES

  Except as otherwise agreed by the Panel:

  (a) an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

  (b) a purchase of Rolfe & Nolan Shares by SunGard or its nominee(s) or any person acting in concert with it or its or their nominees will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

  (c) before the Offer may become unconditional, IRG must have issued a certificate to SunGard and/or to Broadview Associates which states the number of Rolfe & Nolan Shares in respect of which acceptances have been received and which comply with paragraph 5(a) of this Part B, and the number of Rolfe & Nolan Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 5(b) of this Part B. Copies of such certificate will be sent to the Panel and to the financial advisers of Rolfe & Nolan as soon as possible after issue.

6. GENERAL

  (a) Save with the consent of the Panel, the Offer will lapse unless all the conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by SunGard in its reasonable opinion to be or remain satisfied by, or where appropriate at, midnight on 10 April 1998 or on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as SunGard may, with the consent of the Panel, decide. In such a case the Offer shall cease to be capable of further acceptance and SunGard and Broadview Associates and Rolfe & Nolan Shareholders shall thereupon cease to be bound by prior acceptances.

  (b) The expression "Offer Period" when used in this Offer Document means, in relation to the Offer, the period commencing on 5 February 1998 and ending on whichever of the following times shall be the latest:

    (i)  3:00 p.m. on 20 March 1998; and

    (ii)  the earlier of:

     (A) the time at which the Offer lapses; and

     (B) the time at which the Offer becomes unconditional.

  (c) The Offer will lapse if the proposed acquisition of Rolfe & Nolan is referred to the Monopolies and Mergers Commission before 3:00 p.m. on 20 March 1998 or the date when the Offer becomes or is declared unconditional as to acceptances, whichever is the later. If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Rolfe & Nolan Shareholders and SunGard will thereupon cease to be bound by any acceptance submitted before the time when the Offer lapses.

  (d) Except with the consent of the Panel, settlement of the consideration to which any Rolfe & Nolan Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which SunGard may otherwise be, or claim to be, entitled as against any such shareholder.

  (e) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

  (f) The Offer and the Form of Acceptance and all acceptances of the Offer and elections in respect thereof and all contracts made pursuant to the Offer and action taken or deemed to be taken under any of the foregoing shall be governed by and construed in accordance with English law.

     Execution by or on behalf of a Rolfe & Nolan Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and the relevant shareholder's agreement that nothing shall limit the right of SunGard or Broadview Associates to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

  (g) All references in this Offer Document and in the Form of Acceptance to each of 20 March 1998 and the First Closing Date of the Offer shall (except in sub-paragraphs 6(b) and 6(c) of this Part B and except where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

  (h) Any omission to despatch the Offer Document and/or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. The Offer extends to any such person to whom the Offer Document, the Form of Acceptance and any related documents may not be despatched or who may not receive such documents, and such persons may collect copies of such documents from IRG at the address set out in paragraph 3(a) of this Part B.

  (i) SunGard and Broadview Associates reserve the right to notify Rolfe & Nolan Shareholders regarding any matter, including the making of the Offer, to all or any Rolfe & Nolan Shareholders with a registered address outside the UK or whom Rolfe & Nolan knows to be a nominee holding Rolfe & Nolan Shares for such persons, by announcement or paid advertisement in a daily newspaper published and circulated in the UK, or any part thereof, in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in the Offer Document to notice or the provision of information in writing by or on behalf of SunGard and/or Broadview Associates and/or their respective agents shall be construed accordingly.

  (j) Due completion of a Form of Acceptance will constitute an instruction to SunGard, on the Offer becoming unconditional in all respects, to cancel all mandates and other instructions entered in the records of Rolfe & Nolan in force relating to holdings of Rolfe & Nolan Shares. Such mandates and other instructions will not continue in force in relation to New SunGard Common Stock issued to such shareholders.

  (k) Without prejudice to any other provisions of this Part B, SunGard and Broadview Associates reserve the right to treat acceptances as valid if received by or on behalf of either of them at any place or places or in any manner which may be otherwise than as set out herein or in the Form of Acceptance.

  (l) If sufficient acceptances are received and/or sufficient Rolfe & Nolan Shares are otherwise acquired, SunGard intends to apply the provisions of sections 428-430F of the Companies Act to acquire compulsorily any outstanding Rolfe & Nolan Shares and to apply for the cancellation of Rolfe & Nolan's listing of such shares on the LSE.

  (m) All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Rolfe & Nolan Shareholder concerned and are irrevocable in accordance with section 4 of the Powers of Attorney

     Act 1971 except in the circumstances where the grantor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

  (n) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST share certificate(s) and other document(s) will be given by or on behalf of SunGard. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Rolfe & Nolan Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

  (o)  If the Offer does not become unconditional in all respects or lapses:

    (i) the Form of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address is set out in Box 6 on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address; and

    (ii) IRG will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all Rolfe & Nolan Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of Rolfe & Nolan Shareholders concerned.

  (p) The Rolfe & Nolan Shares which are the subject of the Offer will be acquired free from all liens, charges, restrictions (including restrictions imposed by law), third party rights, and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends and other distributions declared, paid or made hereafter.

  (q) Save, in the case of any New SunGard Common Stock to be issued to any Affiliate, as agreed under the terms of the Affiliate Agreements:

    (i) the New SunGard Common Stock will be issued free from all liens, charges and other encumbrances or other equitable interests; and

    (ii) the New SunGard Common Stock will rank pari passu in all respects with existing SunGard Common Stock, including the right to receive in full all dividends (which are payable in US dollars), if any, and other distributions declared, paid or made on such shares after the date hereof.

  (r) The Offer is made at 3:00 p.m. on 20 February 1998 and is capable of acceptance from and after that time. Copies of this Offer Document and Forms of Acceptance are available at IRG from that time at the address set out in paragraph 3(a) of this Part B.

  (s) In relation to any acceptance of the Offer in respect of a holding of Rolfe & Nolan Shares which are in uncertificated form, SunGard reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

  (t) All references in this Appendix I to statutory provisions shall include a statute or statutory provision which corrects, consolidates or replaces the same (whether before or after the date hereof).

7. OVERSEAS SHAREHOLDERS

  (a) The making of the Offer in, or to persons resident in or nationals of or citizens of jurisdictions outside the UK or who are nominees of, or custodians or trustees for, citizens or nationals of other countries ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such overseas shareholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and SunGard and Broadview Associates (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer of other taxes or duties as SunGard or Broadview Associates (and any person acting on behalf of either of them) may be required to pay.

  (b) In particular, the Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Furthermore, no steps have been taken to qualify the New SunGard Common Stock for distribution in Japan or any province or territory of Canada and no prospectus in relation to the New SunGard Common Stock has been, or will be, lodged with or registered by the Australian Securities Commission. SunGard will not (unless otherwise determined by SunGard in its sole discretion and save as provided for in paragraph 7(c) below) mail or deliver, or authorise the mailing or delivery of, this Offer Document, the Form of Acceptance or any related offering document in or into Canada, Australia or Japan including to Rolfe & Nolan Shareholders with registered addresses in Canada, Australia or Japan or to persons whom SunGard knows to be trustees, nominees or custodians holding Rolfe & Nolan Shares for such persons ("Restricted Overseas Person"). Persons receiving such documents (including, without limitation, trustees, nominees or custodians) should not distribute or send them in or into Canada, Australia or Japan or use such mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any purported acceptance. Persons wishing to accept the Offer should not use such mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Form of Acceptance should not be postmarked in Canada, Australia or Japan or otherwise despatched from Canada, Australia or Japan and all acceptors must provide addresses outside Canada, Australia or Japan for the receipt of the consideration available under the Offer or for the return of the Form of Acceptance, certificate(s) for Rolfe & Nolan Shares and/or other document(s) of title. Unless an exemption under the relevant securities laws is available as aforesaid, SunGard will not issue New SunGard Common Stock or authorise the deliver of any document(s) of title in respect of New SunGard Common Stock to (i) any person who is, or who SunGard has reason to believe is, a Restricted Overseas Person, or (ii) to any person who is unable or fails to give the warranty set out in paragraph (b) of Part C below or (iii) to any person with a registered address in Canada, Australia or Japan.

  (c) These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Rolfe & Nolan Shareholders or on a general basis by SunGard in its absolute discretion. Subject thereto, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent therewith. References in this paragraph 7 to a Rolfe & Nolan Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 shall apply to them jointly and severally.

                                    PART C

FORM OF ACCEPTANCE

Each Rolfe & Nolan Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with SunGard, Broadview Associates and IRG, so as to bind such shareholder, such shareholder's personal representatives, heirs, successors and assigns, to the following effect:

  (a) that the execution of a Form of Acceptance (whether or not any boxes therein are completed) shall constitute:

    (i) an acceptance of the Offer in respect of the number of Rolfe & Nolan Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance,

    (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable SunGard to obtain the full benefit of this Part C and for SunGard and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG to perfect any of the authorities to be given hereunder;

     in each case on and subject to the terms and conditions set out in this Offer Document and the Form of Acceptance and, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable;

  (b) unless "YES" is put in Box 5 of the Form of Acceptance, such Rolfe & Nolan Shareholder has not received or sent copies of this Offer Document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan;

  (c) that the Rolfe & Nolan Shares in respect of which the Offer is accepted or deemed to be accepted are fully paid up and are sold free from all liens, equitable interests, charges, restrictions (including restrictions imposed by law), third party rights and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends and other distributions hereafter declared, paid or made;

  (d) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Rolfe & Nolan Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of SunGard and/or any of its directors and/or Broadview Associates and/or any of its directors as such Rolfe & Nolan Shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion in relation to the Rolfe & Nolan Shares referred to in sub-paragraph
      (a)(i) of this Part C held in (or subsequently converted into) certificated form in favour of SunGard or such other person or persons as SunGard may direct and to deliver such form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion together with the share certificate(s) and/or other document(s) relating to such Rolfe & Nolan Shares for registration within 6 months of the Offer becoming or being declared unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purposes of or in connection with the acceptance of the Offer and to vest in SunGard or any subsidiary or nominee(s) of such company the Rolfe & Nolan Shares as aforesaid;

  (e) that the execution of the Form of Acceptance constitutes the irrevocable appointment of IRG as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Rolfe & Nolan Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as SunGard or its agents may direct) by means of CREST all or any of the Relevant Rolfe & Nolan Shares (but not exceeding the number of Rolfe & Nolan Shares in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Rolfe & Nolan Shares to the original available balance of the accepting Rolfe & Nolan Shareholder. "Relevant Rolfe & Nolan Shares" means Rolfe & Nolan Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in the letter from Broadview Associates contained in this Offer Document and where the transfer(s) to escrow was or were made in respect of Rolfe & Nolan Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

  (f) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to the accepting Rolfe & Nolan Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

    (i) to Rolfe & Nolan or its agents to procure the registration of the transfer of the Rolfe & Nolan Shares pursuant to the Offer and, if applicable, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to SunGard or as it may direct;

    (ii) to SunGard or its agents to procure that such Rolfe & Nolan Shareholder's name is entered on the share register of SunGard in respect of New SunGard Common Stock to which such shareholder becomes entitled under the Offer (subject to the provisions of SunGard's certificate of incorporation and bylaws); and

    (iii) to SunGard or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the document(s) of title for any New SunGard Common Stock to which an accepting Rolfe & Nolan Shareholder becomes entitled pursuant to such Rolfe & Nolan Shareholder's acceptance of the Offer, at the risk of such Rolfe & Nolan Shareholder, to the person whose name and address is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at such holder's registered address provided that this is outside Canada, Australia and Japan;

  (g) that the execution of the Form of Acceptance constitutes separate authority to SunGard and/or its directors and/or Broadview Associates and/or its directors and/or their respective agents and the irrevocable appointment of SunGard and/or its directors and/or Broadview Associates and/or its directors as such shareholder's attorney and agent within the terms of paragraph 4 of Part B of this Appendix I in respect of those Rolfe & Nolan Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn;

  (h) that SunGard shall be entitled, after the Offer has become unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration, to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Rolfe & Nolan or of any class of its shareholders) attaching to any Rolfe & Nolan Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn, and with regard to any such Rolfe & Nolan Shares, the execution of the Form of Acceptance will constitute an authority to Rolfe & Nolan from such Rolfe & Nolan Shareholder to send any notice, warrant or other document or communication (including any share certificate(s) and/or other document(s) of title issued as a result of conversion of such Rolfe & Nolan Shares into certificated form) which may be required to be sent to him (as a member of Rolfe & Nolan) to SunGard at its registered office or such other address nominated by SunGard, and an authority to SunGard or any person appointed by SunGard to sign any consent to short notice of a general or separate class meeting on his behalf and/or execute a form of proxy in respect of such Rolfe & Nolan Shares appointing and/or to appoint any person determined by SunGard to attend general meetings and separate class meetings of Rolfe & Nolan or its members or any of them (and any adjournment thereof) and to exercise the votes attaching to such Rolfe & Nolan Shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer, and will also (subject as aforesaid) constitute the agreement of such Rolfe & Nolan Shareholder not to exercise any of such rights without the consent of SunGard and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend any such general meetings or separate class meetings;

  (i) that he will deliver to IRG at the address given in paragraph 3(a) of Part B of this Appendix I his share certificate(s) and or other document(s) of title in respect of the Rolfe & Nolan Shares referred to in sub-paragraph (a)(i) of this Part C held by him in (or subsequently converted into) certificated form or an indemnity acceptable to SunGard in lieu thereof, as soon as possible and in any event within six months of the Offer becoming or being declared unconditional in all respects;

  (j) that he will take (or procure to be taken) the action set out in paragraph 13 of the letter from Broadview Associates contained in this Offer Document to transfer all Rolfe & Nolan Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in (or subsequently converted into) uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within 6 months of the Offer becoming unconditional in all respects;

  (k) that if, for any reason, any Rolfe & Nolan Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 13 of the letter from Broadview Associates contained in this Offer Document are converted to certificated form, he will (without prejudice to paragraph (g) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Rolfe & Nolan Shares as so converted to IRG at the address referred to in paragraph 3(a) of Part B of this Appendix I or to SunGard at its registered office or as SunGard or its agents may direct;

  (l) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England;

  (m) that on execution the Form of Acceptance shall take effect as a deed;

  (n) that the terms of this Part C and the Offer generally shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

  (o) that, if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in SunGard or its subsidiaries or nominees or such other persons as it may decide the Rolfe & Nolan Shares aforesaid and all such acts and things as may be necessary or expedient to enable IRG to perform its functions as escrow agent for the purposes of the Offer;

  (p) that he agrees to ratify each and every act or thing which may be done or effected by SunGard and/or any of its directors and/or Broadview Associates and/or any of its directors or their respective agents or Rolfe & Nolan or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities hereunder; and

  (r) that he undertakes, if any provisions of Part B of this Appendix I or this Part C shall in any way be unenforceable, invalid or not operate so as to afford SunGard and/or Broadview Associates and/or their respective agents the full benefit of the authorities expressed be given herein, with all practicable speed to do all such acts and things and execute all such documents as may be required or desirable to enable SunGard and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG to secure the full benefit of the authorities and powers of attorney conferred by or referred to in Part B of this Appendix I or this Part C.

     References in this Part C to a Rolfe & Nolan Shareholder shall include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

                                  APPENDIX II

                          SUNGARD FINANCIAL STATEMENTS

                     INDEX TO SUNGARD FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
(i)SunGard Unaudited Interim Financial Statements.......................... II-2
(ii)Report of Independent Accountants...................................... II-8
(iii)SunGard Audited Annual Financial Statements........................... II-9

 ALL SHARE AND PER SHARE AMOUNTS IN SUNGARD'S UNAUDITED INTERIM FINANCIAL STATEMENTS HAVE BEEN ADJUSTED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT WHICH OCCURRED IN SEPTEMBER 1997. THE SHARE AND PER SHARE AMOUNTS IN SUNGARD'S ANNUAL FINANCIAL STATEMENTS HAVE NOT BEEN ADJUSTED FOR SUCH STOCK SPLIT.

(I) SUNGARD UNAUDITED INTERIM FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
ASSETS
Current:
  Cash and equivalents..............................   $  32,841    $  46,072
  Trade receivables, less allowance for doubtful
   accounts of $17,266 and $10,391..................     153,748      130,404
  Earned but unbilled receivables...................      36,524       27,842
  Prepaid expenses and other current assets.........      20,415       18,507
  Deferred income taxes.............................      20,628       13,632
                                                       ---------    ---------
    Total current assets............................     264,156      236,457
Property and equipment, less accumulated
 depreciation of $192,027 and $158,214..............     116,673      109,523
Software products, less accumulated amortization of
 $82,486 and $68,780................................      79,393       71,917
Goodwill, less accumulated amortization of $29,804
 and $23,444........................................     159,470      156,796
Other intangible assets, less accumulated
 amortization of $46,793 and $34,590................     117,649      104,625
                                                       ---------    ---------
                                                       $ 737,341    $ 679,318
                                                       =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
  Short-term and current portion of long-term debt..   $  20,847    $  34,932
  Accounts payable..................................      12,383       13,531
  Accrued compensation and benefits.................      39,428       41,581
  Other accrued expenses............................      26,969       24,004
  Accrued income taxes..............................       7,938        5,873
  Deferred revenues.................................     100,916       90,345
                                                       ---------    ---------
    Total current liabilities.......................     208,481      210,266
                                                       ---------    ---------
Long-term debt......................................       3,037        4,414
                                                       ---------    ---------
COMMITMENTS
Stockholders' equity:
  Preferred stock, par value $.01 per share; 5,000
   shares authorized................................         --           --
  Common stock, par value $.01 per share; 120,000
   shares authorized; 86,789 and 42,300 shares
   issued...........................................         868          423
  Capital in excess of par value....................     181,880      175,937
  Notes receivable for common stock.................         (96)        (559)
  Restricted stock plans............................      (1,281)      (1,535)
  Retained earnings.................................     349,923      292,113
  Foreign currency translation adjustment...........      (5,381)        (266)
                                                       ---------    ---------
                                                         525,913      466,113
Treasury stock, at cost, 22 and 43 shares...........         (90)      (1,475)
                                                       ---------    ---------
    Total stockholders' equity......................     525,823      464,638
                                                       ---------    ---------
                                                       $ 737,341    $ 679,318
                                                       =========    =========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

                                    NINE MONTHS ENDED    THREE MONTHS ENDED
                                      SEPTEMBER 30,         SEPTEMBER 30,
                                   --------------------  --------------------
                                     1997       1996       1997       1996
                                   ---------  ---------  ---------  ---------
Revenues.......................... $ 609,557  $ 477,012  $ 214,485  $ 171,646
                                   ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of sales and direct
   operating......................   264,304    211,881     92,250     75,120
  Sales, marketing and
   administration.................   118,828     94,672     42,443     33,262
  Product development.............    52,985     41,584     16,691     14,727
  Depreciation of property and
   equipment......................    35,538     26,813     12,514      9,177
  Amortization of intangible
   assets.........................    33,666     23,781     11,126      9,924
  Purchased in-process research
   and development and other
   costs..........................     9,956     44,032        338     44,032
                                   ---------  ---------  ---------  ---------
                                     515,277    442,763    175,362    186,242
                                   ---------  ---------  ---------  ---------
Income from operations............    94,280     34,249     39,123    (14,596)
  Interest income.................     1,374      4,198        397        518
  Interest expense................    (2,015)      (675)      (694)       --
                                   ---------  ---------  ---------  ---------
Income before income taxes........    93,639     37,772     38,826    (14,078)
  Income taxes....................    38,661     17,386     16,057     (3,613)
                                   ---------  ---------  ---------  ---------
Net income........................ $  54,978  $  20,386  $  22,769  $ (10,465)
                                   =========  =========  =========  =========
Fully diluted net income (loss)
 per common share................. $    0.62  $    0.24  $    0.26  $   (0.12)
                                   =========  =========  =========  =========
Shares used to compute fully
 diluted net income per common
 share............................    88,620     86,276     88,900     86,460
                                   =========  =========  =========  =========



The accompanying notes are an integral part of these financial statements.

SUPPLEMENTAL INCOME STATEMENT INFORMATION

(In thousands)
(Unaudited)

                                     NINE MONTHS ENDED    THREE MONTHS ENDED
                                       SEPTEMBER 30,         SEPTEMBER 30,
                                    --------------------  --------------------
                                      1997       1996       1997       1996
                                    ---------  ---------  ---------  ---------
Revenues:
  Investment support systems....... $ 393,155  $ 288,904  $ 137,476  $ 103,978
  Disaster recovery services.......   167,064    141,273     58,334     50,765
  Computer services and other......    49,338     46,835     18,675     16,903
                                    ---------  ---------  ---------  ---------
                                    $ 609,557  $ 477,012  $ 214,485  $ 171,646
                                    =========  =========  =========  =========
Income from operations:
  Investment support systems....... $  68,719  $  47,219  $  24,537  $  16,501
  Disaster recovery services.......    34,307     31,218     13,505     12,207
  Computer services and other......     7,837      5,551      3,540      2,447
  Corporate administration.........    (6,627)    (5,707)    (2,121)    (1,719)
  Purchased in-process research and
   development.....................    (9,956)   (44,032)      (338)   (44,032)
                                    ---------  ---------  ---------  ---------
                                    $  94,280  $  34,249  $  39,123  $ (14,596)
                                    =========  =========  =========  =========
Operating margin:
  Investment support systems.......      17.5%      16.3%      17.8%      15.9%
                                    =========  =========  =========  =========
  Disaster recovery services.......      20.5%      22.1%      23.2%      24.0%
                                    =========  =========  =========  =========
  Computer services and other......      15.9%      11.9%      19.0%      14.5%
                                    =========  =========  =========  =========
  Total............................      15.5%       7.2%      18.2%      -8.5%
                                    =========  =========  =========  =========
  Total, excluding one-time
   charges.........................      17.1%      16.4%      18.4%      17.1%
                                    =========  =========  =========  =========


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         --------------------
                                                           1997       1996
                                                         ---------  ---------
Cash flow from operations:
 Net income............................................. $  54,978  $  20,386
 Reconciliation of net income to cash flow from
  operations:
 Depreciation and amortization..........................    69,204     50,594
 Purchased in-process research and development and
  other costs...........................................     9,300     44,032
 Other noncash charges..................................     3,485      1,933
 Deferred income tax benefit............................   (11,991)   (19,547)
                                                         ---------  ---------
                                                           124,976     97,398
Cash provided by (used for) working capital, net of
 effect of acquired businesses:
 Accounts receivable and other current assets...........   (24,019)    (2,079)
 Accounts payable and accrued expenses..................    (4,891)   (11,429)
 Deferred revenues......................................     3,615      1,014
                                                         ---------  ---------
   Cash flow from operations............................    99,681     84,904
                                                         ---------  ---------
Financing activities:
 Cash received under employee stock plans...............     8,138     10,335
 Cash paid for treasury stock...........................      (140)    (4,221)
 Cash received under revolving line of credit and other
  borrowings............................................   168,098        --
 Repayments of debt.....................................  (186,588)    (5,644)
                                                         ---------  ---------
   Total financing activities...........................   (10,492)       470
                                                         ---------  ---------
Long-term investment activities:
 Cash paid for acquired businesses, net of cash
  acquired..............................................   (57,852)  (129,571)
 Cash paid for property and equipment...................   (37,810)   (29,615)
 Cash paid for software and other long-term assets......    (6,758)    (4,876)
                                                         ---------  ---------
   Total long-term investment activities................  (102,420)  (164,062)
                                                         ---------  ---------
Decrease in cash and equivalents before short-term
 investment activities..................................   (13,231)   (78,688)
Short-term investment activities:
 Purchase of short-term investments.....................       --      (2,660)
 Maturities of short-term investments...................       --      38,726
                                                         ---------  ---------
Decrease in cash and equivalents........................   (13,231)   (42,622)
Beginning cash and equivalents..........................    46,072     79,091
                                                         ---------  ---------
Ending cash and equivalents............................. $  32,841  $  36,469
                                                         =========  =========
Supplemental information:
Acquired businesses:
 Property and equipment.................................     5,643      7,440
 Software products......................................    16,507     35,233
 Purchased in-process research and development..........     9,300     37,400
 Deferred income taxes..................................     1,761      5,722
 Goodwill and other intangible assets...................    30,474     59,808
 Purchase price obligations and debt assumed............    (3,135)    (2,840)
 Net current liabilities assumed........................      (103)   (13,192)
 Common stock issued....................................    (2,595)       --
                                                         ---------  ---------
Cash paid for acquired businesses, net of cash
 acquired............................................... $  57,852  $ 129,571
                                                         =========  =========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine and three month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1996.

2. ACQUISITIONS:

During the first nine months of 1997, the Company completed five business acquisitions accounted for as purchase transactions. Three acquisitions were in the Company's investment support systems business, and two were in its disaster recovery services business. Total cash paid in connection with these acquisitions was $57,125,000, subject to certain adjustments.

In connection with the acquisition of the Global Plus product line and certain other assets of Premier Solutions Ltd., the Company engaged a nationally recognized, independent appraisal firm to express an opinion on the fair market value of the assets acquired to serve as the basis of allocation of the purchase price to the various classes of assets acquired. During 1997, the Company recorded a charge of $9,300,000, representing that portion of the purchase price related to purchased in-process research and development. This charge represents, as of the date of acquisition, the value of software products still in development, but not considered to have reached technological feasibility or to have any alternate future use. Global Plus is a real-time, multi-currency trust and custody accounting system.

During the first nine months of 1997, the Company completed two acquisitions accounted for as poolings-of-interests. In January 1997, the Company issued 764,655 shares of common stock in connection with the acquisition of GMI Software, Inc. (GMI), a global provider of application software supporting exchange-traded futures and options. In July 1997, the Company issued 121,788 shares of common stock in connection with the acquisition of Med Data Systems, Inc. (Med Data), a domestic supplier of software used by hospitals and medical centers to manage patient medical records. The accompanying consolidated financial statements include the results of GMI from January 1, 1997, and Med Data from July 1, 1997. Prior period consolidated financial statements have not been restated because the effect of such restatement is not material.

Except for the charge related to purchased in-process research and development described above, these acquisitions are not expected to have a material effect on the Company's financial condition or results of operations.

3. SUBSEQUENT EVENT:

On October 17, 1997, the Company signed a definitive agreement to merge with Infinity Financial Technology, Inc. (Infinity) in a stock-for-stock transaction in which each share of Infinity common stock will be exchanged for
0.68 of a share of the Company's common stock. Based upon the Company's closing price of $24 1/16 on October 16, 1997, the shares to be issued by the Company in the transaction, representing approximately fifteen percent of its outstanding shares, will have a value of approximately $313 million. The merger, which is subject to certain conditions including regulatory approval and approval of the stockholders of Infinity, is expected to close by the end of 1997 or early in 1998.

Infinity develops, markets and supports enterprise software solutions for financial trading and risk management. Infinity, which was founded in 1989, targets global organizations that manage complex financial assets.

The Company expects that the merger will be accounted for as a pooling of interests. The following unaudited pro forma combined condensed financial data is provided for illustrative purposes only and assumes that the merger with Infinity had occurred as of the beginning of each of the periods presented. The following pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the companies had always been combined, or the results which may be obtained in the future.

                                                                NET INCOME PER
                                REVENUES      OPERATING INCOME   COMMON SHARE
                            ----------------- ---------------- ----------------
                            ACTUAL  PRO FORMA ACTUAL PRO FORMA ACTUAL PRO FORMA
                            ------- --------- ------ --------- ------ ---------
Nine months ended Sept.
 30, 1997 ................  609,557  655,766  94,280  101,614   0.62    0.59
                            -------  -------  ------  -------   ----    ----
Nine months ended Sept.
 30, 1996 ................  477,012  505,576  34,249   40,323   0.24    0.24
                            -------  -------  ------  -------   ----    ----
Year ended Dec. 31, 1996..  670,309  711,857  59,786   68,285   0.41    0.41
                            -------  -------  ------  -------   ----    ----
Year ended Dec. 31, 1995..  532,628  557,366  80,076   85,752   0.61    0.55
                            -------  -------  ------  -------   ----    ----
Year ended Dec. 31, 1994..  437,190  449,785  70,326   72,450   0.56    0.50
                            =======  =======  ======  =======   ====    ====

4. Fully diluted net income per common share was calculated using the weighted-average number of common shares and common-equivalent shares outstanding during the period. Common-equivalent shares are principally attributable to unexercised stock options. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), which specifies a new methodology for the computation, presentation and disclosure of earnings per share and makes the U.S. standard for computing earnings per share more compatible with that of other countries and with the International Accounting Standards Committee.

SFAS 128 requires a dual presentation of basic and diluted earnings per share. The new standard is required to be adopted in the fourth quarter of 1997. While early adoption is not permitted, SFAS 128 requires restatement of all prior period earnings per share data at the time of adoption. The Company's new earnings per share amounts are not expected to be materially different from those computed under the present accounting standard for the nine and three months ended September 30, 1997 and 1996.

5. On August 15, 1997, the Company's Board of Directors authorized a two-for-one stock split of the Company's common stock. The stock split was effective for stockholders of record on September 2, 1997, and shares were issued on September 22, 1997. The number of shares used for purposes of calculating net income per common share and all per share data have been adjusted for all periods presented to reflect this stock split.

(II) REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders SunGard Data Systems Inc.:

   We have audited the accompanying consolidated balance sheets of SunGard Data Systems Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SunGard Data Systems Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 13, 1997

(III) SUNGARD AUDITED ANNUAL FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

                                                               DECEMBER 31,
                                                           --------------------
                                                              1996       1995
                                                           ----------- --------
                                                           (UNAUDITED)
ASSETS
Current:
  Cash and equivalents...................................   $ 46,072   $ 79,091
  Short-term investments, at cost, which approximates
   market................................................        --      36,066
  Trade receivables, less allowance for doubtful accounts
   of $10,391 and $6,426.................................    130,404    118,169
  Earned but unbilled receivables........................     27,842     25,090
  Prepaid expenses and other current assets..............     18,507     16,020
  Deferred income taxes..................................     13,632      6,727
                                                            --------   --------
    Total current assets.................................    236,457    281,163
Property and equipment, less accumulated depreciation of
 $158,214 and $126,580...................................    109,523     95,745
Software products, less accumulated amortization of
 $68,780 and $59,033.....................................     71,917     35,375
Goodwill, less accumulated amortization of $23,444 and
 $19,658.................................................    156,796    116,455
Other intangible assets, less accumulated amortization of
 $34,590 and $27,015.....................................    104,625     50,996
                                                            --------   --------
                                                            $679,318   $579,734
                                                            ========   ========
LIABILITIES AND STOCKHOLDERS EQUITY
Current:
  Short-term and current portion of long-term debt.......   $ 34,932   $  6,761
  Accounts payable.......................................     13,531     12,428
  Accrued compensation and benefits......................     41,581     29,330
  Other accrued expenses.................................     24,004     15,773
  Accrued income taxes...................................      5,873     10,639
  Deferred revenues......................................     90,345     72,642
                                                            --------   --------
    Total current liabilities............................    210,266    147,573
                                                            --------   --------
Long-term debt...........................................      4,414      3,241
                                                            --------   --------
Deferred income taxes....................................        --       6,628
                                                            --------   --------
COMMITMENTS
Stockholders' equity:
  Preferred stock, par value $.01 per share; 5,000 shares
   authorized............................................        --         --
  Common stock, par value $.01 per share; 60,000 shares
   authorized; 42,300 and 42,111 shares issued...........        423        421
  Capital in excess of par value.........................    175,937    171,558
  Notes receivable for common stock......................       (559)    (2,817)
  Restricted stock plans.................................     (1,535)      (220)
  Retained earnings......................................    292,113    260,172
  Foreign currency translation adjustment................       (266)    (1,279)
                                                            --------   --------
                                                             466,113    427,835
 Treasury stock, at cost, 43 and 189 shares..............     (1,475)    (5,543)
                                                            --------   --------
    Total stockholders' equity...........................    464,638    422,292
                                                            --------   --------
                                                            $679,318   $579,734
                                                            ========   ========


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
Revenues...........................................  $670,309 $532,628 $437,190
Costs and expenses:
 Cost of sales and direct operating................   291,580  234,011  194,838
 Sales, marketing and administration...............   135,403  109,226   89,579
 Product development...............................    61,474   50,338   36,741
 Depreciation of property and equipment............    37,356   30,807   24,268
 Amortization of intangible assets.................    33,627   23,932   21,438
 Purchased in-process research and development and
  other costs......................................    51,083    4,238      --
                                                     -------- -------- --------
                                                      610,523  452,552  336,864
                                                     -------- -------- --------
Income from operations.............................    59,786   80,076   70,326
 Interest income, net..............................     3,783    5,036    2,202
                                                     -------- -------- --------
Income before income taxes.........................    63,569   85,112   72,528
 Income Taxes......................................    28,668   36,440   29,441
                                                     -------- -------- --------
Net income.........................................  $ 34,901 $ 48,672 $ 43,087
                                                     ======== ======== ========
Fully diluted net income per common share..........  $   0.81 $   1.23 $   1.12
                                                     ======== ======== ========
Shares used to compute fully diluted net income per
 common share......................................    43,061   39,668   38,502
                                                     ======== ======== ========



The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1996       1995      1994
                                                  ---------  --------  --------
CASH FLOW FROM OPERATIONS
 Net income.....................................  $  34,901  $ 48,672  $ 43,087
 Reconciliation of net income to cash flow from
  operations:
 Depreciation and amortization..................     70,983    54,739    45,706
 Purchased in-process research and development
  and other charges.............................     51,083       --        --
 Other noncash charges..........................      2,529     1,886     1,286
 Deferred income tax benefit....................    (21,921)   (1,374)   (3,668)
                                                  ---------  --------  --------
                                                    137,575   103,923    86,411
 Cash provided by (used for) working capital,
  net of effect of acquired businesses:
 Accounts receivable and other current assets...     (9,669)  (30,650)  (11,536)
 Accounts payable and accrued expenses..........        863     9,729     4,594
 Deferred revenues..............................      5,396     7,007    10,300
                                                  ---------  --------  --------
  Cash flow from operations.....................    134,165    90,009    89,769
                                                  ---------  --------  --------
FINANCING ACTIVITIES
 Cash received under employee stock plans.......     12,246     5,999     3,687
 Cash paid for treasury stock...................     (4,221)  (10,029)   (7,979)
 Borrowings under line of credit................     18,000       --        --
 Repayments of debt.............................     (9,274)   (8,594)   (2,121)
                                                  ---------  --------  --------
 Total financing activities.....................     16,751   (12,624)   (6,413)
                                                  ---------  --------  --------
LONG-TERM INVESTMENT ACTIVITIES
 Cash paid for acquired businesses, net of cash
  acquired......................................   (165,682)  (27,294)  (28,061)
 Cash paid for property and equipment...........    (41,347)  (31,652)  (34,286)
 Cash paid for software and other assets........    (12,972)   (5,879)   (3,191)
                                                  ---------  --------  --------
 Total long-term investment activities..........   (220,001)  (64,825)  (65,538)
                                                  ---------  --------  --------
Increase (decrease) in cash and equivalents
 before short-term investment activities........    (69,085)   12,560    17,818
SHORT-TERM INVESTMENT ACTIVITIES
 Purchase of short-term investments.............     (2,660)  (56,188)  (48,775)
 Maturities of short-term investments...........     38,726    54,228    47,493
Increase (decrease) in cash and equivalent......    (33,019)   10,600    16,536
Beginning cash and equivalents..................     79,091    68,491    51,955
                                                  ---------  --------  --------
Ending cash and equivalents.....................  $  46,072  $ 79,091  $ 68,491
                                                  =========  ========  ========
SUPPLEMENT INFORMATION
 Interest paid..................................  $   1,213  $    919  $    703
 Income taxes paid..............................  $  50,140  $ 33,556  $ 30,405
                                                  =========  ========  ========
 Acquired businesses:
 Property and equipment.........................  $  11,690  $  4,719  $  2,250
 Software products..............................     42,110    14,597     2,620
 Purchased in-process research and development..     44,451       --        --
 Goodwill and other intangible assets...........     98,320    31,933    38,274
 Deferred income taxes..........................      9,447       379    (3,234)
 Purchase price obligations and debt assumed....    (20,217)   (7,769)   (5,184)
 Net current liabilities assumed................    (20,119)   (1,117)   (6,665)
 Common stock issued............................        --    (15,521)      --
                                                  ---------  --------  --------
  Cash paid for acquired businesses, net of cash
   acquired of $132, $8,077 and $12,777 in 1996,
   1995 and 1994, respectively..................  $ 165,682  $ 27,294  $ 28,061
                                                  =========  ========  ========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                     FOREIGN
                                     CAPITAL       NOTES      RESTRICTED            CURRENCY
                    NUMBER OF  PAR  EXCESS OF  RECEIVABLE FOR   STOCK    RETAINED  TRANSLATION  NUMBER
                     SHARES   VALUE PAR VALUE   COMMON STOCK    PLANS    EARNINGS  ADJUSTMENT  OF SHARES  COST     TOTAL
                    --------- ----- ---------  -------------- ---------- --------  ----------- --------- -------  --------
Balance, December
31, 1993..........   18,801   $188  $161,149      $   --       $(2,156)  $162,034    $(4,041)       (6)  $  (214) $316,960
 Net income.......      --     --        --           --           --      43,087        --        --        --     43,087
 Purchase of
 common stock.....      --     --        --           --           --         --         --       (212)   (7,979)   (7,979)
 Shares issued
 under restricted
 stock plans,
 net..............        5    --        164          --          (164)       --         --        --        --        --
 Shares issued
 under stock
 purchase, option
 and award plans..       92      1       522          --           --         --         --         87     3,164     3,687
 Compensation
 expense related
 to restricted
 stock plans......      --     --        --           --         1,462        --         --        --        --      1,462
 Income tax
 benefit arising
 from transaction
 in common stock
 options..........      --     --        400          --           --         --         --        --        --        400
 Foreign currency
 translation
 adjustment.......      --     --        --           --           --         --       1,675       --        --      1,675
                     ------   ----  --------      -------      -------   --------    -------     -----   -------  --------
Balances, December
31, 1994..........   18,898    189   162,235          --          (858)   205,121     (2,366)     (131)   (5,029)  359,292
 Poolings-of-
 interest.........    4,253     43     8,878       (3,332)         --       9,800         32       --        --     15,421
 Net income.......      --     --        --           --           --      48,672        --        --        --     48,672
 Two-for-one
 common stock
 split............   18,898    189      (189)         --           --         --         --        (91)      --        --
 Purchase of
 common stock.....      --     --        --           --           --         --         --       (400)  (10,029)  (10,029)
 Note repayments..      --     --        --           515          --         --         --        --        --        515
 Shares issued
 under stock
 purchase, option
 and award plans..       62    --         84          --           --      (3,421)       --        433     9,515     6,178
 Compensation
 expenses related
 stock plans......      --     --        --           --           638        --         --        --        --        638
 Income tax
 benefit arising
 from transactions
 in common stock
 options..........      --     --        550          --           --         --         --        --        --        550
 Foreign currency
 translation
 adjustment.......      --     --        --           --           --         --       1,055       --        --      1,055
                     ------   ----  --------      -------      -------   --------    -------     -----   -------  --------
Balances, December
31, 1995..........   42,111    421   171,558       (2,817)        (220)   260,172     (1,279)     (189)   (5,543)  422,292
 Net income.......      --     --        --           --           --      34,901        --        --        --     34,901
 Purchase of
 common stock.....      --     --        --           --           --         --         --       (131)   (4,221)   (4,221)
 Note repayments..      --     --        --         2,258          --         --         --        --        --      2,258
 Shares issued
 under restricted
 stock plans......       50    --      1,687          --        (1,687)       --         --        --        --        --
 Shares issued
 under stock
 purchase, option
 award plans......      139      2     1,520          --           --      (2,960)       --        277     8,289     6,851
 Compensation
 expense related
 to restricted
 stock plans......      --     --        --           --           372        --         --        --        --        372
 Income tax
 benefit arising
 from transaction
 in common stock
 options..........      --     --      1,172          --           --         --         --        --        --      1,172
 Foreign currency
 translation
 adjustment.......      --     --        --           --           --         --       1,013       --        --      1,013
                     ------   ----  --------      -------      -------   --------    -------     -----   -------  --------
Balances, December
31, 1996..........   42,300   $423  $175,937      $  (559)     $(1,535)  $292,113    $  (266)      (43)  $(1,475) $464,638
                     ======   ====  ========      =======      =======   ========    =======     =====   =======  ========

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

  SunGard Data Systems Inc. (the "Company"), through its wholly owned subsidiaries, operates in a single industry segment, principally in the United States, providing computer services, principally proprietary processing services and software to the financial services industry, computer disaster recovery services and healthcare information systems. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events could cause actual results to differ from those estimates. The Company amortizes intangible assets, including software product costs, over periods that it believes approximate the related useful lives of those assets based upon estimated future operating results and cash flows of the underlying business operations. It is possible that the Company's estimates of those lives could change based upon changes in numerous factors, including product demand, market conditions, technological developments, economic conditions and competitor activities.

  Revenue Recognition

  Revenues from remote processing, disaster recovery and software maintenance services are recognized over the terms of the related contracts or as the related service is provided. License-fee revenues from proprietary products are generally recognized upon the signing of a contract and delivery of the product, except in those instances where the Company provides training, installation and other significant post-delivery services. In those instances, a portion of the contract price is deferred and recognized as the related services are provided. License-fee revenues from proprietary products that are paid for over an extended period of time and are bundled together with computer equipment and other post-delivery services, and for which significant credit, technology or service risks exist, are recorded ratably over the contract period. Revenues from fixed-fee contracts requiring a significant amount of program modification or customization, installation, systems integration and/or related services are recognized based upon the estimated percentage of completion. Changes in estimated costs during the course of a contract are reflected in the period in which the facts become known.

  Cash Equivalents and Short-Term Investments

  Cash in excess of daily requirements is invested primarily in institutional money-market funds, commercial paper, time deposits, certificates of deposit and short-term bonds. Investments purchased with a maturity of three months or less at the date of purchase are considered to be cash equivalents; those with maturities greater than three months are considered to be short-term investments.

  Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash and short-term investments and receivables. By policy the Company places its temporary cash and short-term investments with institutions of high credit-quality and limits the amount of credit exposure to any one issuer. The Company sells a significant portion of its products and services to the financial services industry and could be directly affected by the overall condition of that industry. The Company believes that any credit risk associated with receivables is substantially mitigated by a relatively large number of customer accounts and reasonably short collection terms. Receivables are stated at estimated net realizable value, which approximates fair value.

  Property and Equipment

  Property and equipment are recorded at cost, and depreciation is provided on the straight-line method over the estimated useful lives of the related assets (two to eight years for equipment and ten to forty years for buildings and improvements). Leasehold improvements are amortized ratably over their remaining lease term or useful life, if shorter.

  Foreign Currency Translation

  The functional currency of each of the Company's foreign operations is the local currency of the country in which the operation is headquartered. Accordingly, all assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses are translated using average exchange rates during the period. Increases and decreases in net assets resulting from foreign currency translation are accumulated as a separate component of stockholders' equity.

  Software Development and Product Costs

  Product development costs are expensed as incurred and consist primarily of design and development costs of new products and significant enhancements incurred prior to the establishment of technological feasibility. Costs associated with purchased software, software obtained through business acquisitions, and new products and enhancements to existing products that meet technological feasibility and recoverability tests are capitalized and amortized over the estimated useful lives of the related products, generally five to ten years, using the straight-line method or the ratio of current revenues to current and anticipated revenues from such software, whichever provides the greater amortization. Amortization of all software products aggregated $15,358,000, $9,601,000 and $9,778,000 during 1996, 1995 and 1994, respectively.

  Goodwill

  Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight-line method over periods ranging from twelve to forty years. The recoverability of goodwill is periodically reviewed by the Company. In assessing recoverability, many factors are considered, including operating results and cash flows of the acquired businesses, as well as benefits that the acquired businesses contribute to existing and related products, services and markets. After consideration of these factors during 1996, the Company shortened the remaining life of goodwill related to one acquisition and concluded that goodwill related to another business that was acquired more than ten years ago, the principal markets of which were state and municipal governments and thrift institutions, was impaired. Therefore, during 1996, the Company wrote off the remaining amount of goodwill associated with this acquisition, which totaled $5,157,000. The Company believes that no further impairment of goodwill existed at December 31, 1996.

  Other Intangible Assets

  Other intangible assets consist primarily of contract rights, customer bases and noncompetition agreements obtained in business acquisitions. Contract rights and customer bases are amortized using the straight-line method over their estimated useful lives, ranging from five to thirty years. Noncompetition agreements are amortized using the straight-line method over the term of such agreements, ranging from three to seven years.

  Income Taxes

  The Company recognizes deferred tax assets and liabilities based upon the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are calculated based on the difference between the financial and tax bases of assets and liabilities using the currently enacted tax rates in effect during the years in which the differences are expected to reverse.

  Fully Diluted Net Income Per Common Share

  Fully diluted net income per common share is calculated using the weighted-average number of common and common-equivalent shares outstanding during the year. Common-equivalent shares are attributable to unexercised stock options. Primary net income per common share approximates fully diluted net income per common share.

2.ACQUISITIONS

  Purchase Transactions

  During 1996, the Company completed eight business acquisitions accounted for as purchase transactions. Five acquisitions were in the Company's investment support systems business and three were in its disaster recovery services business.

  Total cash paid in connection with these acquisitions was $158,080,000, subject to certain adjustments. Goodwill recorded in connection with these acquisitions was approximately $42,681,000. In addition, contingent payments of up to $11,000,000 (including 9,500,000 Australian dollars, or approximately $7,500,000 at December 31, 1996) may be paid in connection with three of these acquisitions, depending upon each business achieving certain future financial results.

  During 1996, the Company recorded a charge of $44,451,000 ($0.64 per fully diluted share) for purchased in-process research and development associated with the acquisitions of NCS Financial Systems, Inc. (NCS) and two small investment support systems businesses.

  In connection with the acquisition of NCS, the Company engaged a nationally recognized, independent appraisal firm to express an opinion on the fair market value of the assets acquired to serve as the basis of allocation of the purchase price to the various classes of assets acquired. While the allocation of the purchase price is still preliminary (primarily since both the Company and National Computer Systems, Inc., previously the parent company of NCS, have not yet finalized the allocation of the purchase price for tax purposes), the Company has recorded a charge against earnings for that portion of the purchase price related to purchased in-process research and development. This charge represents, as of the date of acquisition, the value of software products still in development, but not considered to have reached technological feasibility or to have any alternate future use.

  Also during 1996, the Company paid an additional 50,000,000 Swedish Kroner (approximately $7,452,000) as the contingent portion of the purchase price related to a 1992 acquisition. Goodwill was increased by the amount of that payment.

  During 1995, the Company completed six business acquisitions accounted for as purchase transactions. Four acquisitions were in the Company's investment support systems business and two were in its disaster recovery services business.

  Total cash paid in connection with these acquisitions was approximately $23,962,000, subject to certain adjustments. Goodwill recorded in connection with these acquisitions was approximately $13,838,000. In addition, contingent payments of up to $10,500,000 may be paid in connection with two of these acquisitions, depending upon each business achieving certain future financial results.

  Also during 1995, the Company paid $11,179,000 as the contingent portion of the purchase price in connection with a 1992 acquisition. Goodwill was increased during 1995 by the amount of that payment. During 1994, the Company completed four business acquisitions. Two acquisitions were in the Company's investment support systems business and two were in its disaster recovery services business. Total cash paid in connection with these acquisitions was approximately $28,307,000. Goodwill recorded in connection with these acquisitions was approximately $12,956,000. The results of operations of these acquired businesses have been included in the accompanying Consolidated Statements of Income from the date of acquisition. Pro forma combined results of operations are not presented since the results of operations as reported in the accompanying Consolidated Statements of Income would not be materially different.

  Pooling ofInterests Transactions

  During 1995, the Company issued a total of 4,253,000 shares of common stock in connection with three business combinations accounted for as poolings of interests. Two of the combinations form the nucleus of a new operating group that provides work-flow management and document-imaging systems primarily to the healthcare industry. The remaining combination was in the Company's investment support systems business and provides trading, risk management and accounting systems primarily to the financial services industry. During 1995, the Company recorded merger costs of $4,238,000 ($0.10 per fully diluted share) in connection with these transactions. These costs consist primarily of investment banking, legal and accounting fees that are not deductible for income tax purposes. The consolidated results of operations for the year ended December 31, 1995 include the operations of each of these businesses from the beginning of the quarter in which the business combination was completed. The consolidated financial statements for prior periods have not been restated since the impact of such restatement would not be material.

3.PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31 (in thousands):

                                                             1996       1995
                                                           ---------  ---------
   Computer and telecommunications equipment.............. $ 166,934  $ 142,387
   Leasehold improvements.................................    38,403     32,082
   Office furniture and equipment.........................    38,292     27,156
   Buildings and improvements.............................    18,490     16,059
   Land...................................................     2,285      2,229
   Construction in progress...............................     3,333      2,412
                                                           ---------  ---------
                                                             267,737    222,325
   Accumulated depreciation and amortization..............  (158,214)  (126,580)
                                                           ---------  ---------
                                                           $ 109,523  $  95,745
                                                           =========  =========

4.LONG-TERM DEBT

  Long-term debt consists of the following at December 31 (in thousands):

                                                               1996     1995
                                                             --------  -------
   Bank credit agreement (5.7 per cent. interest rate).....  $ 15,000  $   --
   Other bank debt (8 per cent. interest rate).............    16,813      --
   Purchase price obligations due former owners of acquired
    businesses.............................................     5,302    6,610
   Other, primarily capital lease obligations for computer
    equipment and buildings................................     2,231    3,392
                                                             --------  -------
                                                               39,346   10,002
   Less current maturities.................................   (34,932)  (6,761)
                                                             --------  -------
                                                             $  4,414  $ 3,241
                                                             ========  =======

  The Company has an unsecured revolving credit agreement (Credit Agreement) that provides for up to $150,000,000 of borrowings for an initial period ending August 2001. Thereafter, the Credit Agreement may be extended for one year, on an annual basis, at the lender's option. The Company may borrow at LIBOR plus a margin, depending upon certain financial ratios at the time of the borrowing, or a base rate, generally the Prime rate, at the Company's option. In order to remain eligible to borrow under the Credit Agreement, the Company must, among other requirements, maintain a defined minimum net worth, maintain a defined minimum fixed-charge coverage ratio, and limit its total debt. Borrowings under the Credit Agreement at December 31, 1996 were $15,000,000.

  Annual maturities of long-term debt during the next five years are as follows: 1997-- $34,932,000; 1998--$2,309,000; 1999--$491,000; 2000--$111,000;
and 2001--$91,000.

5.STOCK OPTION AND AWARD PLANS

  Employee Stock Purchase Plans

  Under the Company's Employee Stock Purchase Plans, a maximum of 2,200,000 shares of common stock may be issued to substantially all full-time employees. Eligible employees may purchase a limited number of shares of common stock each quarter through payroll deductions, at a purchase price equal to 85 per cent. of the closing price of the Company's common stock on the last business day of each calendar quarter. During 1996, 1995 and 1994, employees purchased 152,000, 156,000 and 173,000 shares, respectively, at average purchase prices of $33.50, $22.49 and $15.49 per share, respectively. At December 31, 1996, 1,057,000 shares of common stock were reserved for issuance under these plans.

  Equity Incentive Plans

  Under the Company's 1994 and 1996 Equity Incentive Plans, awards or options to purchase up to 2,750,000 shares of common stock may be granted to key employees of the Company, with an individual limit of 200,000 shares per participant per year under each plan. Options may be either incentive stock options or nonqualified stock options, and the option price generally must be at least equal to the fair value of the Company's common stock on the date of award or grant. Generally, options are granted for a ten-year term and become fully exercisable one year from the date of grant, subject to a four- or five-year vesting schedule.

  During 1996, 1995 and 1994, long-term incentive awards (LTIP awards) were granted for future options of up to an aggregate of 294,000, 88,000 and 84,000 shares, respectively. The actual number of shares and the exercise price per share are contingent upon achieving certain cumulative financial results over a three-year period, beginning on January 1 of the year of each LTIP award. If and when the option shares are earned, the exercise price per share will be $28.54, $19.05 and $19.33, respectively, but could be reduced to a minimum of $16.48, $12.09 and $12.37, respectively, if actual operating results during the three-year period exceed targeted operating results. Compensation expense, if any, is estimated initially at the time the achievement of the cumulative financial results becomes probable and is recorded over the remaining three-year period of each LTIP award, based upon the difference between the market value and exercise price of the shares earned. During the years ended December 31, 1996 and 1995, compensation expense of $1,875,000 and $631,000, respectively, was recorded in connection with certain 1995 and 1994 LTIP awards. No compensation expense has been recorded for the 1996 LTIP awards.

  Under the Company's 1986 and 1982 Stock Option Plans, options to purchase up to 4,094,000 shares of the Company's common stock may be issued to officers and key employees. These options may be either incentive stock options or nonqualified stock options, and the option price must be at least equal to the fair value of the Company's common stock on the date of grant. Generally, options are granted for a ten-year term and become fully exercisable one year from the date of grant, subject to a four- or five-year vesting schedule.

  The table on page II-18 summarizes transactions under these equity incentive and stock option plans. All share and per share amounts have been restated to reflect a July 1995 two-for-one stock split (see Note 10).

  At December 31, 1996, 4,061,000 shares of common stock were reserved for issuance under the Company's equity incentive and stock option plans.

  Restricted Stock Plans

  The Company's Restricted Stock Award Plan for Outside Directors (RSAP) provides for awards of up to 200,000 shares of the Company's common stock. Each outside director automatically receives an initial award of 10,000 shares of the Company's common stock upon election to the Company's Board of Directors and, upon re-election as an outside director every fifth year thereafter, automatically receives another 10,000 shares. Shares awarded under the RSAP are subject to certain transfer and forfeiture restrictions that lapse over a five-year vesting period. RSAP awards for 50,000 shares were granted during 1996, and an RSAP award for 10,000 shares was granted during 1994, at market values of $33.75 and $17.31 per share, respectively. There were no awards during 1995. At December 31, 1996, 71,000 shares of common stock were reserved for issuance under this plan.

  The Company's Restricted Stock Incentive Plan (RSIP) provides for awards of up to 800,000 shares of the Company's common stock to key management employees. Shares awarded under the RSIP are subject to certain transfer and forfeiture restrictions that lapse over a five-year vesting period. There have been no awards granted since 1991. At December 31, 1996, 107,000 shares of common stock were reserved for issuance under this plan.

  Unearned compensation expense related to the restricted stock plans is reported as a reduction of stockholders' equity in the accompanying consolidated financial statements. For accounting purposes, compensation expense is recorded ratably over the five-year period during which the shares are subject to transfer and forfeiture restrictions and is based on the market value on the award date less the par value of the shares awarded. Compensation expense related to the RSAP and RSIP aggregated $372,000, $638,000 and $1,462,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Pro Forma Information

  The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option and award plans. Accordingly, compensation expense has been recorded for its LTIP, RSAP and RSIP awards, and no expense has been recorded for its other stock-based plans. FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), changes the method for recognition of cost on stock option and award plans that are similar to those of the Company. Adoption of the cost recognition requirements under SFAS 123 is optional; however, pro forma information is presented in the following paragraph.

  Had compensation cost for the Company's stock option and award plans been determined based upon the fair value at the date of grant, as prescribed under SFAS 123, the Company's net income and earnings per share would have been reduced by approximately $5,110,000 and $1,185,000, or $0.12 and $0.03 per share, in 1996 and 1995, respectively. The fair value of the options granted during 1996 and 1995 is estimated to be $16.72 and $12.11 per share, respectively, on the date of grant using the Black-Scholes pricing model with the following assumptions: volatility of 37 per cent.; expected term of six years; risk- free interest rate of 6.5 per cent.; and no dividend yield. The effects of applying SFAS 123 in this pro forma disclosure are not necessarily indicative of the impact on future years, since SFAS 123 does not apply to grants and awards made prior to 1995 and the Company's options and awards generally vest over five years. The Company also anticipates that additional options and awards will be made in future years.

                                                         SHARES
                                          --------------------------------------
                                                                      WEIGHTED
                                                        UNDER LTIP    AVAILABLE
                                           AVERAGE    AWARD OR OPTION   PRICE
                                          ----------  --------------- ----------
Balances at December 31, 1993 ($2.50-
 $19.50 per share)......................     636,000     1,394,000      $7.18
 Authorized.............................   1,000,000           --         --
 LTIP awards ($12.37-$19.33 per share)..     (84,000)       84,000        --
 Canceled ($7.00-$11.69 per share)......      10,000       (10,000)      8.49
 Granted ($19.25-$19.38 per share)......    (102,000)      102,000      19.31
 Exercised ($2.50-$11.69 per share).....         --       (184,000)      6.04
                                          ----------     ---------
Balances at December 31, 1994 ($2.50-
 $19.50 per share)......................   1,460,000     1,386,000       8.36
 Poolings-of-interests ($0.38-$8.21 per
  share)................................         --         89,000       5.40
 LTIP awards ($12.09-$19.05 per share)..     (88,000)       88,000        --
 Canceled ($7.00-$19.50 per share)......      56,000       (56,000)     10.75
 Granted ($20.63-$30.75 per share)......    (729,000)      729,000      24.98
 Exercised ($2.50-$19.50 per share).....         --       (339,000)      5.58
                                          ----------     ---------
Balances at December 31, 1995 ($0.38-
 $30.75 per share)......................     699,000     1,897,000      15.58
 Authorized.............................   1,750,000           --         --
 LTIP awards ($16.48-$28.54 per share)..    (294,000)      294,000        --
 Canceled ($2.19-$40.87 per share)......     153,000      (175,000)     26.56
 Granted ($29.00-$41.25 per share)......  (1,554,000)    1,554,000      35.20
 Exercised ($0.38-$20.63 per share).....         --       (263,000)     11.92
                                          ----------     ---------
Balances at December 31, 1996 ($0.38-
 $41.25 per share)......................     754,000     3,307,000      26.21
                                          ==========     =========

  The following table summarizes information concerning outstanding and exercisable options as of December 31, 1996:

                   OPTIONS OUTSTANDING
 ----------------------------------------------------------
                                    WEIGHTED AVERAGE          OPTIONS EXERCISABLE
                               --------------------------- --------------------------
                    NUMBER OF                               NUMBER OF     WEIGHTED
    RANGE OF       OPTIONS AND  REMAINING                  OPTIONS AND    AVERAGE
 EXERCISE PRICES   LTIP AWARDS LIFE (YEARS) EXERCISE PRICE LTIP AWARDS EXERCISE PRICE
 ----------------  ----------- ------------ -------------- ----------- --------------
 $0.38 to $10.00      488,000      3.9          $6.12        482,000       $6.11
 $10.00 to $20.00     223,000      6.4          15.32        223,000       15.32
 $20.00 to $30.00     747,000      8.7          25.21        607,000       24.33
 $30.00 to $40.00   1,102,000      9.1          34.23         72,000       30.75
 Over $40.00          281,000      9.7          40.96            --          --

6.SAVINGS PLANS

  The Company and its subsidiaries maintain savings plans that cover substantially all employees. These plans generally provide that the Company will contribute a certain percentage of employee compensation or contributions up to a specified level. Company contributions charged to income under these plans aggregated $6,125,000, $5,338,000 and $3,800,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

7.INCOME TAXES

  The provisions for income taxes for the years ended December 31, 1996, 1995 and 1994 consist of the following (in thousands):

                                                       1996     1995     1994
                                                     --------  -------  -------
   Current:
     Federal........................................ $ 37,460  $26,112  $22,251
     State..........................................    8,973    6,708    6,810
     Foreign........................................    4,156    4,994    4,048
                                                     --------  -------  -------
                                                       50,589   37,814   33,109
                                                     --------  -------  -------
   Deferred:
     Federal........................................  (19,639)  (1,376)  (2,579)
     State..........................................   (2,680)    (216)    (603)
     Foreign........................................      398      218     (486)
                                                     --------  -------  -------
                                                      (21,921)  (1,374)  (3,668)
                                                     --------  -------  -------
                                                     $ 28,668  $36,440  $29,441
                                                     ========  =======  =======

  Differences between income tax expense at the United States federal statutory income tax rate and the Company's effective income tax rate for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                                     1996     1995     1994
                                                    -------  -------  -------
   Tax at federal statutory rate................... $22,249  $29,789  $25,385
     State income taxes, net of federal benefit....   4,090    4,393    4,034
     Purchased in-process research and development
      and other costs..............................   2,656      --       --
   Merger costs....................................     --     1,524      --
     Intangible amortization.......................   1,365    1,039    1,142
     Tax-exempt interest income....................    (234)    (648)    (859)
   Foreign taxes...................................    (444)    (120)     196
   Other, net......................................  (1,014)     463     (457)
                                                    -------  -------  -------
                                                    $28,668  $36,440  $29,441
                                                    =======  =======  =======
       Effective income tax rate...................    45.1%    42.8%    40.6%
                                                    =======  =======  =======

  Deferred taxes are recorded based upon differences between financial statement and tax bases of assets and liabilities. The following deferred taxes were recorded as of December 31, 1996 and 1995 (in thousands):

                                                              1996     1995
                                                             -------  -------
   Current:
    Accounts receivable..................................... $ 3,799  $ 2,483
    Accrued compensation and benefits.......................   5,692    2,810
    Other accrued expenses..................................   2,554    1,434
    Deferred revenues.......................................   1,587      --
                                                             -------  -------
                                                             $13,632  $ 6,727
                                                             =======  =======
   Long-Term:*
    Property and equipment.................................. $ 1,334  $ 1,759
    Intangible assets.......................................  (9,807)  (8,387)
    Purchased in-process research and development and other
     acquisition-related items..............................  23,360      --
                                                             -------  -------
                                                             $14,887  $(6,628)
                                                             =======  =======

--------
* Included in other intangible assets.

8.EXPORT SALES

  The Company's domestic operations recorded revenues primarily from international software licenses and maintenance and professional services of approximately $58,019,000, $51,273,000 and $33,505,000 for the years ended
December 31, 1996, 1995 and 1994, respectively.

9.COMMITMENTS

  The Company leases a substantial portion of its computer equipment and facilities under operating leases. Future minimum rentals under operating leases with initial or remaining noncancellable lease terms in excess of one year as of December 31, 1996 follow (in thousands):

   1997................................................................ $ 51,225
   1998................................................................   45,389
   1999................................................................   25,074
   2000................................................................   14,990
   2001................................................................    8,623
   Thereafter..........................................................   15,013
                                                                        --------
                                                                        $160,314
                                                                        ========

  Rent expense aggregated $56,451,000, $52,359,000 and $45,923,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

10.STOCKHOLDERS' EQUITY

  Common Stock Split

  On June 2, 1995, the Company's Board of Directors authorized a two-for-one stock split of the Company's common stock. The stock split was effective for stockholders of record on June 15, 1995, and shares were issued on July 7, 1995. The number of shares used for purposes of calculating net income per common share and all per share data have been adjusted for all periods presented to reflect this stock split.

                                  APPENDIX III

                       ROLFE & NOLAN FINANCIAL STATEMENTS

                  INDEX TO ROLFE & NOLAN FINANCIAL STATEMENTS

                                                                           PAGE
                                                                          ------
(i) Rolfe & Nolan Unaudited Interim Statement............................  III-2
(ii) Extract from the Report of Independent Chartered Accountants........  III-7
(iii) Rolfe & Nolan Audited Annual Results...............................  III-8
   (a) Consolidated Profit and Loss Accounts.............................  III-8
   (b) Statements of Total Recognised Gains and Losses...................  III-8
   (c) Balance Sheets....................................................  III-9
   (d) Consolidated Cash Flow Statements................................. III-11
   (e) Notes to the Accounts for the year ended 28th February 1997....... III-12

                                     III-1

(I)ROLFE & NOLAN UNAUDITED INTERIM STATEMENT

  The following is extracted from Rolfe & Nolan's Interim Statement for the six months ended 31 August 1997:

                     "CONSOLIDATED PROFIT AND LOSS ACCOUNT
                   FOR THE SIX MONTHS ENDED 31ST AUGUST 1997

                                   6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                  31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    UNAUDITED      UNAUDITED       AUDITED
                                   (Pounds)'000   (Pounds)'000   (Pounds)'000
                                  -------------- -------------- --------------
Turnover.........................      9,692         8,630          20,299
Administrative Expenses..........     10,260         7,582          17,664
                                      ------         -----          ------
Operating Profit/(Loss)..........       (568)        1,048           2,635
                                      ------         -----          ------
Interest Receivable..............         26            81             182
Interest Payable.................        (27)          (22)            (59)
                                      ------         -----          ------
Profit/(Loss) before Taxation....       (569)        1,107           2,758
                                      ------         -----          ------
Taxation.........................       (199)          409             939
                                      ------         -----          ------
Profit/(Loss) for the Period.....       (370)          698           1,819
Ordinary Dividends...............        222           214             688
                                      ------         -----          ------
Retained profit/(loss) for the
 period..........................       (592)          484           1,131
                                      ------         -----          ------
Earnings per ordinary share
 (pence).........................      (2.93)         5.57            14.5
                                      ------         -----          ------

                STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                   6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                  31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    UNAUDITED      UNAUDITED       AUDITED
                                   (Pounds)'000   (Pounds)'000   (Pounds)'000
                                  -------------- -------------- --------------
Profit/(loss)for the period......       (370)          698           1,819
Exchange adjustments on foreign
 currency net investments........        (22)           18              38
                                      ------         -----          ------
Total recognised gains/(losses)
 for the period..................       (392)          716           1,857
                                      ------         -----          ------

                                     III-2

                           CONSOLIDATED BALANCE SHEET

                                        AT 31ST AUG 1997    AT 28TH FEB 1997
                                           UNAUDITED            AUDITED
                                          (Pounds)'000        (Pounds)'000
                                        ------------------  ------------------
FIXED ASSETS
Intangible Assets......................                916               1,017
Tangible Assets........................              1,344               1,113
Investments............................                 12                  12
Investment in own Shares...............                356                 356
CURRENT ASSETS
Debtors................................    7,099               5,617
Investments............................    1,605               1,650
Cash at bank and in hand...............      516                 439
                                        --------            --------
                                           9,220               7,706
CREDITORS:
Falling due within one year............   (4,457)             (4,670)
Net Current Assets.....................              4,763               3,036
                                                  --------            --------
CREDITORS:
Falling due after more than one year...               (844)               (230)
                                                  --------            --------
NET ASSETS.............................              6,547               5,304
                                                  ========            ========
CAPITAL AND RESERVES
Share Capital..........................              1,327               1,258
Share Premium..........................              2,307                 258
Other Reserves.........................             (1,755)             (1,494)
Profit and Loss........................              4,668               5,282
                                                  --------            --------
EQUITY SHAREHOLDERS' FUNDS.............              6,547               5,304
                                                  ========            ========

                                     III-3

                        CONSOLIDATED CASH FLOW STATEMENT

                                  6 MONTHS TO               6 MONTHS TO
                                    31ST AUG                  31ST AUG
                                      1997                      1996
                                    UNAUDITED                UNAUDITED
                            ------------------------- -------------------------
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
Cash (outflow)/inflow from
 operating activities.....                  (1,321)                     833
Returns on investments and
 servicing of finance.....                      (3)                      56
Taxation paid.............                     (52)                     (49)
Capital expenditure and
 financial investment.....
Purchase of tangible fixed
 assets...................                    (754)                    (402)
Acquisitions and dispos-
 als......................                     (50)                       0
Equity dividends paid.....                    (456)                    (396)
                                            ------                    -----
Cash (outflow)/inflow be-
 fore use of liquid re-
 sources and financing....                  (2,636)                      42
Management of liquid re-
 sources..................                      45                        0
Proceeds from issue of
 shares...................     2,119                       95
Lease financing...........       (54)                     (50)
                               -----                      ---
                                             2,065                       45
                                            ------                    -----
(Decrease)/Increase in
 cash for the period......                    (526)                      87
                                            ======                    =====
Reconciliation of net cash
 flow movement in net
 funds
(Decrease)/Increase in
 cash for the period......      (526)                      87
Cash outflow from decrease
 in debt and lease
 financing................        54                       50
Cash inflow from decrease
 in liquid resources......       (45)                       0
                               -----                      ---
Change in net (debt)/cash
 resulting from cash
 flows....................                    (517)                     137
New finance leases........                    (197)                       0
Translation difference....                      22                      (47)
                                            ------                    -----
Movement in net funds in
 the period...............                    (692)                      90
Opening net funds.........                   1,925                    2,721
                                            ------                    -----
Closing net funds.........                   1,233                    2,811
                                            ======                    =====

                                     III-4

NOTES

1.ACCOUNTING POLICIES

The principal accounting policies of the Group, as set out on pages 32 and 33 of the accounts for the year ended 28th February 1997, are unchanged.

2.ANALYSIS OF TURNOVER AND PROFIT BEFORE INTEREST

   (a)  Turnover by destination

                                    6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                   31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    (Pounds)'000   (Pounds)'000   (Pounds)'000
                                   -------------- -------------- --------------
U.K..............................      4,563          3,750           8,624
Rest of Europe...................      2,720          2,423           5,489
North America....................      1,957          2,341           5,611
Asia Pacific.....................        452            116             575
                                       -----          -----          ------
                                       9,692          8,630          20,299
                                       =====          =====          ======

   (b)  Profit before interest

                                    6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                   31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    (Pounds)'000   (Pounds)'000   (Pounds)'000
                                   -------------- -------------- --------------
Europe...........................        421          1,338           2,907
North America....................       (977)            46             208
Asia Pacific.....................        (12)          (336)           (480)
                                       -----          -----          ------
                                        (568)         1,048           2,635
                                       =====          =====          ======

3.RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS

                                    6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                   31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    (Pounds)'000   (Pounds)'000   (Pounds)'000
                                   -------------- -------------- --------------
Profit/(loss) for the financial
 period..........................       (370)           698           1,819
Ordinary Dividends...............        222            214             688
                                       -----          -----          ------
                                        (592)           484           1,131
Other recognised gains/(losses)
 relating to the period..........        (22)            18              38
Issue of shares, including premi-
 um..............................      2,118             95              98
Goodwill written off on
 acquisition of Hudson Consulting
 Limited.........................       (261)           --              --
                                       -----          -----          ------
                                       1,243            597           1,267
                                       =====          =====          ======

4.TAXATION

The taxation charge has been estimated on the basis that the six month period forms an integral part of the annual reporting period. The taxation estimate is analysed as follows:

                                    6 MONTHS TO    6 MONTHS TO   12 MONTHS TO
                                   31ST AUG 1997  31ST AUG 1996  28TH FEB 1997
                                    (Pounds)'000   (Pounds)'000   (Pounds)'000
                                   -------------- -------------- --------------
United Kingdom Taxation..........        175            385             900
Overseas Taxation................       (374)            24              39
                                       -----          -----          ------
                                        (199)           409             939
                                       =====          =====          ======


                                     III-5

5.EARNINGS PER SHARE

The calculation of earnings per share has been made on a weighted average of 12,580,838 ordinary shares in issue during the period (1996: 12,531,641).

6.DIVIDENDS

                                                      1997/98        1996/97
                                                    (Pounds)'000   (Pounds)'000
                                                   -------------- --------------
Interim Payable of 1.7p per share.................        222           210
Final paid of 3.8p per share......................        --            478
                                                       ------         -----
                                                          222           688
                                                       ======         =====

7.CASH FLOW

                                                    6 MONTHS TO    6 MONTHS TO
                                                   31ST AUG 1997  31ST AUG 1996
                                                    (Pounds)'000   (Pounds)'000
                                                   -------------- --------------
Operating profit/(loss)...........................       (576)        1,048
Depreciation Charges..............................        390           357
Increase in debtors...............................     (1,575)         (150)
Increase/(Decrease) in creditors..................        440          (422)
                                                       ------         -----
                                                       (1,321)          833
                                                       ======         =====

8.ACCOUNTS

The financial information set out in this document does not comprise the statutory accounts of the Group within the meaning of section 240(5) of the Companies Act 1985. The statutory audited accounts of the Group for the year ended 28th February 1997, upon which the auditors have given an unqualified report, have been delivered to the Registrar of Companies in England and Wales."

                                     III-6

(ii) EXTRACT FROM THE REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS IN ROLFE & NOLAN'S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED 28TH FEBRUARY 1997.

"To the Members of Rolfe & Nolan

We have audited the Financial Statements on pages 23 to 44, which have been prepared under the accounting policies set out on pages 32 and 33. We have also examined the amounts disclosed relating to the emoluments and share options of the Directors.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The Directors are responsible for the preparation of Financial Statements. It is our responsibility to form an independent opinion, based on our audit, on those Financial Statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the Financial Statements. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the Financial Statements, and whether the accounting policies are appropriate to the circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Financial Statements are free from material mis-statement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the Financial Statements.

OPINION

In our opinion the Financial Statements give a true and fair view of the state of affairs of the Company and the Group at 28th February 1997 and of the profit of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Grant Thornton
Registered Auditors
Chartered Accountants
London
29th May 1997"

                                     III-7

(iii) ROLFE & NOLAN AUDITED ANNUAL RESULTS

  (a) CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                        YEAR ENDED    YEAR ENDED    YEAR ENDED
                                       28TH FEBRUARY 29TH FEBRUARY 28TH FEBRUARY
                             NOTES         1997          1996          1995
                          ------------ ------------- ------------- -------------
                          (Pounds)'000 (Pounds)'000  (Pounds)'000  (Pounds)'000
Turnover................        2          20,299        17,128        14,288
Total operating ex-
 penses.................                  (17,664)      (14,745)      (12,893)
                                          -------       -------       -------
Operating profit........                    2,635         2,383         1,395
Net interest receiv-
 able...................        4             123           134           117
                                          -------       -------       -------
Profit on ordinary ac-
 tivities before taxa-
 tion...................        5           2,758         2,517         1,512
Taxation on profit on
 ordinary activities....        6            (939)         (997)         (696)
                                          -------       -------       -------
Profit for the financial
 year attributable to
 ordinary shares........                    1,819         1,520           816
Dividends paid and pro-
 posed..................        7            (688)         (592)         (480)
                                          -------       -------       -------
Transfer to reserves....       17           1,131           928           336
                                          -------       -------       -------
Earnings per share
 (pence)................        8            14.5          12.3           6.7
                                          -------       -------       -------

  (b) STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                        YEAR ENDED    YEAR ENDED    YEAR ENDED
                                       28TH FEBRUARY 29TH FEBRUARY 28TH FEBRUARY
                                           1997          1996          1995
                                       ------------- ------------- -------------
                                       (Pounds)'000  (Pounds)'000  (Pounds)'000
Profit attributable to
 ordinary shareholders..                    1,819         1,520           816
Exchange adjustments on
 foreign currency net
 investments............                       38             2            23
                                          -------       -------       -------
Total recognised
 gains/(losses) for the
 year...................                    1,857         1,522           839
                                          -------       -------       -------

All Rolfe & Nolan Group operations are continuing operations within the meaning of Financial Reporting Standard No. 3. Movements in reserves are set out in note 17 to these financial statements.

                                     III-8

(C) BALANCE SHEETS

CONSOLIDATED BALANCE SHEETS

                                    AT 28TH FEBRUARY          AT 29TH FEBRUARY
                          NOTES           1997                      1996
                          ----- ------------------------- -------------------------
                                (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
FIXED ASSETS
Intangible assets.......     9                   1,017                      --
Tangible assets.........    10                   1,113                    1,039
Investment in subsidiar-
 ies....................    11                      12                       12
Investment in own
 shares.................    12                     356                      356
CURRENT ASSETS
Debtors.................    13      5,617                     4,497
Investments.............    14      1,650                     2,900
Cash at bank and in
 hand...................              439                       298
                                   ------                    ------
                                    7,706                     7,695
CREDITORS: AMOUNTS FALL-
 ING DUE WITHIN ONE
 YEAR...................    15     (4,670)                   (4,716)
                                   ------                    ------
Net current assets......                         3,036                    2,979
                                                ------                    -----
Total assets less cur-
 rent liabilities.......                         5,534                    4,386
CREDITORS: AMOUNTS
 FALLING DUE AFTER MORE
 THAN ONE YEAR..........    15                    (230)                    (349)
                                                ------                    -----
NET ASSETS..............                         5,304                    4,037
                                                ------                    -----
CAPITAL AND RESERVES:
Called up share capi-
 tal....................    16                   1,258                    1,249
Share premium account...    17                     258                      169
Other reserves..........    17                  (1,494)                   1,494
Profit and loss ac-
 count..................    17                   5,282                    4,113
                                                ------                    -----
EQUITY SHAREHOLDERS'
 FUNDS..................    18                   5,304                    4,037
                                                ------                    -----

The financial statements for the year ended 28th February 1997 were approved by the Board of Directors on 29th May 1997 and were signed on its behalf by P.D. Day and P.K. Wright, Directors.

                                     III-9

COMPANY BALANCE SHEETS

                                    AT 28TH FEBRUARY          AT 29TH FEBRUARY
                          NOTES           1997                      1996
                          ----- ------------------------- -------------------------
                                (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
FIXED ASSETS
Intangible assets.......     9                  1,017                       --
Tangible assets.........    10                    850                       753
Investment in subsidiar-
 ies....................    11                  3,538                     3,517
Investment in own
 shares.................    12                    356                       356
CURRENT ASSETS
Debtors.................    13      5,379                     4,511
Investments.............    14      1,650                     2,900
Cash at bank and in
 hand...................              359                       250
                                   ------                    ------
                                    7,388                     7,661
CREDITORS: AMOUNTS FALL-
 ING DUE WITHIN ONE
 YEAR...................    15     (3,921)                   (4,374)
                                   ------                    ------
Net current assets......                        3,467                     3,287
                                                -----                     -----
Total assets less cur-
 rent liabilities.......                        9,228                     7,913
CREDITORS: AMOUNTS FALL-
ING DUE AFTER MORE THAN
ONE
YEAR....................    15                   (110)                      (66)
                                                -----                     -----
NET ASSETS..............                        9,118                     7,847
                                                -----                     -----
CAPITAL AND RESERVES:
Called up share capi-
 tal....................    16                  1,258                     1,249
Share premium account...    17                    258                       169
Other reserves..........    17                    465                       465
Profit and loss ac-
 count..................    17                  7,137                     5,964
                                                -----                     -----
EQUITY SHAREHOLDERS'
 FUNDS..................                        9,118                     7,847
                                                -----                     -----

The financial statements for the year ended 28th February 1997 were approved by the Board of Directors on 29th May 1997 and were signed on its behalf by P.D. Day and P.K. Wright, Directors.

                                     III-10

(D) CONSOLIDATED CASH FLOW STATEMENTs

                                       YEAR ENDED                YEAR ENDED
                          NOTES    28TH FEBRUARY 1997        29TH FEBRUARY 1996
                          ----- ------------------------- -------------------------
                                (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
Net cash inflow from op-
 erating activities.....    23                  2,088                      2,535
RETURNS ON INVESTMENTS
 AND SERVICING OF FI-
 NANCE:
Interest received.......              182                       189
Interest paid...........              (41)                      (29)
Finance lease interest
 paid...................              (18)                      (34)
Dividends paid..........             (605)                     (509)
                                   ------                    ------
Net cash outflow from
 returns on investments
 and servicing of fi-
 nance..................                         (482)                      (383)
                                                -----                     ------
TAXATION:
UK corporation tax
 paid...................             (777)                     (704)
Overseas tax paid.......              --                         (1)
                                   ------                    ------
Tax paid................                         (777)                      (705)
                                                -----                     ------
INVESTING ACTIVITIES:
Purchase of intangible
 fixed assets...........           (1,017)                      --
Purchase of tangible
 fixed assets...........             (762)                     (614)
Reduction/(increase) in
 short term deposits....            1,250                    (1,149)
                                   ------                    ------
Net cash outflow from
 investing activities...                         (529)                    (1,763)
                                                -----                     ------
Net cash
 inflow/(outflow) before
 financing..............                          300                       (316)
FINANCING:
Issue of shares.........               98                       168
Capital element of fi-
 nance lease rentals....             (108)                     (106)
                                   ------                    ------
Net cash
 (outflow)/inflow from
 financing..............    23                    (10)                        62
                                                -----                     ------
Increase / (decrease) in
 cash and cash equiva-
 lents..................    23                    290                       (254)
                                                -----                     ------

                                     III-11

(E) NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

1.PRINCIPAL ACCOUNTING POLICIES

The Accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards. A summary of the Group accounting policies, which have been applied consistently, is set out below.

BASIS OF CONSOLIDATION

The Group financial statements consolidate those of the Company and, where material, its subsidiary undertakings as referred to in note 11 to the Accounts for the year ended 28th February 1997.

GOODWILL

Goodwill arising on consolidation is written-off against reserves in the year of acquisition.

TURNOVER

Turnover is the total amount receivable by the Group, excluding Value Added Tax and sales tax, in the ordinary course of business for goods and services provided. Credit is taken in respect of software license sales based on the stage of completion of each installation with due regard for contract terms and anticipated future costs.

DEPRECIATION/AMORTISATION

Depreciation is calculated on a straight line basis to write-off the cost less estimated residual value of fixed assets over their expected useful lives. The periods generally applicable are:

   Computer facilities.................. 2-5 years
   Furniture, fixtures, fittings and
    office equipment.................... 4-7 years
   Leasehold improvements............... minimum remaining period of the lease
   Purchased Intellectual Property
    Rights.............................. 5 years

DEFERRED TAXATION

Deferred taxation is provided, using the liability method, in respect of the taxation effect of all timing differences to the extent that the Directors consider that a liability is likely to arise.

INVESTMENTS

Short-term investments are stated at the lower of cost or market value.

DEVELOPMENT EXPENDITURE

Development expenditure is charged to profits in the period in which it is incurred.

FOREIGN CURRENCIES

Transactions denominated in foreign currencies are recorded at the rates of exchange at the date of the transaction. Monetary assets and liabilities are translated into sterling at the rates of exchange at the Balance Sheet date and, where material, resulting exchange differences are reflected in the results for the year. On consolidation, the results and net assets of overseas subsidiaries are translated into sterling at the average rate of exchange for the year and at the rate of exchange at the Group's Balance Sheet date respectively. Exchange differences arising on translation are included as a movement on reserves.

                                    III-12

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997


INVESTMENT IN OWN SHARES

Shares in Rolfe & Nolan Plc held by the Employee Trust are shown at cost. Provisions for a permanent diminution in value of the shares are charged to profits in the period in which the diminution in value occurs.

LEASED ASSETS

Assets acquired under a finance lease are recorded as tangible fixed assets together with corresponding obligations to pay future rentals. Leasing payments are regarded as consisting of a capital element which reduces the outstanding liability and an interest element which is charged against profits. All other leases are regarded as operating leases and the total payments made under them are charged to the Profit and Loss Account on a straight line basis over the period of the lease.

PENSION COSTS

The Group made contributions to pension plans in the UK and overseas which were charged against profits in respect of the accounting period. The UK scheme is operated as a money purchase scheme. Overseas pension plans are provided by contributions to government or insured schemes. The assets of the UK scheme are held by the Trustees and are kept separate from those of the Group.

                                    III-13

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997



2.SEGMENTAL ANALYSIS

Turnover relates to the principal activity of the Group and consists of computer software charges, including bureau charges, together with related hardware revenues. It is analysed geographically.

                                            1997         1996         1995
                                        ------------ ------------ ------------
                                        (Pounds)'000 (Pounds)'000 (Pounds)'000
By origin:
Europe.................................    14,322       12,320       10,078
USA....................................     5,470        4,154        4,210
Asia Pacific...........................       507          654            0
                                           ------       ------       ------
                                           20,299       17,128       14,288
                                           ------       ------       ------
By destination:
UK.....................................     8,624        6,748        6,143
Rest of Europe.........................     5,489        5,346        3,958
North America..........................     5,611        4,119        3,654
Asia Pacific...........................       575          915          533
                                           ------       ------       ------
                                           20,299       17,128       14,288
                                           ------       ------       ------
The geographical analysis of profit
 before
 interest and taxation was as follows:
Europe.................................     2,907        2,286        1,654
USA....................................       208         (142)        (259)
Asia Pacific...........................      (480)         239            0
                                           ------       ------       ------
                                            2,635        2,383        1,395
                                           ------       ------       ------
Net assets/(liabilities) by location:
Europe.................................     5,988        4,412        3,235
USA....................................      (378)        (533)        (296)
Asia Pacific...........................      (306)         158            0
                                           ------       ------       ------
                                            5,304        4,037        2,939
                                           ------       ------       ------

                                    III-14

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997



3.DIRECTORS AND EMPLOYEES

   Staff costs during the year were as follows:

                                            1997         1996         1995
                                        ------------ ------------ ------------
                                        (Pounds)'000 (Pounds)'000 (Pounds)'000
    Wages and salaries.................    8,581        6,976        6,096
    Social Security costs..............      495          598          533
    Other pension costs................      533          256          236
                                           -----        -----        -----
                                           9,609        7,830        6,865
                                           =====        =====        =====

   The average number of employees of the Group during the year was 238
   (1996: 202; 1995: 178)

    Directors' remuneration, including
     benefits, was as follows:
    Non-Executive Directors' fees......       44           53           46
    Emoluments for management..........      761          702          605
    Pension contributions..............      134          104           91
    Compensation for loss of office....      105           67          --
                                           -----        -----        -----
                                           1,044          926          742
                                           =====        =====        =====

The emoluments of the Directors whose work was carried out mainly in the UK were as follows:

                                      1997                      1996                      1995
                            ------------------------- ------------------------- -------------------------
                                           HIGHEST                   HIGHEST                   HIGHEST
                                             PAID                      PAID                     PAID
                              CHAIRMAN     DIRECTOR     CHAIRMAN    DIRECTOR      CHAIRMAN     DIRECTOR
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
   Fees/salary including
    benefits in kind.......      20          186           21          139           18          121
   Annual performance
    related bonus..........     --           --           --            40          --           --
   Pension contributions...     --            12          --            45          --           --
                                ---          ---          ---          ---          ---          ---
                                 20          198           21          224           18          121
                                ===          ===          ===          ===          ===          ===

Other Directors received emoluments (excluding pension contributions) in the following ranges:

                                                            NUMBER NUMBER NUMBER
                                                            ------ ------ ------
     (Pounds)5,000 - (Pounds)10,000........................  --       1    --
     (Pounds)10,001 - (Pounds)15,000.......................    2      2      1
     (Pounds)15,001 - (Pounds)20,000.......................  --     --       1
     (Pounds)55,001 - (Pounds)60,000.......................  --       1      1
     (Pounds)70,000 - (Pounds)75,000.......................  --     --       1
     (Pounds)75,001 - 80,000...............................    1      1    --
     (Pounds)85,000 - 90,000...............................  --     --       3
     (Pounds)90,001 - 95,000...............................  --       1      1
     (Pounds)95,001 - 100,000..............................    1    --     --
     (Pounds)100,001 - (Pounds)105,000.....................    1    --       3
     (Pounds)105,001 - (Pounds)110,000.....................  --       1    --
     (Pounds)110,001 - (Pounds)115,000.....................  --       1    --
     (Pounds)140,001 - (Pounds)145,000.....................    1    --     --

                                    III-15

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997


4.NET INTEREST RECEIVABLE

                                            1997         1996         1995
                                        ------------ ------------ ------------
                                        (Pounds)'00  (Pounds)'00  (Pounds)'00
     Interest receivable from short
      term deposits...................      182          197          172
                                            ---          ---          ---
     Interest payable:
     On bank overdraft repayable on
      demand..........................       41           29           33
     On finance leases................       18           34           22
                                            ---          ---          ---
                                             59           63           55
                                            ---          ---          ---
                                            123          134          117
                                            ===          ===          ===

5.PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                            1997         1996         1995
                                        ------------ ------------ ------------
                                        (Pounds)'000 (Pounds)'000 (Pounds)'000
     Profit on ordinary activities is
      stated after:
     Auditors' remuneration...........       36           32           20
     Other services provided by
      auditors........................       32           27           27
     Operating lease costs - plant and
      equipment.......................      182          243          249
     - property                             600          459          455
     Depreciation.....................      670          705          679

6.TAXATION ON PROFIT ON ORDINARY ACTIVITIES

The taxation charge is based on the results for the year and is made up as follows:

                                            1997         1996         1995
                                        ------------ ------------ ------------
                                        (Pounds)'000 (Pounds)'000 (Pounds)'000
     UK corporation tax at 33 per
      cent.
     --current year...................      900          856          701
     --prior years....................      --            24          (27)
     Overseas tax.....................       39          117           22
                                            ---          ---          ---
                                            939          997          696
                                            ===          ===          ===

The Company has a deferred tax asset of (Pounds)95,000 (1996: (Pounds)168,000, 1995: (Pounds)140,000) which, in accordance with SSAP 15, has not been recognised in these financial statements.

7.DIVIDENDS

                                                                1997 1996 1995
                                                                ---- ---- ----
Interim dividend paid of 1.7p per share (1996: 1.6p, 1995:
 1.4025p)...................................................... 210  197  168
Final dividend proposed of 3.8p per share (1996: 3.2p, 1995:
 2.6p)......................................................... 478  395  312
                                                                ---  ---  ---
                                                                688  592  480
                                                                ===  ===  ===

The Trustee of the Rolfe & Nolan Employee Trust has, in accordance with the Trust Deed dated 31st December 1993, waived all rights to any future dividends which may be payable on any shares in the Company from time to time held by the Trust, save 0.01p per share. The dividends for the year have been reduced by (Pounds)11,200 (1996: (Pounds)10,600, 1995: (Pounds)8,000) in respect of this waiver.

8.EARNINGS PER SHARE

Calculated on the profit attributable to ordinary shareholders of (Pounds)1,819,000 (1996: (Pounds)1,520,000, 1995: (Pounds)816,000) and using a weighted average of 12,554,964 ordinary shares of 10p each in issue during the year (1996: 12,332,800, 1995: 12,163,402). Dilution in earnings per share resulting

                                    III-16

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

from the issue of shares under the Company's share option schemes (note 16) would not be material.

9.INTANGIBLE FIXED ASSETS

                                                                     (Pounds)000
                                                                     -----------
     GROUP
     Cost:
     At 1st March 1996..............................................      --
     Additions......................................................    1,017
                                                                        -----
     At 28th February 1997..........................................    1,017
                                                                        -----
     COMPANY
     Cost:
     At 1st March 1996..............................................      --
     Additions......................................................    1,017
                                                                        -----
     At 28th February 1997..........................................    1,017
                                                                        -----

Included under Intangible Fixed Assets are the purchased Intellectual Property Rights for software modules to be integrated into Lighthouse. The rights were purchased in February 1997 and consequently no amortisation was charged in the year.

10.TANGIBLE FIXED ASSETS

                                                                     SHORT
                                          COMPUTER   FIXTURES AND  LEASEHOLD
                              TOTAL      FACILITIES    FITTINGS   IMPROVEMENTS
                           (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                           ------------ ------------ ------------ ------------
GROUP
COST:
At 1st March 1996.........    5,419        4,259         643          517
Additions.................      762          620         114           28
Disposals.................      (28)         (28)        --           --
Exchange adjustments......      (98)         (87)         (9)          (2)
                              -----        -----         ---          ---
At 28th February 1997.....    6,055        4,764         748          543
                              -----        -----         ---          ---
DEPRECIATION:
At 1st March 1996.........    4,380        3,431         500          449
Disposals.................      (28)         (28)        --           --
Provided in the year......      670          545          84           41
Exchange adjustments......      (80)         (69)         (9)          (2)
                              -----        -----         ---          ---
At 28th February 1997.....    4,942        3,879         575          488
                              -----        -----         ---          ---
Net book value at 28th
 February 1997............    1,113          885         173           55
                              -----        -----         ---          ---
Net book value at 29th
 February 1996............    1,039          828         143           68
                              -----        -----         ---          ---


                                     III-17

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

Included under computer facilities in equipment held under finance leases the net book value of which was (Pounds)136,000 at 28th February 1997 (1996:
(Pounds)243,000). The depreciation charge for the year for this equipment was (Pounds)108,000 (1996: (Pounds)116,000).

COMPANY

COST:
At 1st March 1996......................................... 3,808  2,885  447 476
Additions.................................................   567    430  110  27
Disposals.................................................   (28)   (28) --  --
                                                           -----  -----  --- ---
At 28th February 1997..................................... 4,347  3,287  557 503
                                                           -----  -----  --- ---
DEPRECIATION:
At 1st March 1996......................................... 3,055  2,306  321 428
Disposals.................................................   (28)   (28) --  --
Provided in the year......................................   470    358   74  38
                                                           -----  -----  --- ---
At 28th February 1997..................................... 3,497  2,636  395 466
                                                           -----  -----  --- ---
Net book value at 28th February 1997......................   850    651  162  37
                                                           -----  -----  --- ---
Net book value at 29th February 1996......................   753    579  126  48
                                                           -----  -----  --- ---

Included under computer facilities is equipment held under finance leases the net book value of which (Pounds)37,000 at 28th February 1997 (1996:
(Pounds)60,000). The depreciation charge for the year for equipment held under finance leases was (Pounds)23,000 (1996: (Pounds)10,000).

11.INVESTMENT IN SUBSIDIARY UNDERTAKINGS

                                      GROUP                    COMPANY
                            ------------------------- -------------------------
                               1997         1996         1997         1996
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
Investment in subsidiary
 undertakings:
Cost at 1st March 1996....       12           12         3,517        3,533
Acquired during the year..       --           --            21          --
Disposed of during the
 year.....................       --           --           --           (16)
                                ---          ---         -----        -----
Cost at 28th February
 1997.....................       12           12         3,538        3,517
                                ---          ---         -----        -----

The Company owns 100 per cent. of the share capital of Rolfe & Nolan Ges.mbH, incorporated in Austria. This company did not trade in the period to 28th February 1997 nor does it have a significant level of net assets, and has therefore not been consolidated.

During the year the Company acquired 100 per cent. of the share capital of Rolfe & Nolan GmbH which was incorporated in Germany on 23rd August 1996.

At 28th February 1997 the Company owned 100 per cent. of the share capital of Rolfe & Nolan (USA), Inc., Rolfe & Nolan (Malaysia), Sdn Bhd., and Rolfe & Nolan GmbH incorporated in the USA, Malaysia and Germany respectively. The principal activity of these companies is the same as that of Rolfe & Nolan Plc. The results of these companies have been consolidated in the Group figures.

12.INVESTMENT IN OWN SHARES

                                     GROUP                    COMPANY
                           ------------------------- -------------------------
                              1997         1996         1997         1996
                           (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                           ------------ ------------ ------------ ------------
Shares held by Rolfe &
 Nolan Employee Trust.....     356          356          356          356
                               ---          ---          ---          ---

The market value of these shares at 28th February 1997 was (Pounds)820,000 (1996: (Pounds)603,000). Further information relating to the Employee Trust is given in note 16.

                                    III-18

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997


13.DEBTORS

                                      GROUP                    COMPANY
                            ------------------------- -------------------------
                               1997         1996         1997         1996
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
AMOUNTS FALLING DUE WITHIN
 ONE YEAR:
Trade debtors.............     4,113        3,707        3,312        3,052
Amounts owed by group un-
 dertakings...............       --           --         1,100          745
Prepayments and accrued
 income...................       908          691          844          615
                               -----        -----        -----        -----
                               5,021        4,398        5,256        4,412
AMOUNTS FALLING DUE AFTER
 MORE THAN ONE YEAR:
Trade debtors.............       473          --           --           --
Advance Corporation Tax
 recoverable..............       123           99          123           99
                               -----        -----        -----        -----
                               5,617        4,497        5,379        4,511
                               -----        -----        -----        -----

14.CURRENT ASSET INVESTMENT

                                      GROUP                    COMPANY
                            ------------------------- -------------------------
                               1997         1996         1997         1996
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
Unlisted short term depos-
 its......................     1,650        2,900        1,650        2,900
                               -----        -----        -----        -----

15.CREDITORS

                                      GROUP                    COMPANY
                            ------------------------- -------------------------
                               1997         1996         1997         1996
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
AMOUNTS FALLING DUE WITHIN
 ONE YEAR:
Bank overdraft............        25          230          --           132
Trade creditors...........     1,815          838        1,225          407
Amounts owed to group un-
 dertakings...............       --           --           130          555
Current taxation..........     1,083          921          837          898
Social Security and other
 taxes....................       475          408          474          390
Proposed dividends........       478          395          478          395
Accruals and deferred in-
 come.....................       699        1,823          753        1,575
Obligations under finance
 leases...................        95          101           24           22
                               -----        -----        -----        -----
                               4,670        4,716        3,921        4,374
                               -----        -----        -----        -----
AMOUNTS FALLING DUE AFTER
 MORE THAN ONE YEAR:
Obligations under finance
 leases due between one
 and two years............        44          100           15           24
Obligations under finance
 leases due between two
 and five years...........       --            46          --            15
Other creditors due be-
 tween one and two years..       162          155           95           18
Other creditors due be-
 tween two and five
 years....................        24           48          --             9
                               -----        -----        -----        -----
                                 230          349          110           66
                               -----        -----        -----        -----

Obligations under finance leases are secured by fixed charges over the assets concerned.

16.SHARE CAPITAL

                                      1997                             1996
                        -------------------------------- --------------------------------
                                     ALLOTTED CALLED UP               ALLOTTED CALLED UP
                        AUTHORISED     AND FULLY PAID    AUTHORISED     AND FULLY PAID
                        (Pounds)'000    (Pounds)'000     (Pounds)'000    (Pounds)'000
                        ------------ ------------------- ------------ -------------------
12,580,838 Ordinary
 shares of 10p each
 (1996: 12,493,732)....    1,500            1,258           1,500            1,249
                           -----            -----           -----            -----

87,106 shares were allotted during the year for an aggregate consideration of (Pounds)97,968.


                                     III-19

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

At 28th February 1997 the following options had been granted and were still outstanding under the Company's Share Option Schemes:

EXECUTIVE SHARE OPTION SCHEME

                       NUMBER OF SHARES OPTION PRICE DATES NORMALLY EXERCISABLE
                       ---------------- ------------ --------------------------
PD Day................      39,322          113p       June 1996 to June 2003

The exercise of this option is not dependent upon performance criteria and there are no other constraints apart from the time limits.

EXECUTIVE SHARE OPTION SCHEME (1993)

Options over 100,000 shares, which have been bought on the open market by, and are held by, the Rolfe & Nolan Employee Trust, have been granted as follows:

                   NUMBER OF SHARES OPTION PRICE   DATES NORMALLY EXERCISABLE
                   ---------------- ------------ ------------------------------
PD Day............     100,000          117p     December 1997 to December 2004

Mr. Day's option may only be exercised if, not less than three years following the date of grant, the earnings per share of the Group exceed a target set at 8.85p for the year to 28th February 1995 and increased annually by a percentage equivalent to the percentage increase in the Retail Prices Index for the preceding twelve months plus five percentage points.

Options over 93,002 shares held by the Trust have been granted to various employees under the Savings Related Share Option Scheme (1995).

A further 8,174 unallocated shares were held by the Trust at 28th February and 1st May 1997 (1996: 28,366).

Purchase of shares by the Trust is funded by an interest free loan from the Company amounting to (Pounds)356,000 at 28th February 1997 and at 29th February 1996, and repayable in normal circumstances on or before 31st December 2004.

EXECUTIVE SHARE OPTION SCHEME (1995)

                   NUMBER OF SHARES OPTION PRICE   DATES NORMALLY EXERCISABLE
                   ---------------- ------------ ------------------------------
P S E Cleaver.....      70,000           270p      October 1998 to October 2005
P K Wright........      40,000           300p      January 1999 to January 2006
R N Freeman.......       9,523           315p              May 1999 to May 2006
D A Battle........       8,888         337.5p    December 1999 to December 2006

Mr. Cleaver's option may only be exercised if, not less than three years following the date of grant, the earnings per share of the Group exceed a target set at 8.85p for the year to 28th February 1995 and increased annually by a percentage equivalent to the percentage increase in the Retail Prices Index for the preceding twelve months plus five percentage points.

The options of Messrs. Wright, Freeman and Battle may only be exercised, if not less than three years following the date of grant, the earnings per share of the Group for the year ended 29th February 1996 are increased in each successive year by a percentage increase equivalent to the percentage increase in the Retail Price Index for the preceding twelve months plus five percentage points.

EXECUTIVE SHARE OPTION SCHEME OF OVERSEAS EMPLOYEES
(AS AMENDED BY DIRECTORS' RESOLUTION ON 16TH JULY 1996)

                   NUMBER OF SHARES OPTION PRICE   DATES NORMALLY EXERCISABLE
                   ---------------- ------------ ------------------------------
D A Battle........      31,112         337.5p    December 1999 to December 2006
S Victore.........      15,000         337.5p    December 1999 to December 2006


                                    III-20

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

The foregoing options may only be exercised if not less than three years following the date of grant, the earnings per share of the Group for the year ended 29th February 1996 are increased in each successive year by a percentage increase equivalent to the percentage increase in the Retail Prices Index for the preceding twelve months plus five percentage points.

SAVINGS RELATED SHARE OPTION SCHEME

           NUMBER OF SHARES    NUMBER OF SHARES
                 1997                1996        OPTION PRICE  DATES NORMALLY EXERCISABLE
           -----------------   ----------------- ------------ ----------------------------
                   --                2,500             60p    February 1996 to August 1996
                   --                5,442             62p    August 1996 to February 1997
                 3,868               6,292           77.5p    February 1997 to August 1997
                15,764              15,764             88p    August 1997 to February 1998
                29,392              29,392             90p    February 1998 to August 1998
                11,258              11,258            104p    August 1998 to February 1999
                68,889              72,399          157.2p    August 2000 to February 2001
                21,940              21,134          157.2p    August 2000 to February 2001
                71,062                 --           286.4p    August 1999 to February 2000

The shares over which these options have been granted have been purchased by, and are held by, the Rolfe & Nolan Employee Trust (see above).

17.RESERVES

                                           GROUP                                  COMPANY
                          --------------------------------------- ---------------------------------------
                             SHARE                                   SHARE
                            PREMIUM       OTHER      PROFIT AND     PREMIUM       OTHER      PROFIT AND
                            ACCOUNT     RESERVES    LOSS ACCOUNT    ACCOUNT     RESERVES    LOSS ACCOUNT
                          (Pounds)'000 (Pounds)'000 (Pounds)'000  (Pounds)'000 (Pounds)'000 (Pounds)'000
                          ------------ ------------ ------------- ------------ ------------ -------------
At 1st March 1996.......      169         (1,494)       4,113         169          465          5,964
Retained profit for the
 year...................      --             --         1,131         --           --           1,144
Arising on shares issued
 in the year............       89            --           --           89          --             --
Exchange adjustments....      --             --            38         --           --              29
                              ---         ------        -----         ---          ---          -----
At 28th February 1997...      258         (1,494)       5,282         258          465          7,137
                              ===         ======        =====         ===          ===          =====

The balance on Other Reserves represents merger relief granted under Section 131 of the Companies Act 1985, and in the case of the Group balance is net of Goodwill written off on the acquisition Rolfe & Nolan (USA), Inc.

The cumulative amount of goodwill written off to reserves at 28th February 1997 was (Pounds)2,418,000 (1996: (Pounds)2,418,000).

In accordance with the exemption allowed by Section 230 of the Companies Act 1985, the Company has not presented its own profit and loss account. The profit of the Company for the year amounted to (Pounds)2,498,000 (1996:
(Pounds)2,411,000).


                                    III-21

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

18.RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                         1997         1996
                                                      (Pounds)'000 (Pounds)'000
                                                      ------------ ------------
Profit attributable to ordinary shareholders........     1,819        1,520
Ordinary dividends..................................      (688)        (592)
                                                         -----        -----
                                                         1,131          928
Exchange adjustments on foreign currency net invest-
 ments..............................................        38            2
New share capital issued............................        98          168
                                                         -----        -----
Net addition to shareholders' funds.................     1,267        1,098
Opening shareholders' funds.........................     4,037        2,939
                                                         -----        -----
Closing shareholders' funds.........................     5,304        4,037
                                                         =====        =====

19.CAPITAL COMMITMENTS

Neither the Company nor the Group has entered into any capital commitments at 28th February 1997.

20.GUARANTEES

The Company had a contingent liability in respect of guarantees given on bank loans and equipment leases of Rolfe & Nolan (USA), Inc. amounting to $324,000 (approximately (Pounds)202,000) at 28th February 1997. The comparative figure at 29th February 1996 was $470,000 ((Pounds)307,000). Since the year end a further $378,000 ((Pounds)236,000) has been guaranteed.

21.OPERATING LEASE COMMITMENTS

At 28th February 1997 annual commitments under operating leases were as follows:

                                      1997                      1996
                            ------------------------- -------------------------
                             PROPERTY       OTHER      PROPERTY       OTHER
                            (Pounds)'000 (Pounds)'000 (Pounds)'000 (Pounds)'000
                            ------------ ------------ ------------ ------------
GROUP
Operating leases which ex-
 pire:
Within one year...........      253           60          --           147
In the second to fifth
 years inclusive..........      527          117          219           60
After five years..........      --           --           246          --
                                ---          ---          ---          ---
                                780          177          465          207
                                ---          ---          ---          ---
COMPANY
Operating leases which ex-
 pire:
Within one year...........      232           33          --            25
In the second to fifth
 years inclusive..........      171           56          219           60
                                ---          ---          ---          ---
                                403           89          219           85
                                ---          ---          ---          ---

22.PENSIONS

During the year the Company operated an occupational pension scheme for certain employees and directors. This scheme is a defined contribution scheme, under which the majority of members are contracted out of the State Earnings Related Pension Scheme. The assets of the scheme are held separately from those of the Company and are invested in insurance policies and units in an insurance company pooled fund.

The scheme was terminated on 5th April 1997, and is in the process of being wound up, its assets being reinvested at the election of individual members. From 6th April 1997, the Company operates a Group Personal Pension Scheme to which it contributes on behalf of members.

                                    III-22

NOTES TO THE ACCOUNTS FOR THE YEAR ENDED 28TH FEBRUARY 1997

A previous arrangement, whereby members were able to contract out under a final salary scheme, was terminated at 31st July 1992, and was wound up on 21st September 1994, its assets having been reinvested at the election of individual members.

23.CASH FLOW

                                                         1997         1996
                                                     ------------ ------------
                                                     (Pounds)'000 (Pounds)'000
Reconciliation of operating profit to net cash flow
 from operating activities:
Operating profit....................................     2,635       2,383
Depreciation........................................       670         705
Loss of Sale on Fixed Asset Investment..............       --           16
(Increase) in debtors...............................    (1,096)       (369)
(Decrease) in creditors.............................      (121)       (200)
                                                        ------       -----
Net cash inflow from operating activities...........     2,088       2,535
                                                        ------       -----

                                      1997                         1996
                          ---------------------------- -----------------------------
                          SHARE CAPITAL   LOANS AND    SHARE CAPITAL    LOANS AND
                           INCLUDING    FINANCE LEASE    INCLUDING    FINANCE LEASE
                             PREMIUM     OBLIGATIONS      PREMIUM      OBLIGATIONS
                          ------------- -------------- -------------- --------------
                          (Pounds)'000   (Pounds)'000   (Pounds)'000   (Pounds)'000
Analysis of changes in
 financing during the
 year:
Balance at 1st March....      1,418           247          1,250            149
Net cash
 inflow/(outflow) from
 financing..............         98          (108)           168           (106)
Inception of finance
 leases.................        --            --             --             204
                              -----          ----          -----           ----
Balance at 28th Februar-
 y......................      1,516           139          1,418            247
                              -----          ----          -----           ----
                              1997           1996
                          ------------- --------------
                          (Pounds)'000   (Pounds)'000
Analysis of changes in
 cash and cash
 equivalents during the
 year:
Balance at 1st March....         68           329
Net cash
 inflow/(outflow).......        290          (254)
Exchange adjustments....         56            (7)
                              -----          ----
Balance at 28th Februar-
 y......................        414            68
                              -----          ----

                                                                     CHANGE IN
                                                           CHANGE IN PREVIOUS
                                      1997   1996   1995     YEAR      YEAR
                                      -----  -----  -----  --------- ---------
Cash and cash equivalents comprise:
Cash at bank and in hand.............   439    298    619      141      (321)
Bank overdraft.......................   (25)  (230)  (290)     205        60
                                      -----  -----  -----   ------     -----
                                        414     68    329      346      (261)
Short term deposits (original matu-
 rity more than 90 days)............. 1,650  2,900  1,751   (1,250)    1,149
                                      -----  -----  -----   ------     -----
Total net funds...................... 2,064  2,968  2,080     (904)      888
                                      -----  -----  -----   ------     -----

                                    III-23

                                  APPENDIX IV

                    CERTAIN MARKET AND DIVIDEND INFORMATION

1.MARKET AND PRICE DATA

The following table sets out the closing middle market quotations for a Rolfe & Nolan Share (as derived from SEDOL) and the closing price for a share of SunGard Common Stock on the NYSE, in each case for the first dealing day that both the LSE and the NYSE were open for business in each month from August 1997 to February 1998, for 4 February 1998 (the last dealing day before the announcement of the Offer) and for 18 February 1998 (the last practicable date before posting this Offer Document):

                        ROLFE &                                     PRICE PER SHARE
                         NOLAN                                        OF SUNGARD
                      SHARE PRICE                                    COMMON STOCK
      DATE             (IN PENCE)                DATE                 (IN DOLLARS)
----------------      ------------         ----------------         ----------------
1 August 1997            362.5                1 August 1997              25.031
1 September 1997         317.5             2 September 1997              26.250
1 October 1997           342.5               1 October 1997              24.625
3 November 1997          300.0              3 November 1997              23.313
1 December 1997          300.0              1 December 1997              26.625
2 January 1998           342.5               2 January 1998              29.938
2 February 1998          342.5              2 February 1998              29.750
4 February 1998          360.0              4 February 1998              31.188
18 February 1998         477.5             18 February 1998              31.875

2.DIVIDEND POLICY

No dividends have ever been paid on SunGard's Common Stock. SunGard's current policy is to retain earnings for use in its business. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of SunGard, as well as other factors as the Board of Directors of SunGard may deem relevant.

                                  APPENDIX V

                            ADDITIONAL INFORMATION

1. RESPONSIBILITY

  (a) The directors of SunGard (whose names are set out in paragraph 2(a) below) accept responsibility for the information contained in this Offer Document, except for the information in this Offer Document concerning Rolfe & Nolan, its subsidiaries and their respective businesses, the directors of Rolfe & Nolan and their connected persons and persons acting in concert with, and associates of, Rolfe & Nolan. Subject as aforesaid, to the best of the knowledge and belief of the Directors of SunGard (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

  (b) The directors of Rolfe & Nolan (whose names are set out in paragraph 2(b) below) accept responsibility for the information contained in this Offer Document relating to Rolfe & Nolan, its subsidiaries and their respective businesses, themselves and their connected persons, and persons acting in concert with, and associates of, Rolfe & Nolan. To the best of the knowledge and belief of the directors of Rolfe & Nolan (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

  (c) The statements set out in paragraphs (a) and (b) above are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act.

2. DIRECTORS

  (a)  The directors of SunGard are as follows:

   James L Mann          Chairman of the Board, President and Chief
                         Executive Officer
   Gregory S Bentley     Non-Executive Director
   Michael C Brooks      Non-Executive Director
   Albert A Eisenstat    Non-Executive Director
   Bernard Goldstein     Non-Executive Director
   Michael Roth          Non-Executive Director
   Malcolm I Ruddock     Non-Executive Director
   Lawrence J Schoenberg Non-Executive Director

  The executive offices of SunGard are located at 1285 Drummers Lane, Wayne, PA 19087-1586, USA.

  (b)  The directors of Rolfe & Nolan are as follows:

   Peter Donal Day        Chief Executive
   David Arthur Battle    Managing Director, Futures & Options
   Anthony Garry Biddle   Non-Executive Director
   Tim Michael Hearley    Non-Executive Director
   Stephen Charles Rapkin Managing Director, Asia Pacific
   Paul Keith Wright      Finance Director
   Colin Norman Day       Non-Executive Director

  The registered office of Rolfe & Nolan, which is also the business address of its directors, is Lowndes House, 1-9 City Road, London EC1Y 1AA.

3. DISCLOSURES OF INTERESTS AND DEALINGS

  (a) At the close of business on 18 February 1998 (the last practicable date prior to the posting of this Offer Document), the interests of the directors of Rolfe & Nolan and their connected persons (within the meaning of section 346 of the Companies Act), all of which (save as noted below) are beneficial, in Rolfe & Nolan Shares which have been notified to Rolfe & Nolan pursuant to section 324 or 328 of the Companies Act or are required to be entered in the register of Rolfe & Nolan directors' interests maintained under the provisions of section 325 of the Companies Act were as follows:

                             NO. OF ROLFE
                               & NOLAN
     NAME                       SHARES
     ----                    ------------
     Peter Donal Day           350,678
     David Arthur Battle         5,286
     Anthony Garry Biddle       12,000
     Colin Norman Day              nil
     Tim Michael Hearley       120,000(1)
     Stephen Charles Rapkin    538,056
     Paul Keith Wright           8,000(2)

    --------
    (1) 9,000 Rolfe & Nolan Shares noted against T. M. Hearley's name represent non-beneficial interests.

    (2) 5,000 Rolfe & Nolan Shares noted against P. K. Wright's name represent a holding by his wife.

    The above persons, who comprise all of the directors of Rolfe & Nolan who own Rolfe & Nolan Shares at 18 February 1998, have irrevocably undertaken to accept the Offer in respect of all the Rolfe & Nolan Shares set out above, other than those referred to in the notes, representing in aggregate approximately 7.7 per cent. of the issued share capital of Rolfe & Nolan.

    The irrevocable undertakings referred to above do not cease to be binding in the event of an improved offer for Rolfe & Nolan.

  (b) As of the close of business on 18 February 1998 (the latest practicable date prior to the posting of this document) the following options and awards over Rolfe & Nolan Shares had been granted to certain directors of Rolfe & Nolan and remain outstanding under the Rolfe & Nolan Share Schemes.

                                            NO. OF ROLFE
                                              & NOLAN                 FIRST
                                            SHARES UNDER  EXERCISE  EXERCISE
               NAME           DATE OF GRANT    OPTION       PRICE     DATE    EXPIRY DATE
     ------------------------ ------------- ------------- --------- --------- -----------
     David Arthur Battle.....  19.12.1996       31,112(4)   337.5p  19.12.99   19.12.06
                               19.12.1996        8,888(3)   337.5p  19.12.99   19.12.06
                               01.08.1993          662(5)     104p  01.08.98   01.02.99
                               01.10.1995        2,194(5)   157.2p  01.10.00   01.04.01
                               01.08.1996          817(5)   286.4p  01.08.99   01.02.00
     Peter Donal Day.........  10.06.1993       39,322(1)     113p  10.06.96   10.06.03
                               20.12.1994      100,000(2)     177p  20.12.97   20.12.04
                               01.08.1996          817(5)   286.4p  01.08.99   01.02.00
     Paul Keith Wright.......  23.01.1996       40,000(3)     300p  23.01.99   23.01.06
                               01.08.1996          817(5)   286.4p  01.08.99   01.02.00

    --------
    (1) This option was granted under the Rolfe & Nolan Executive Share Option Scheme. The exercise of this option is not dependent upon any performance criteria or any other constraints apart from the period during which exercise must take place.

    (2) This option was granted under the Rolfe & Nolan Executive Share Option Scheme (1993). This option may only be exercised if, not less than three years following the date of grant, the earnings per share of Rolfe & Nolan exceed a target set at 8.85p for the year to 28th February 1995 and then have increased by a percentage increase equal to the aggregate of the percentage increase in the Retail Prices Index for the preceding twelve months and five percentage points.

    (3) These options were granted under the Rolfe & Nolan Executive Share Option Scheme (1995). The options of Messrs. Wright, and Battle may only be exercised if, not less than three years following the date of grant, the earnings per share of Rolfe & Nolan for each financial year after the year ended 29th February 1996 have increased by a percentage increase equal to the aggregate of the percentage increase in the Retail Prices Index for the preceding twelve months and five percentage points.

    (4) This option was granted under the Rolfe & Nolan Executive Share Option Scheme for Overseas Employees. This option may only be exercised if, not less than three years following the date of grant, the earnings per share of Rolfe & Nolan for each financial year after the year ended 29th February 1996 have increased by a percentage increase equal to the aggregate of the percentage increase in the Retail Prices Index for the preceding twelve months and five percentage points.

    (5) Indicates options granted under the Rolfe & Nolan Savings Related Share Option Scheme or the Rolfe & Nolan Savings Related Share Option Scheme (1995).

  (c) There have been no dealings by directors of Rolfe & Nolan or their connected persons in Rolfe & Nolan Shares during the disclosure period, save as follows:

                                                          NUMBER OF  PRICE PER
                                                           ROLFE &    ROLFE &
                                                            NOLAN      NOLAN
              NAME             DATE       TRANSACTION       SHARES   SHARE (P)
     ---------------------- ---------- ------------------ ---------- ----------
     David Arthur Battle... 07-04-1997 Exercise of option   1,934       77.5
     David Arthur Battle... 10-09-1997 Exercise of option     852       88

  (d) As of 18 February 1998 (the last practicable date before posting this Offer Document), the beneficial interests of the directors of SunGard and their connected persons in SunGard Common Stock were as follows:

                                                NO. OF SHARES
                                                 OF SUNGARD
                        NAME                     COMMON STOCK
     ------------------------------------------ --------------
     James L. Mann.............................    900,088(1)
     Gregory S. Bentley........................    179,850(2)
     Michael C. Brooks.........................     44,000(3)
     Albert A. Eisenstat.......................     44,000(3)
     Bernard Goldstein.........................     40,000(4)
     Michael. Roth.............................     40,000(3)
     Malcolm I. Ruddock........................     44,000(3)(5)
     Lawrence J. Schoenberg....................     37,752(3)

    --------
    (1) None of Mr. Mann's shares are restricted. Mr. Mann also holds the following options, all of which must be exercised within 10 years and 5 days of the relevant date of grant:

        Grant Date                 No. of Shares                             Exercise Price
        ----------                 -------------                             --------------
        02-19-91                      125,000                                   $  3.50
        10-31-95                      400,000                                   $13.125
        10-31-95                      400,000                                   $13.125
        01-07-96                      200,000                                   $ 14.50

    (2)  Includes 4,000 restricted shares that become unrestricted in May
         1998.

    (3) Includes 16,000 restricted shares that become unrestricted at the rate of 4,000 shares per year in May each year beginning May 1998 and ending May 2001.

    (4) Includes 8,000 restricted shares that become unrestricted at the rate of 4,000 in May 1998 and 4,000 in May 1999. Includes 2,000 shares of SunGard Common Stock held by Mr. Goldstein's wife.

    (5)  Includes 11,000 shares of SunGard Common Stock held by Mr.
         Ruddock's wife.

  (e) There have been no dealings for value by the directors of SunGard or their connected persons in SunGard Common Stock during the disclosure period, save as follows:

                                              NO. OF SHARES
                                               OF SUNGARD
            NAME           DATE   TRANSACTION  COMMON STOCK  PRICE PER SHARE
     ------------------  -------- ----------- -------------- ---------------
     James L. Mann       12-30-96    Sale         68,600           20.25(/1/)
                         12-30-96    Sale         14,000           19.75(/1/)
     Gregory S. Bentley  11-17-97    Sale         15,500         24.1875
                         11-17-97    Sale          4,400         24.3127
                         05-08-97    Sale         20,000          23.875(/1/)
                         02-20-97    Sale         30,000           22.25(/1/)

--------
    (1) As adjusted to reflect the two-for-one stock split which occurred in September 1997.

  (f)  Save as disclosed above:

    (i) neither SunGard nor any subsidiary of SunGard owns any Rolfe & Nolan Shares;

    (ii) no Director of SunGard or Rolfe & Nolan is interested (as defined in Parts VI and X of the Companies Act), directly or indirectly, in relevant securities (as defined below);

    (iii) no person acting in concert with SunGard owns or controls any relevant securities;

    (iv) no person who has irrevocably committed himself to accept the Offer owns or controls any relevant securities;

    (v)  Rolfe & Nolan owns no relevant securities;

    (vi) no subsidiary of Rolfe & Nolan, nor any pension fund of Rolfe & Nolan or of any of its subsidiaries, nor any bank, stockbroker, financial or other professional adviser (excluding exempt market-makers) to Rolfe & Nolan or to any subsidiary of Rolfe & Nolan or to any associated company of Rolfe & Nolan or any persons controlling, controlled by, or under the same control as any such bank, stockbroker, financial or other professional adviser, owns or controls or is interested, directly or indirectly in any relevant securities; and

    (vii) no person mentioned in subparagraphs (i) to (v) above has dealt for value in relevant securities during the disclosure period and no person mentioned in subparagraph (vi) has dealt for value in relevant securities between 5 February 1998 and 18 February 1998 (the last practicable date before posting this Offer Document).

  (g)  For purposes of the above:

    (i)  "relevant securities" include:

      (A)  Rolfe & Nolan Shares;

      (B) securities convertible into (A), rights to subscribe for (A) and options (including traded options) in respect of, or derivatives referenced to, (A);

      (C)  equity share capital of SunGard;

      (D) securities of SunGard which carry substantially the same rights as those to be issued under the Offer; and

      (E)  securities convertible into (C) or (D), rights to subscribe for
           (C) or (D) and options (including traded options) in respect of, or derivatives referenced to, (C) or (D);

    (ii) "bank" means any bank whose relationship to any relevant party is not solely the provision of normal commercial banking services; and

    (iii) "disclosure period" means the period commencing on 5 February 1997 and ending on 18 February 1998 being respectively the date 12 months preceding the commencement of the Offer Period and the last practicable date before posting this Offer Document.

4. SERVICE CONTRACTS OF ROLFE & NOLAN DIRECTORS

  (a)  Under a service contract with Rolfe & Nolan dated 24 May 1990, Mr. S.
       C. Rapkin is entitled to an annual salary of (Pounds)104,270 together with use of a company car, an interest-free season ticket loan, private health insurance and permanent health insurance. The contract is terminable by him or Rolfe & Nolan by 12 months' notice save that Rolfe & Nolan is obliged to give Mr. Rapkin 36 months notice where a person has acquired over 50 per cent. of Rolfe & Nolan's equity share capital. Rolfe & Nolan is not required to provide such additional notice where the acquisition of such shareholding is in consequence of a reconstruction or amalgamation voluntarily undertaken by the Company.

  (b) Save as disclosed above there are no contracts of service between any director of Rolfe & Nolan and Rolfe & Nolan or any of its subsidiaries having more than twelve months to run, and no such contract has been entered into or amended or replaced within the six months preceding the date of this Offer Document.

5. MATERIAL CONTRACTS

  (a) The following contract (not being a contract entered into in the ordinary course of business) has been entered into by SunGard or its subsidiaries since 5 February 1996 and is or may be material:

    (i) Agreement and Plan of Merger and Reorganization dated as of October 17, 1997 between SunGard, Infinity and Information Data Inc., relating to SunGard's acquisition of Infinity as described in "Information Regarding SunGard--3. Recent Developments of SunGard."

  (b) The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Rolfe & Nolan or its subsidiaries since 5 February 1996 and are or may be material:

    (i) An acquisition agreement dated 27 June 1997 between Tim John Hudson and Georgina Susan Hudson (together the "Sellers") and Rolfe & Nolan whereby Rolfe & Nolan acquired the whole of the issued share capital of Hudson Consulting Limited ("HCL") for cash consideration of (Pounds)50,000 paid at completion (being the date of the agreement) and the allotment and issue of 57,048 Rolfe & Nolan Ordinary Shares credited as fully paid at completion. The acquisition agreement contains warranties relating to HCL given by the Sellers to Rolfe & Nolan.

    (ii) A placing agreement dated 22 August 1997 between Greig Middleton & Co. Limited and Rolfe & Nolan whereby Greig Middleton agreed to use its reasonable endeavours to procure persons to subscribe for 629,130 new Rolfe & Nolan Ordinary Shares at a price of 305p per share and to make an application to the LSE for these shares to be admitted to the Official List of the LSE. Rolfe & Nolan agreed to pay a commission of 1 per cent. of the aggregate placing price of the shares.

6. THE COMPULSORY ACQUISITION

  If, on or before the expiration of four months from the date of posting of this Offer Document, SunGard has as a result of acceptances of the Offer, or, subject to certain conditions, acquired or contracted to acquire, at least 90 per cent. in value of the Rolfe & Nolan Shares to which the Offer relates then (i) SunGard will be entitled, and intends, to acquire compulsorily the remainder of the outstanding Rolfe & Nolan Shares in accordance with sections 428-430F of the Companies Act, and (ii) in such circumstances a holder of Rolfe & Nolan Shares may require SunGard to purchase his or her Rolfe & Nolan Shares in accordance with the procedures and time limits described in section 430A of the Companies Act. A copy of sections 428-430F of the Companies Act is set out in Appendix VII to this Offer Document.

7. US STATE BLUE SKY LAWS

  The Offer is being made to all Rolfe & Nolan Shareholders; provided, however, that Rolfe & Nolan Shareholders in any jurisdiction in the US in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction should not accept or purport to accept the Offer. SunGard is not presently aware of any jurisdiction in the US that prohibits the making of the Offer. SunGard will take all necessary or appropriate action for the purpose of making the Offer available to all Rolfe & Nolan Shareholders in any jurisdiction in the US. In any jurisdiction the securities laws or Blue Sky Laws of which require the Offer to be made by a registered broker or dealer, the Offer is being made on behalf of SunGard by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

8. LEGAL MATTERS

  Certain legal matters with respect to the validity of the SunGard Common Stock registered hereby and with respect to certain US federal income tax consequences discussed under

  "Taxation" in the letter from Broadview Associates which begins on page 8 of this Offer Document are being passed upon by Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania. Certain matters with respect to UK tax consequences discussed under "Taxation" in the letter from Broadview Associates are being passed upon by Norton Rose, London.

9. EXPERTS

  The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996 included in Appendix II to this Offer Document have been audited by Coopers & Lybrand L.L.P., independent public accountants, and have been included herein on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Infinity for the year ended December 31, 1996 appearing in the Infinity Annual Report on Form 10-K for the year ended December 31, 1996 and included as an Exhibit to SunGard's Current Report on Form 8-K dated January 16, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Rolfe & Nolan as of 28 February 1997 and 29 February 1996 and for the years ended 28 February 1997, 29 February 1996 and 28 February 1995 included in this Offer Document have been audited by Grant Thornton, chartered accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

10. GENERAL

  (a) Broadview Associates, Close Brothers, Blank Rome Comisky & McCauley LLP and Norton Rose have given and not withdrawn their written consent to the issue of this Offer Document with the references to their names, and Coopers & Lybrand L.L.P., independent public accountants, Grant Thornton, chartered accountants, and Ernst & Young LLP, independent auditors, have given and have not withdrawn their consent to the inclusion of their opinions, each in the form and context in which they are included.

  (b) Rolfe & Nolan have agreed with Paul Wright that, conditional on the Offer becoming or being declared unconditional in all respects, the period of notice of termination required to be given by Paul Wright under his service agreement with Rolfe & Nolan shall be reduced to one month. Save as disclosed in this sub-paragraph(b), no agreement, arrangement or understanding (including any compensation arrangement) exists between SunGard or any party acting in concert with SunGard for the purposes of the Offer and any of the directors or recent directors, shareholders or recent shareholders of Rolfe & Nolan having any connection with or dependence on the Offer.

  (c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Rolfe & Nolan Shares to be acquired by SunGard pursuant to the Offer will be transferred to any other person, except that SunGard reserves the right to transfer any Rolfe & Nolan Shares to any of its subsidiaries.

  (d) Save as disclosed in paragraph 3(a) above, neither SunGard nor any person acting in concert with SunGard nor Rolfe & Nolan nor any associate of Rolfe & Nolan has any arrangement (including any indemnity or option arrangement), agreement or understanding (formal or informal) of whatever nature relating to relevant securities (as defined in paragraph 3(g) above), which may be an inducement to deal or refrain from dealing.

    In this sub-paragraph (d):

    (i)  references to an "associate" are to:

      (A) subsidiaries and associated companies of SunGard and Rolfe & Nolan respectively and companies of which any such subsidiaries or associated companies are associated companies;

      (B) banks, financial and other professional advisers (including stockbrokers) to SunGard and Rolfe & Nolan respectively or a company covered in (A) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

      (C) the directors (together with their close relatives and related trusts) of SunGard and Rolfe & Nolan respectively or a company covered in (A) above; and

      (D) the pension funds of SunGard and Rolfe & Nolan respectively or a company covered in (A) above;

    (ii) references to a "bank" do not apply to a bank whose sole relationship with SunGard and Rolfe & Nolan respectively or a company covered in (A) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

    (iii) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

  (e) No proposal exists in connection with the Offer that any payment or other benefit shall be made or given to any director of Rolfe & Nolan as compensation for loss of office or as consideration for or in connection with his retirement from office.

  (f) The total emoluments receivable by the Directors of SunGard will not be varied as a result of the proposed acquisition of Rolfe & Nolan or by any other associated transactions.

  (g) (i) So far as the Directors of SunGard are aware, and save as disclosed in this Offer Document, there have been no material changes in the financial or trading position of SunGard since 31 December 1996 (the date to which its last published audited accounts were prepared); and

    (ii) So far as the directors of Rolfe & Nolan are aware, and save as disclosed in this Offer Document (in particular in the Chairman's letter to Rolfe & Nolan Shareholders), there have been no material changes in the financial or trading position of Rolfe & Nolan since 28 February 1997 (the date to which its last published audited accounts were prepared).

  (h) Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, has approved the contents of this Offer Document solely for the purposes of section 57 of the Financial Services Act 1986.

11. DOCUMENTS AVAILABLE FOR INSPECTION

  Copies of the following documents will be available for inspection during normal business hours on any weekday (English public holidays excepted) at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN while the Offer remains open for acceptance:

  (a)  the Certificate of Incorporation and Bylaws of SunGard;

  (b)  the Memorandum and Articles of Association of Rolfe & Nolan;

  (c) the published audited consolidated accounts of Rolfe & Nolan for the two financial years ended 28 February 1997;

  (d) the Form 10K of SunGard for the two financial years ended 31 December 1995 and 31 December 1996;

  (e) the Quarterly Reports on Form 10-Q of SunGard in respect of the quarters ended 31 March 1997, 30 June 1997 and 30 September 1997;

  (f) the Definitive Proxy Statement of SunGard in connection with SunGard's 1997 Annual Meeting of Shareholders;

  (g) the Current Reports on Form 8-K of SunGard dated October 27, 1997 and January 16, 1998;

  (h) the preliminary announcement of SunGard's financial results for the year ended 31 December 1997;

  (i) the undertakings to accept the Offer referred to on pages 7 and 8 of this Offer Document;

  (j)  the service contract referred to in paragraph 4 of this Appendix V;

  (k) the material contracts of Rolfe & Nolan and SunGard referred to in paragraph 5 of this Appendix V;

  (l)  the letters of consent referred to in paragraph 10(a) of this Appendix
       V;

  (m)  the Affiliate Agreements referred to on page 11 of this Offer
       Document;

  (n)  this Offer Document and the Form of Acceptance; and

  (o)  the rules of the Rolfe & Nolan Share Option Schemes.

                                  APPENDIX VI

                   DESCRIPTION OF SUNGARD CAPITAL STOCK AND
              CHANGES IN THE RIGHTS OF ROLFE & NOLAN SHAREHOLDERS

1. DESCRIPTION OF THE CAPITAL STOCK OF SUNGARD

  1.1. SUNGARD COMMON STOCK

     As of 14 January 1997, 102,106,478 shares of SunGard Common Stock were outstanding, out of a total authorized share capital of 120,000,000 shares of SunGard Common Stock. All outstanding shares of SunGard Common Stock are fully paid and nonassessable.

  1.2. AUTHORIZED BUT UNISSUED PREFERRED STOCK

     The SunGard Board of Directors has the authority, without further action by the SunGard Stockholders, to issue up to 5,000,000 shares of preferred stock, par value $.01, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. Issuance of SunGard preferred stock while providing desirable flexibility in connection with possible acquisitions and other corporate purposes could make it more difficult for a third party to acquire a majority of the outstanding voting stock of SunGard. There are currently no shares of preferred stock issued or outstanding.

2. DESCRIPTION OF SUNGARD COMMON STOCK

  The following is a brief description of certain rights of holders of SunGard Common Stock. For a complete understanding of these rights, stockholders are referred to the laws and applicable regulations and listing requirements of the State of Delaware, United States, the NYSE and the constitutional documents of SunGard.

  2.1 GENERAL

     SunGard is incorporated in the state of Delaware, United States and operates in accordance with the Delaware General Corporation Law (the "DGCL"). The rights of SunGard Stockholders are determined by the DGCL, the securities and other legislation of the United States, SunGard's Restated Certificate of Incorporation and SunGard's Amended and Restated By-Laws. SunGard Common Stock is traded on the NYSE.

  2.2 CERTIFICATES

     SunGard Common Stock is issued in registered form. Every holder of SunGard Common Stock is entitled to a share certificate.

  2.3 DIVIDENDS

     Subject to preferences applicable to any outstanding SunGard preferred stock, holders of SunGard Common Stock are entitled to receive ratably such dividends as may be declared by the SunGard Board of Directors out of funds legally available for this purpose.

  2.4 MEETINGS

     Annual meetings of the SunGard Stockholders are held on the date designated by the SunGard Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than sixty days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of SunGard entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the Board of Directors, the Chairman of the Board or the President and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of stockholders holding of record at least 50 per cent. of the outstanding shares of stock of SunGard entitled to vote at such meeting.

  2.5. VOTING RIGHTS

     The holders of SunGard Common Stock are entitled to one vote for each share held of record. Stockholders may vote by proxy.

  2.6. LIQUIDATION, DISSOLUTION OR WINDING UP

     In the event of a liquidation, dissolution or winding up of SunGard, after payment shall have been made to holders of preferred stock of the full amounts to which they shall be entitled , the holders of SunGard Common Stock are entitled, to the exclusion of the holders of preferred stock, to share ratably according to the number of shares held by them in all remaining assets available for distribution to the SunGard stockholders.

  2.7. TRANSFERS

     The SunGard By-Laws do not allow the Board of Directors to refuse to register transfers of shares.

  2.8. OTHER RIGHTS

     Holders of SunGard Common Stock have no preemptive, redemption, conversion or other subscription rights.

3. DIFFERENCES BETWEEN SUNGARD COMMON STOCK AND ROLFE & NOLAN SHARES

     There are a number of differences between the rights attaching to SunGard Common Stock, as detailed above, and those attaching to Rolfe & Nolan Shares. Certain rights attaching to Rolfe & Nolan Shares, where those differences exist, are identified below. Such differences may arise from the differences between the legislation governing Rolfe & Nolan and SunGard as well as between the constitutional documents of the two companies. The following is not a complete description of the differences between the rights associated with Rolfe & Nolan Shares compared to SunGard Common Stock.

     Further, it does not address the differing rights of holders of SunGard preferred stock should any be issued.

     For a complete understanding of such differences, Stockholders are referred to the laws and applicable regulations of England and the State of Delaware, United States, the rules of the LSE, the NYSE, and the constitutional documents of both Rolfe & Nolan and SunGard.

  3.1 GENERAL

     Rolfe & Nolan is incorporated in England and operates in accordance with the Companies Act. Rules and regulations governing trading of Rolfe & Nolan Shares differ from those relating to SunGard.

  3.2 DIVIDENDS

     Pursuant to Rolfe & Nolan's Articles of Association, and subject to the restrictions of English law, dividends may be declared by the Board of Rolfe & Nolan, or by Rolfe & Nolan, on the recommendation of the Rolfe & Nolan Board, by ordinary resolution in an amount not to exceed that recommended by the Rolfe & Nolan Board.

  3.3 MEETINGS

     The holders of not less than one tenth of the paid up voting capital of Rolfe & Nolan have the right to requisition general meetings of shareholders.

  3.4 TRANSFERS

     The Rolfe & Nolan Articles of Association allow the Rolfe & Nolan Board, in its absolute discretion, and without giving any reason for so doing to refuse to register certain transfers of Rolfe & Nolan Shares, being shares which are not fully paid up, or being shares, whether fully paid up or not which are in favour of more than four joint transferees.

                                 APPENDIX VII

                    CERTAIN PROVISIONS OF THE COMPANIES ACT

Set out below is an extract from the Companies Act:

                                  "PART XIIIA

                                TAKEOVER OFFERS

428.TAKEOVER OFFERS

(1) In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

(2) In subsection (1) "shares" means shares which have been allotted on the date of the offer but a takeover offer may include among the shares to which it relates all or any shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

(3) The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

(4) A variation is permitted by this subsection where:

  a. the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

  b. the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

(5) The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

(6) In the application of subsection (5) to Scotland, the words "and under seal" shall be omitted.

(7) Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

(8) In this Part of this Act "the offeror" means, subject to section 430D, the person making a takeover offer and "the company" means the company whose shares are the subject of the offer.

429.RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

(1) If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptance of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the

                                     VII-1
   holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(2) If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

(3) No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that subsection before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

(4) Any notice under this section shall be given in the prescribed manner; and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

(5) Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

(6) Any person who fails to send a copy of a notice or statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that subsection knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

(7) If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defense for him to prove that he took reasonable steps for securing compliance with that subsection.

(8) When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if:

  (a) the value of the consideration for which they are acquired or contracted to be acquired ("the acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

  (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer; but in any other case those shares shall be treated as excluded from those to which the offer relates.

430.EFFECT OF NOTICE UNDER SECTION 429

(1) The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

(3) Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

   (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

                                     VII-2

   (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

   and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or the other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holders of the shares:

   (a) is not cash and the offeror is no longer able to provide it; or

   (b) was to have been provided by a third party who is no longer bound or able to provide it,

   the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

(5) At the end of six weeks from the date of the notice the offeror shall forthwith:

   (a) send a copy of the notice to the company; and

   (b) pay or transfer to the company the consideration for the shares to which the notice relates.

(6) If the shares to which the notice relates are registered, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

(7) If the shares to which the notice relates are transferable by the delivery of warrants or other instruments, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

(8) Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that paragraph to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

(9) Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that paragraph shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

(10) Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that paragraph, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

(11) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

(12) In relation to a company registered in Scotland, subsections (13) and
     (14) shall apply in place of subsection (11).

(13) Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection (9) cannot be found and

                                     VII-3
    twelve years have elapsed since the consideration was received or the company is wound up:

   (a) the trust shall terminate;

   (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

   a sum representing:

     (i)the consideration so far as it is cash;

     (ii)the proceeds of any sale under paragraph (b) above; and

     (iii)any interest, dividend or other benefit that has accrued from the consideration,

   shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

(14) Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that section applies to sums deposited under section 57(1) of that Act.

(15) The expenses of any such enquiry as is mentioned in subsection (11) or
     (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A.RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

(1) If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted:

  (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

  (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(2) If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted:

  (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

  (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class,

  the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

(3) Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that subsection; and if the notice is given before the end of the period mentioned in that subsection it shall state that the offer is still open for acceptance.

(4) A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that

                                     VII-4
   period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

(5) Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

(6) If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

(7) If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defense for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B.EFFECT OF REQUIREMENT UNDER SECTION 430A

(1) The following provision shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

(2) The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

(3) Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3):

  (a) shall give particulars of the choice and of the rights conferred by this subsection; and

  (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

  and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

(4) Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holder of the shares:

  (a) is not cash and the offeror is no longer able to provide it; or

  (b) was to have been provided by a third party who is no longer bound or able to provide it,

the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C.APPLICATIONS TO THE COURT

(1) Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given:

  (a) order that the offeror shall not be entitled and bound to acquire the shares; or

  (b) specify terms of acquisition different from those of the offer.

(2) If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that subsection shall not have effect until the application has been disposed of.

(3) Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.


                                     VII-5

(4) No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers:

  (a) that the application was unnecessary, improper or vexatious; or

  (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

(5) Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorizing him to give notices under that subsection if satisfied:

  (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

  (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

  (c) that the consideration offered is fair and reasonable;

  but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D.JOINT OFFERS

(1) A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

(2) The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

(3) It shall be a sufficient compliance with any provision of those sections requiring or authorizing a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them; but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

(4) In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

(5) In section 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

(6) In sections 430(4)(a) and 430B(4)(a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

(7) In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or
    (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E.ASSOCIATES

(1) The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror

                                     VII-6
   hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

(2) Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection (8)(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

(3) In section 430A(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

(4) In this section "associate", in relation to an offeror, means:

  (a) a nominee of the offeror;

  (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such a holding company, subsidiary or fellow subsidiary;

  (c) a body corporate in which the offeror is substantially interested; or

  (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

(5) For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

(6) For the purposes of subsection (4)(c) an offeror has a substantial interest in a body corporate if:

  (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

  (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

(7) Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

(8) Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child of his.

430F.CONVERTIBLE SECURITIES

(1) For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

(2)Subsection (1) shall not be construed as requiring any securities to be treated:

  (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

  (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class."

                                     VII-7

                                 APPENDIX VIII

                                  DEFINITIONS

  In this Offer Document and the accompanying Form of Acceptance the following definitions apply, unless the current context requires otherwise:

"Affiliate"
                             when used in relation to a specified person, a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified person

"Affiliate Agreements"
                             agreements between SunGard and the Affiliates, INTER ALIA, restricting the ability of the Affiliates to deal in Rolfe & Nolan Shares or
                             SunGard Common Stock

"Australia"
                             the Commonwealth of Australia and its dependent territories

"Board" or "Directors" or
"Board of Directors"
                             the board of directors of SunGard or Rolfe &
                             Nolan, as the case may be

"Broadview Associates"
                             BVA Associates Limited

"Canada"
                             Canada, its possessions and territories and all areas subject to its jurisdiction or any political sub-division thereof

"certificated" or "in
certificated form"
                             not in uncertificated form

"City Code"
                             The City Code on Takeovers and Mergers of the
                             United Kingdom

"Close Brothers"
                             Close Brothers Corporate Finance Limited

"Companies Act"
                             Companies Act 1985 of Great Britain, as amended

"Compulsory Acquisition"
                             compulsory acquisition by SunGard, pursuant to sections 428 to 430F in each case inclusive of the Companies Act on the same terms as the Offer, of all outstanding Rolfe & Nolan Shares to which the Offer relates

"CREST"
                             the relevant system (as defined in the
                             Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

"CRESTCo"
                             CRESTCo Limited

"CREST member"
                             a person who has been admitted by CRESTCo as a system-member (as defined in the Regulations)

"CREST participant"
                             a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

"CREST sponsor"
                             a CREST participant admitted to CREST as a CREST sponsor

"CREST sponsored member"
                             a CREST member admitted to CREST as a sponsored member

"dollars" or "$"
                             US dollars

"Enlarged SunGard Group"
                             the SunGard Group following the acquisition of Rolfe & Nolan pursuant to the Offer

"Exchange Act"
                             United States Securities Exchange Act of 1934, as amended, and the rules thereunder

"Final Exchange Rate"
                             the average of the midpoints of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK Edition), in relation to the 20 days used to calculate the Final SunGard Price

                                    VIII-1

"Final SunGard Price"        the average of the closing prices per share of
                             SunGard Common Stock on the NYSE for each of the
                             20 US Trading Days up to (but excluding) the day
                             on which the Offer becomes or is declared
                             unconditional in all respects

"First Closing Date of the
Offer"                       20 March 1998

"Form of Acceptance"
                             the form of acceptance relating to the Offer

"Illustrative Exchange
Rate"                        1.6425 (being the midpoint of the closing spread
                             of the dollar to sterling spot rate, as shown in
                             the Financial Times (UK Edition) on 4 February
                             1998)

"Infinity"
                             Infinity Financial Technology, Inc.

"Infinity Merger"
                             the merger between SunGard and Infinity effective on 17 October 1997

"Inland Revenue"
                             The UK Inland Revenue

"IRC"
                             The United States Internal Revenue Code of 1986, as amended

"IRG"
                             IRG Plc

"Japan"
                             Japan, its cities, prefectures, territories and possessions

"LSE"
                             London Stock Exchange Limited

"member account ID"
                             the identification code or number attached to any member account in CREST

"New SunGard Common Stock"
                             SunGard Common Stock to be issued pursuant to the Offer

"NYSE"
                             New York Stock Exchange, Inc.

"Offer"
                             the recommended offer by Broadview Associates on behalf of SunGard to acquire all the Rolfe &
                             Nolan Shares on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance including, where the context so requires, any subsequent revision, variation, extension or renewal thereof

"Offer Document"
                             this document including the Appendices hereto

"Optionholders"
                             holders of options under the Rolfe & Nolan Share
                             Option Schemes

"Panel"
                             The Panel on Takeovers and Mergers of the United
                             Kingdom

"participant ID"
                             the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

"pounds", "pounds
sterling", "sterling" or
"(Pounds)"                   UK pounds sterling

"Reference Period"
                             the rolling period consisting of up to a maximum
                             20 US Trading Days, initially commencing on the day on which the Offer Document is posted and always terminating on the day immediately preceding the day on which the relevant announcement is made

"Registration Statement"
                             the Registration Statement on Form S-4 relating to the Offer, filed by SunGard with the SEC under the Securities Act

"Regulations"
                             the Uncertificated Securities Regulations 1995
                             (SI 1995 No. 95/3272) of the United Kingdom

"Rolfe & Nolan"
                             Rolfe & Nolan Plc

"Rolfe & Nolan Group"
                             Rolfe & Nolan and its subsidiaries

"Rolfe & Nolan Shares"
                             existing issued and fully paid ordinary shares of 10p each in Rolfe & Nolan and any further such shares which are unconditionally allotted or issued before the date on which the Offer closes
                             (or such earlier date as SunGard may, subject to the City Code, determine)

                                    VIII-2

"Rolfe & Nolan               holders of Rolfe & Nolan Shares
Shareholders"

"Rolfe & Nolan Share
Option Schemes"
                             the Rolfe & Nolan Executive Share Option Scheme,
                             the Rolfe & Nolan Executive Share Option Scheme
                             (1993),
                             the Rolfe & Nolan Executive Share Option Scheme
                             for Overseas Employees, the Rolfe & Nolan
                             Executive Share Option Scheme (1995), the Rolfe &
                             Nolan Savings Related Share Option Scheme and the
                             Rolfe & Nolan Savings Related Share Option Scheme
                             (1995)

"Rolfe & Nolan Shares to
which the Offer relates"
                             the aggregate of (a) the Rolfe & Nolan Shares which have been unconditionally allotted or issued on the date of the Offer and (b) the Rolfe
                             & Nolan Shares unconditionally allotted or issued after the date of the Offer but on or before the date on which the Offer closes (or such earlier date as SunGard may, subject to the City Code, decide) but excluding Rolfe & Nolan Shares which at the date of the Offer are held by SunGard and/or its associates (within the meaning of section 430E of the Companies Act) or which, at such date, SunGard and/or its associates have (otherwise than under such a contract as is described in section 428(5) of the Companies Act) contracted to acquire

"SEC"
                             United States Securities and Exchange Commission

"Securities Act"
                             United States Securities Act of 1933, as amended, and the rules thereunder

"SEDOL"
                             the London Stock Exchange Daily Official List

"SunGard"
                             SunGard Data Systems Inc.

"SunGard Common Stock"
                             $0.01 par value common stock of SunGard

"SunGard Group"
                             SunGard and its affiliates

"SunGard Stockholders"
                             holders of SunGard Common Stock

"TFE instruction"
                             a Transfer from Escrow instruction (as defined by the CREST Manual issued by CRESTCo)

"TTE instruction"
                             a Transfer to Escrow instruction (as defined by the CREST Manual issued by CRESTCo)

"Third Party"
                             government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, trade agency, professional association, institution, court or any other similar person or body whatsoever in any jurisdiction

"Treaty"
                             US-UK double tax convention relating to income and capital gains

"uncertificated" or "in
uncertificated form"
                             for the time being recorded on the register of members of Rolfe & Nolan as being held in uncertificated form and title to which, by virtue of the Regulations, may be transferred by means of CREST

"UK GAAP"
                             UK generally accepted accounting principles

"UK Resident"
                             a person who is resident in the UK for tax purposes and, in the case of UK taxation of capital gains, a person who is ordinarily resident in the UK for tax purposes

"United Kingdom" or "UK"
                             United Kingdom of Great Britain and Northern
                             Ireland


                                    VIII-3

"United States" or "US"      United States of America, its territories and
                             possessions, any State of the United States and
                             the District of Columbia

"US Business Day"
                             any day other than Saturday, Sunday or a federal holiday in the US

"US GAAP"
                             US generally accepted accounting principles

"US Resident"
                             a person that is any of the following: (1) a citizen of the US, (2) a resident alien (for US federal income tax purposes), (3) a corporation, partnership or other entity created or organized in or under the laws of the US or any political subdivision thereof, and (4) an estate or trust the income of which is subject to US federal income taxation regardless of source and that is not resident in the UK for tax purposes

"US Trading Day"
                             any day on which the NYSE is open for trading

"Wider Rolfe & Nolan
Group" Rolfe & Nolan, its subsidiaries and any companies in which Rolfe & Nolan or any of its subsidiaries has a direct or indirect interest of 20 per cent.
                             or more of the equity capital

"Wider SunGard Group"
                             SunGard, its subsidiaries and any companies in which SunGard or any of its subsidiaries has a direct or indirect interest of 20 per cent. or more of the equity capital

                                    VIII-4

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

  SunGard's Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Bylaws of SunGard filed as Exhibit 3.2 hereto.

  As permitted by the Delaware General Corporation Law, SunGard has adopted an amendment to its Amended and Restated Certificate of Incorporation to eliminate the personal liability of its directors to SunGard and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, SunGard has entered into indemnification agreements (in the form approved by SunGard's stockholders at its 1987 Annual Meeting) with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law and, in certain respects, provide greater protection than that specifically provided by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

  SunGard has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to SunGard and its stockholders, in the amount of $20 million.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

ITEM 21(A). EXHIBITS

    NUMBER    DOCUMENT
    ------    --------
  2.1(/1//4/) Agreement and Plan of Merger and Reorganization dated as of
              October 17, 1997 among SunGard, Infinity and Information Data
              Inc.
  2.2(/1//4/) Agreement and Plan of Merger dated October 17, 1997 among SunGard and Infinity.
  3.1(/1/)    Amended and Restated Certificate of Incorporation of SunGard.
  3.2(/2/)    Amended and Restated Bylaws of SunGard.
  4.1(/2/)    Specimen Common Stock Certificate of SunGard.
  5.1         Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the shares of SunGard Common Stock to be issued in the Offer.
  8.1         Tax Opinion of Blank Rome Comisky & McCauley LLP as to the US tax
              consequences described in the Offer Document.
  8.2         Tax Opinion of Norton Rose as to the UK tax consequences
              described in the Offer Document.
 10.1(/2/)    Lease, dated June 18, 1981, between SunGard and American National
              Bank and Trust Company of Chicago, relating to SunGard's facility in Northbrook, Illinois ("First Northbrook Lease").
 10.2(/3/)    Amendment to the First Northbrook Lease, dated September 16,
              1986.
 10.3(/4/)    Amendment to the First Northbrook Lease, dated October 14, 1987.
 10.4(/5/)    Amendment to the First Northbrook Lease, dated October 1, 1988.
 10.5(/5/)    Lease, dated October 1, 1988, between SunGard and American
              National Bank and Trust Company of Chicago, relating to SunGard's facility in Northbrook, Illinois ("Second Northbrook Lease").
 10.6(/6/)    Amendment to the Second Northbrook Lease, dated September 15,
              1989.

                                   Part II-1

    NUMBER     DOCUMENT
    ------     --------
 10.7(/7/)     Lease, dated April 12, 1984, between SunGard and Broad and Noble
               Associates, Inc., relating to SunGard's facility at 401 North
               Broad Street, Philadelphia, Pennsylvania, and Amendments
               thereto, dated October 18, 1989, September 30, 1991 and November
               19, 1992 ("401 Lease").
 10.8(/8/)     Amendment to 401 Lease, dated October 9, 1995.
 10.9(/1//3/)  Amendment to 401 Lease, dated December 23, 1996.
 10.10(/1/)    Lease, dated May 19, 1989, between SunGard and Northmeadow
               Associates, relating to SunGard's facility in Roswell, Georgia.
               Amendment thereto, dated June 1989, and Assignment and
               Assumption thereof, dated December 31, 1990.
 10.11(/9/)    Credit Agreement, dated August 29, 1996, among SunGard, certain banks and other financial institutions and PNC Bank, National
               Association, as Agent.
 10.12(/1/)    SunGard's 1982 Incentive Stock Option Plan and Amendments
               thereto, dated January 1, 1987 and November 8, 1991.(14)
 10.13(/1//0/) SunGard's 1986 Stock Option Plan, Amendments thereto, dated
               January 1, 1987, November 1, 1988, February 6, 1990, November 8,
               1991, February 16, 1993 and February 13, 1995, and United
               Kingdom Addendum thereto, dated February 12, 1991.(14)
 10.14(/1/)    SunGard's 1988 Nonqualified Stock Option Plan and Amendment
               thereto, dated October 30, 1990.(14)
 10.15(/6/)    SunGard's 1990 Amended and Restated Restricted Stock Incentive
               Plan.(14)
 10.16(/1//1/) SunGard's Restricted Stock Award Plan for Outside Directors.(14)
 10.17(/1//2/) SunGard's 1994 Equity Incentive Plan.(14)
 10.18(/8/)    SunGard's 1996 Equity Incentive Plan.(14)
 10.19(/1//3/) The United Kingdom Addendum to the Company's 1996 Equity
               Incentive Plan.(14)
 10.20(/1//3/) Summary Description of SunGard's Annual Executive Incentive
               Compensation Program.(14)
 10.21(/8/)    Summary Description of SunGard's Long-Term Executive Incentive
               Compensation Plan.(14)
 10.22(/1/)    Form of Indemnification Agreement entered into by SunGard with its directors and officers.(14)
 11.1(/1//3/)  Statement Re Computation of Per Share Earnings.
 21.1(/1//3/)  Subsidiaries of SunGard.
 23.1          Consent of Coopers & Lybrand L.L.P. with respect to SunGard.
 23.2          Consent of Grant Thornton with respect to Rolfe & Nolan.
 23.3          Consent of Ernst & Young LLP, Independent Auditors.
 23.4          Consent of Blank Rome Comisky & McCauley LLP (included in
               Exhibits 5.1and 8.1).
 23.5          Consent of Norton Rose (included in Exhibit 8.1).
 24.1          Power of attorney of certain signatories (included on the
               Signature Page).
 99.1(/1//4/)  Form of Voting Agreement related to the Infinity Merger dated as of October 17, 1997.
 99.2          Press Announcement.
 99.3          Form of Acceptance.

NOTES REGARDING EXHIBITS INCORPORATED BY REFERENCE:

(1) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (Commission File No. 0-14232).

(2) Incorporated by reference to the Exhibits filed with SunGard's Registration Statement on Form S-1 and Amendments No. 1, No. 2, and No. 3 thereto (Registration No. 33-3181).

(3) Incorporated by reference to the Exhibits filed with SunGard's Registration Statement on Form S-1 and Amendment No. 1 thereto (Registration No. 33-12536).

(4) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1987 (Commission File No. 0-14232).

(5) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (Commission File No. 0-14232).


                                   Part II-2

(6) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (Commission File No. 0-14232).

(7) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (Commission File No. 0-14232).

(8) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 0-14232).

(9) Incorporated by reference to the Exhibits filed with SunGard's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (Commission File No. 0-14232).

(10) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (Commission File No. 0-14232).

(11) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1990 (Commission File No. 0-14232).

(12) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (Commission File No. 0-14232).

(13) Incorporated by reference to the Exhibits filed with SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (Commission File No. 0-14232).

(14) Incorporated by reference to the Exhibits filed with SunGard's Current Report on Form 8-K dated October 27, 1997 (Commission File No. 1-12989).

(15) Management contract or compensatory plan or arrangement.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

   None.

ITEM 22. UNDERTAKINGS.

  (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (a)(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (a)(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S)230.415 of this chapter), will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Part II-3

  (a)(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SunGard pursuant to the foregoing provisions, or otherwise, SunGard has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SunGard of expenses incurred or paid by a director, officer or controlling person of SunGard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SunGard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Part II-4

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN WAYNE, PENNSYLVANIA, ON THE DATE INDICATED.

                                          SunGard Data Systems Inc.

                                                     /s/ James L. Mann
Date: February 19, 1998                   By: _________________________________
                                                 JAMES L. MANN CHAIRMAN,
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                      CAPACITY                DATE

          /s/ James L. Mann            Chief Executive
-------------------------------------   Officer, President,      February 19,
            JAMES L. MANN               and Chairman of the       1998
                                        Board of Directors
                                        (PRINCIPAL
                                        EXECUTIVE OFFICER)

        /s/ Michael J. Ruane           Chief Financial
-------------------------------------   Officer and Vice         February 19,
          MICHAEL J. RUANE              President-Finance         1998
                                        (PRINCIPAL
                                        FINANCIAL OFFICER)

       /s/ Andrew P. Bronstein         Vice President and
-------------------------------------   Controller               February 19,
         ANDREW P. BRONSTEIN            (PRINCIPAL                1998
                                        ACCOUNTING OFFICER)

                                       Director
               *                                                 February 19,
-------------------------------------                             1998
         GREGORY S. BENTLEY

                                       Director
               *                                                 February 19,
-------------------------------------                             1998
          MICHAEL C. BROOKS

                                       Director
               *                                                 February 19,
-------------------------------------                             1998
         ALBERT A. EISENSTAT


                                   Part II-5

              SIGNATURE                       CAPACITY               DATE

                                        Director
               *                                                 February 19,
-------------------------------------                             1998
          BERNARD GOLDSTEIN

                                        Director
               *                                                 February 19,
-------------------------------------                             1998
            MICHAEL ROTH

                                        Director
               *                                                February 19,
-------------------------------------                             1998
         MALCOLM I. RUDDOCK

                                        Director
               *                                                February 19,
-------------------------------------                             1998
       LAWRENCE J. SCHOENBERG

*By    /s/ James L. Mann
-------------------------------------   Director
          ATTORNEY-IN-FACT                                       February 19,
                                                                  1998


                                   Part II-6

                                 EXHIBIT INDEX

 NUMBER                                DOCUMENT
 ------                                --------
   *5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the shares of SunGard Common Stock to be issued in the
        Offer.
  **8.1 Tax Opinion of Blank Rome Comisky & McCauley LLP as to the US tax
        consequences described in the Offer Document.
  **8.2 Tax Opinion of Norton Rose as to the UK tax consequences described in the Offer Document.
  *23.1 Consent of Coopers & Lybrand L.L.P. with respect to SunGard.
  *23.2 Consent of Grant Thornton with respect to Rolfe & Nolan.
  *23.3 Consent of Ernst & Young LLP, Independent Auditors.
        Consent of Blank Rome Comisky & McCauley LLP (included in Exhibits 5.1
   23.4 and 8.1).
   23.5 Consent of Norton Rose (included in Exhibit 8.2).
        Power of attorney of certain signatories (included on the Signature
   24.1 Page).
 **99.2 Press Announcement
  *99.3 Form of Acceptance.

--------

*Filed herewith

**Previously filed